UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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HCA Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HCA HOLDINGS, INC.

One Park Plaza

Nashville, Tennessee 37203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 23, 2014

Dear Stockholder:

On Wednesday, April 23, 2014, HCA Holdings, Inc. will hold its annual meeting of stockholders at its corporate headquarters located at One Park Plaza, Nashville, Tennessee 37203. The meeting will begin at 2:00 p.m. (CDT), and is being held for the following purposes:

1.	To elect thirteen nominees for director of the Company, nominated by the Board of Directors, with each director to serve until the 2015 annual meeting of the stockholders of the Company or until such director’s respective successor is duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014;

3.	To approve the HCA Holdings, Inc. Employee Stock Purchase Plan;

4.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement (“say-on-pay”); and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Only stockholders that owned our common stock at the close of business on February 28, 2014 are entitled to notice of and may vote at this meeting. A list of our stockholders of record will be available at our corporate headquarters located at One Park Plaza, Nashville, Tennessee 37203, during ordinary business hours, for 10 days prior to the annual meeting.

References to “HCA,” the “Company,” “we,” “us,” or “our” in this notice and the accompanying proxy statement refer to HCA Holdings, Inc. and its applicable affiliates unless otherwise indicated.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, AND SIGN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

John M. Franck II

Vice President — Legal and Corporate Secretary

Nashville, Tennessee

March 14, 2014

HCA HOLDINGS, INC.

One Park Plaza

Nashville, Tennessee 37203

Proxy Statement for Annual Meeting of Stockholders

to be held on April 23, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, APRIL 23, 2014

The Company’s Proxy Statement and 2013 Annual Report to Stockholders are available on our website at www.hcahealthcare.com. Additionally, and in accordance with Securities and Exchange Commission Rules, you may access our proxy materials, including the Company’s Proxy Statement, form of Proxy Card and 2013 Annual Report to Stockholders at https://materials.proxyvote.com/40412C.

HCA HOLDINGS, INC.

One Park Plaza

Nashville, Tennessee 37203

QUESTIONS AND ANSWERS

1.	Q:	WHEN WAS THIS PROXY STATEMENT FIRST MAILED OR MADE AVAILABLE TO STOCKHOLDERS?

	A:	This proxy statement was first mailed or made available to stockholders on or about March 14, 2014. Our 2013 Annual Report to Stockholders is being mailed or made available with this proxy statement. The annual report is not part of the proxy solicitation materials.

2.	Q:	WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS THIS YEAR INSTEAD OF A FULL SET OF PROXY MATERIALS?

	A:	Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to our proxy materials and annual report over the Internet. Accordingly, we are sending to our stockholders of record and beneficial owners a notice of Internet availability of the proxy materials instead of sending a paper copy of the proxy materials and annual report. All stockholders receiving the notice will have the ability to access the proxy materials and annual report on a website referenced in the notice or to request a printed set of the proxy materials and annual report. Instructions on how to access the proxy materials and annual report over the Internet or to request a printed copy may be found in the notice and in this proxy statement. In addition, the notice contains instructions on how you may request to access our proxy materials and annual report in printed form by mail or electronically on an ongoing basis.

3.	Q:	WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

	A:	At the annual meeting, stockholders will act upon the following matters outlined in the notice of meeting on the cover page of this proxy statement: the election of directors nominated by the Board of Directors; the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; the approval of the HCA Holdings, Inc. Employee Stock Purchase Plan; and an advisory resolution to approve our executive compensation as described in this proxy statement (“say-on-pay”). In addition, following the formal business of the meeting, our management will be available to respond to questions from our stockholders.

4.	Q:	WHO MAY ATTEND THE ANNUAL MEETING?

	A:	Stockholders of record as of the close of business on February 28, 2014, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker or other nominee) should bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Space limitations may make it necessary to limit attendance to stockholders and valid picture identification may be required. Cameras, recording devices, and other electronic devices are not permitted at the meeting. Registration will begin at 1:00 p.m. (CDT), and the annual meeting will commence at 2:00 p.m. (CDT).

5.	Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

	A:	Only stockholders of record as of the close of business on February 28, 2014 are entitled to receive notice of and participate in the annual meeting. As of the record date, there were 443,756,462 shares of our common stock outstanding. Every stockholder is entitled to one vote for each share held as of the record date. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.

6.	Q:	WHO IS SOLICITING MY VOTE?

	A:	The Company’s Board of Directors is sending you this proxy statement in connection with the solicitation of proxies for use at the 2014 annual meeting. The Company pays the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of our directors, officers, and employees, without additional compensation. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses.

7.	Q:	ON WHAT MAY I VOTE?

	A:	You may vote on the election of directors nominated to serve on our Board of Directors; the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; the approval of the HCA Holdings, Inc. Employee Stock Purchase Plan; and the advisory say-on-pay resolution to approve our executive compensation.

8.	Q:	HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

	A:	The Board unanimously recommends that you vote as follows:

• FOR each of the director nominees;

• FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014;

• FOR approval of the HCA Holdings, Inc. Employee Stock Purchase Plan; and

• FOR the advisory say-on-pay resolution to approve our executive compensation.

9.	Q:	HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

	A:	It is not expected that any matter not referred to herein will be presented for action at the annual meeting. If any other matters are properly brought before the annual meeting, including, without limitation, a motion to adjourn the annual meeting to another time and/or place for the purpose of, among other matters, permitting dissemination of information regarding material developments relating to any of the proposals or soliciting additional proxies in favor of the approval of any of the proposals, the persons named on the accompanying Proxy Card will vote the shares represented by such proxy upon such matters in their discretion. Should the annual meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the annual meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.

10.	Q:	HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:

You may vote in person at the annual meeting or authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, through the Internet, or by telephone. Although we offer four different voting methods, we encourage you to vote through the Internet as we believe it is the most cost-effective method for the Company. We also recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet:

Log on to the Internet and go to the website www.proxyvote.com (24 hours a day, 7 days a week). Have your Proxy Card available when you access the Website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-690-6903 (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and return it to the address indicated on the Proxy Card. If you received a notice of Internet availability of the proxy materials instead of a paper copy of the proxy materials and annual report, you should follow the voting instructions set forth in the notice. You have the right to revoke your proxy at any time before the meeting by: (i) notifying our Corporate Secretary in writing at One Park Plaza, Nashville, Tennessee 37203; (ii) voting in person; (iii) submitting a later-dated Proxy Card; (iv) submitting another vote by telephone or over the Internet; or (v) if applicable, submitting new voting instructions to your broker or nominee. If you have questions about how to vote or revoke your proxy, you should contact our Corporate Secretary at One Park Plaza, Nashville, Tennessee 37203. For shares held in street name, refer to Question 11 below.

11.	Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

	A:	If your shares are held by your broker or other nominee, often referred to as held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

12.	Q:	WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

	A:	Each of the director nominees must receive affirmative votes from a plurality of the votes cast at the annual meeting to be elected. This means that the nominees receiving the greatest number of affirmative votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote will be elected as directors.

13.	Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A:

Ratification of Ernst & Young LLP: The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote.

Employee Stock Purchase Plan: The approval of the HCA Holdings, Inc. Employee Stock Purchase Plan must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote.

Advisory Say-On-Pay Resolution: The advisory say-on-pay resolution to approve our executive compensation must receive affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote to be approved. Because your vote is advisory, it will not be binding on the Company, the Board of Directors, or our Compensation Committee. Although non-binding, our Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

14.	Q:	WHAT CONSTITUTES A “QUORUM”?

	A:	The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the meeting. Failure of a quorum to be represented at the annual meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Votes withheld from any nominee for director, abstentions, and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

15.	Q:	WHAT IF I ABSTAIN FROM VOTING?

	A:	If you attend the meeting or send in your signed Proxy Card, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on Proposal 1, your abstention will have no effect on the outcome. If you abstain from voting on Proposals 2, 3 or 4, your abstention will have the same legal effect as a vote against these proposals.

16.	Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

	A:	If you are a registered stockholder and you do not sign and return your Proxy Card or vote by telephone or over the Internet, your shares will not be voted at the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to Wells Fargo Shareowner Services at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100 or by telephone at (800) 468-9716 (domestic). If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under New York Stock Exchange (“NYSE”) rules, Proposal 2 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. Proposals 1, 3 and 4 are non-routine matters and, therefore, may only be voted in accordance with instructions received from the beneficial owner of the shares.

17.	Q:	WHAT IS A “BROKER NON-VOTE”?

	A:	Under NYSE rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a Proxy Card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”

18.	Q:	WHAT IS THE EFFECT OF A BROKER NON-VOTE?

	A:	Broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for purposes of determining the outcome of the vote on any proposal, other than Proposal 2.

19.	Q:	WHO WILL COUNT THE VOTES?

	A:	Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of election to tabulate stockholder votes for the annual meeting.

20.	Q:	CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?

	A:	If you are unable to attend the meeting in person, we encourage you to send in your Proxy Card or to vote by telephone or over the Internet. We will provide a live webcast of the annual meeting accessible at https://event.webcasts.com/starthere.jsp?ei=1031433. The webcast will be one-way audio only, and webcast attendees will not be able to participate or vote at the meeting via the webcast.

21.	Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

	A:	We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the annual meeting. All reports we file with the SEC are publicly available when filed. Please refer to Question 24 below.

22.	Q:	WHEN ARE STOCKHOLDER PROPOSALS DUE IN ORDER TO BE INCLUDED IN OUR PROXY MATERIALS FOR THE NEXT ANNUAL MEETING?

	A:	Any stockholder proposal must be submitted in writing to our Corporate Secretary at HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203, prior to the close of business on November 14, 2014, to be considered timely for inclusion in next year’s proxy statement and form of proxy. Such proposal must also comply with SEC regulations, including Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

23.	Q:	WHEN ARE OTHER STOCKHOLDER PROPOSALS DUE?

	A:	Our bylaws contain an advance notice provision that requires stockholders to deliver to us notice of a proposal to be considered at an annual meeting not less than ninety (90) nor more than one hundred twenty (120) days before the date of the first anniversary of the prior year’s annual meeting. Such proposals are also subject to informational and other requirements set forth in our bylaws, a copy of which is available under the Corporate Governance section of our website, www.hcahealthcare.com.

24.	Q:	HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?

	A:	We will provide copies of this proxy statement and our 2013 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2013, without charge to any stockholder who makes a written request to our Corporate Secretary at HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203. Our Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of the Company’s website at www.hcahealthcare.com. Our website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated herein by this or any other reference to our website provided in this proxy statement.

25.	Q:	HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

	A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, or us, that they, or we, will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary at HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203, or by calling the Corporate Secretary at (615) 344-9551. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

BACKGROUND

On November 17, 2006, HCA Inc. was acquired by a private investor group, including affiliates of or funds sponsored by Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co., BAML Capital Partners (formerly Merrill Lynch Global Private Equity) (each a “Sponsor”) and affiliates of HCA founder, Dr. Thomas F. Frist, Jr. (the “Frist Entities,” and together with the Sponsors, the “Investors”) and by members of management and certain other investors (the “Merger”).

On November 22, 2010, HCA Inc. reorganized by creating a new holding company structure (the “Corporate Reorganization”). HCA Holdings, Inc. became the parent company, and HCA Inc. became HCA Holdings, Inc.’s 100% owned direct subsidiary. As part of the Corporate Reorganization, HCA Inc.’s outstanding shares of capital stock were automatically converted, on a share for share basis, into identical shares of HCA Holdings, Inc.’s common stock. Immediately following the Corporate Reorganization, our amended and restated certificate of incorporation, amended and restated bylaws, executive officers and Board of Directors were the same as HCA Inc.’s in effect immediately prior to the Corporate Reorganization, and the rights, privileges and interests of HCA Inc.’s stockholders remained the same with respect to us as the new holding company.

During March 2011, we completed the initial public offering of 87,719,300 shares of our common stock (the “IPO”). Certain of our stockholders also sold 57,410,700 shares of our common stock in the IPO. Our common stock is traded on the New York Stock Exchange (“NYSE”) (symbol “HCA”). During September 2011, the Company repurchased 80,771,143 shares of its common stock beneficially owned by affiliates of Bank of America Corporation. During December 2012, February 2013 and November 2013, certain Investors (excluding the Frist Entities) sold 32,000,000, 50,000,000 and 30,000,000 shares of our common stock, respectively. During November 2013, the Company repurchased 10,656,436 shares of its common stock from certain of the Sponsors.

CORPORATE GOVERNANCE

Director Independence.  NYSE listing standards require that a majority of our directors be independent in accordance with the independence requirements set forth in such listing standards. In addition, our Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee must be composed solely of independent directors to comply with such listing standards and, in the case of our Audit and Compliance Committee, with SEC rules.

Our Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the NYSE listing standards as well as certain Board-adopted categorical independence standards. These guidelines are contained in our Corporate Governance Guidelines which are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com. The Board first analyzes whether any director has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or committee purposes. The Board then analyzes any relationship of a director to HCA or to our management that does not fall within the parameters set forth in the Board’s separately adopted categorical independence standards to determine whether or not that relationship is material. The Board may determine that a director who has a relationship that falls outside of the parameters of the categorical independence standards is nonetheless independent (to the extent that the relationship would not constitute a bar to independence under the NYSE listing standards).

Our Board of Directors has affirmatively determined that Robert J. Dennis, Nancy-Ann DeParle, Ann H. Lamont, Jay O. Light, Geoffrey G. Meyers, Wayne J. Riley, M.D. and John W. Rowe, M.D. are independent from our management under both the NYSE’s listing standards and our additional standards. The Board has also affirmatively determined that Messrs. Light, Meyers and Riley, the members of our Audit and Compliance Committee, meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any relationships between an independent director and HCA or our management fell within the Board-adopted categorical standards and, accordingly, were not specifically reviewed by our Board.

Our Board of Directors consists of thirteen directors. We have entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with Hercules Holding II, LLC (“Hercules Holding”) and the Investors which, among other things, provides for certain rights of the Sponsors (with the exception of the BAML Investors who were released and removed as parties to the Stockholders’ Agreement and ceased to be entitled to any rights, or to be subject to any obligations thereunder pursuant to the Amendment to the Stockholders’ Agreement entered into in connection with the Company’s repurchase of shares beneficially owned by the BAML Investors in September 2011) and the Frist Entities to nominate members of our Board of Directors. See “Director Qualifications” and “Certain Relationships and Related Person Transactions.” In addition, Richard M. Bracken’s employment agreement provides that he will continue to serve as our Chairman until December 31, 2014, and R. Milton Johnson’s employment agreement provides that he will continue to serve as a member of our Board of Directors so long as he remains an officer of HCA.

Executive Sessions.  Our Corporate Governance Guidelines provide that non-management directors shall meet at regularly scheduled executive sessions, which will typically occur at regularly scheduled Board meetings, without any member of management present and must so meet at least annually. In addition, at least annually the independent directors will meet in separate executive session. Mr. Light has been chosen as the non-management and independent presiding director. Our Corporate Governance Guidelines also provide that the independent and/or non-management directors shall be entitled, acting as a group by vote of a majority of such independent and/or non-management directors, to retain legal counsel, accountants, health care consultants, or other experts, at the Company’s expense, to advise the independent and/or non-management directors concerning issues arising in the exercise of their functions and powers.

Stockholder Nominees.  Our Amended and Restated Bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the Corporate Secretary of the Company. Generally, to be timely, a stockholder’s notice must be delivered to, mailed or received at our principal executive offices, addressed to the secretary of the Company, and within the following time periods:

•

in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made; and

•

in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the stockholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than the later of 90 days before such annual or special meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made.

In no event shall an adjournment, postponement or deferral, or public disclosure of an adjournment, postponement or deferral, of a meeting of the stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice. You should consult our bylaws for more detailed information regarding the process by which stockholders may nominate directors. Our bylaws are posted on the Corporate Governance portion of our website located at www.hcahealthcare.com.

Board Committees.  Our Board of Directors currently has four standing committees: the Audit and Compliance Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Patient Safety and Quality of Care Committee. The Board of Directors has determined that all members of the Audit and Compliance Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent as defined in the NYSE listing standards and in our Corporate Governance Guidelines. The Board of Directors has adopted a written charter for each of these committees. All such charters are available on the Corporate Governance portion of our website located at www.hcahealthcare.com.

The chart below reflects the current composition of the standing committees.

Name of Director	Audit and Compliance	Compensation	Nominating and Corporate Governance	Patient Safety and Quality of Care
Richard M. Bracken*
R. Milton Johnson*
Robert J. Dennis			X
Nancy-Ann DeParle				X
Thomas F. Frist III
William R. Frist				X
Ann H. Lamont		X	Chair
Jay O. Light	X	Chair
Geoffrey G. Meyers	Chair	X
Michael W. Michelson				X
Stephen G. Pagliuca				X
Wayne J. Riley, M.D.	X		X	Chair
John W. Rowe, M.D.				X

*	Indicates management director.

Director Qualifications.  The Board of Directors seeks to ensure the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, the Board takes into account (1) individual qualifications, such as high ethical standards, integrity, mature and careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (2) all other factors it considers appropriate, including alignment with our stockholders. While we do not have any specific diversity policies for considering Board candidates, we believe each director contributes to the Board of Directors’ overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds.

In 2013, Messrs. Bracken, Johnson, Frist III, Frist, Light, Meyers, Michelson and Pagliuca, and Dr. Riley were elected to the Company’s Board at the Company’s 2013 annual meeting of stockholders. Ms. Lamont was appointed to the Board effective May 9, 2013. Ms. DeParle, Mr. Dennis and Dr. Rowe were appointed to the Company’s Board effective February 1, 2014. Messrs. Frist III, Frist, Michelson and Pagliuca were appointed to the Board as a consequence of their respective relationships with investment funds affiliated with the Sponsors and the Frist Entities and are collectively referred to as the “Investor Directors.” Messrs. Bracken and Johnson are collectively referred to as the “Management Directors.”

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth below under “Proposal 1 — Election of Directors.”

Each of the Company’s directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at the Company over time.

Each of the Investor Directors was elected to the Board pursuant to the Stockholders’ Agreement. Under the Stockholders’ Agreement, (i) each Sponsor has the right to nominate one director to our Board of Directors; however, a Sponsor will lose its right to nominate any directors to our Board of Directors once such Sponsor owns less than 3% of our outstanding shares of common stock; and (ii) the Frist Entities have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors once the Frist Entities own less than 3% of our outstanding shares of common stock. Pursuant to such agreement, Mr. Michelson was appointed to the Board as a consequence of his relationships with Kohlberg Kravis Roberts & Co., Mr. Pagliuca was appointed to the Board as a consequence of his relationships with Bain Capital Partners, LLC and Messrs. Frist III and Frist were appointed to the Board as a consequence of their respective relationships with the Frist Entities. As of February 28, 2014, Kohlberg Kravis Roberts & Co. indirectly owned approximately 6.8% of our common stock, Bain Capital Partners, LLC indirectly owned approximately 6.8% of our common stock and the Frist Entities indirectly owned approximately 15.5% of our common stock. The Board of Directors determines the composition of each committee of the Board of Directors.

As a group, the Investor Directors possess experience in owning and managing enterprises like the Company and are familiar with corporate finance, strategic business planning activities and issues involving stakeholders more generally.

The Management Directors bring leadership, extensive business, operating, legal and policy experience, and tremendous knowledge of our Company and the Company’s industry, to the Board. In addition, the Management Directors bring their broad strategic vision for our Company to the Board. Mr. Bracken’s prior service as the Chief Executive Officer of the Company from 2009 through 2013 and current service as Chairman of the Company and Mr. Johnson’s service as President, Chief Executive Officer and director of the Company (and, previously, as Chief Financial Officer) creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. In addition, having Messrs. Bracken and Johnson on our Board provides our Company with ethical, decisive and effective leadership.

Mr. Dennis was selected as a director in light of his experience as a chief executive officer of a public company and experience serving as a director of several firms, including public companies, which will be beneficial in providing the Board of Directors with financial and general business expertise. Ms. DeParle was selected as a director in light of her service in governmental health care positions and experience serving as a director of other firms, including public companies, which will be particularly beneficial in providing health care and general business expertise to the Board of Directors. Ms. Lamont was selected as a director in light of her experience serving as a director of other firms, including public companies, her financial expertise and her service with other health care organizations, which will be particularly beneficial in providing financial and general business expertise to the Board of Directors. Mr. Light was selected as a director in light of his experience serving as a director of several companies, including public companies, his financial expertise and his service with other health care organizations, which will be particularly beneficial in providing financial and general business expertise to the Board of Directors. Mr. Meyers was selected as a director in light of his experience serving as a director of several companies, including public companies, and his extensive experience in the health care industry. In addition, Mr. Meyers’ previous experience as a chief financial officer of a public company will provide valuable experience in his role as chair of our Audit and Compliance Committee. Dr. Riley was selected as a director in light of the leadership and management skills he has acquired through his prior experience as the president and chief executive officer of Meharry Medical College and executive positions at Baylor College of Medicine and Ben Taub General Hospital. In addition, Dr. Riley has significant medical and academic experience in the health care field as well as experience as a director of publicly traded companies. Dr. Rowe was selected as a director in light of his experience as a chief executive officer of a public company, experience serving as a director of several firms, including public companies, and experience as a physician, which will be beneficial in providing financial, general business and health care expertise to the Board of Directors.

Criteria for Director Nomination.  Our Nominating and Corporate Governance Committee recommends to the Board persons to be nominated to serve as directors of the Company. When determining whether to nominate a current director to stand for reelection as a director, the Nominating and Corporate Governance Committee reviews and considers the performance of such director during the prior year using performance criteria established by the Board. The Nominating and Corporate Governance Committee also considers the requirements of any stockholders agreement in existence (as such may be amended from time to time) which governs the composition requirements of the Company’s Board of Directors. In recruiting and evaluating new director candidates, the Nominating and Corporate Governance Committee assesses a candidate’s independence, as well as the candidate’s background and experience, current board skill needs and diversity. The Company endeavors to have a Board representing diverse experience at policy-making levels in business, education or areas that are relevant to the Company’s business. The Nominating and Corporate Governance Committee considers, consistent with applicable law, the Company’s certificate of incorporation and bylaws, the criteria set forth in our Corporate Governance Guidelines and the requirements of any stockholders agreement in existence, any candidates proposed by any senior executive officer, director or stockholder.

In addition, individual directors and any person nominated to serve as a director should demonstrate high ethical standards and integrity in their personal and professional dealings, be willing to act on and remain accountable for their boardroom decisions, and be in a position to devote an adequate amount of time to the effective performance of director duties.

In addition, each director should contribute knowledge, experience, or skill in at least one domain that is important to the Company. To provide such a contribution to the Company, a director must possess experience in one or more of the following:

•	business or management for complex and large consolidated companies or other complex and large institutions;
•	accounting or finance for complex and large consolidated companies or other complex and large institutions;
•	leadership, strategic planning, or crisis response for complex and large consolidated companies or other complex and large institutions;
•	the health care industry; and
•	other significant and relevant areas deemed by the Nominating and Corporate Governance Committee to be valuable to the Company.

Each director must also take reasonable steps to keep informed on the complex, rapidly evolving health care environment. Prior to nominating a person to serve as a director, the Nominating and Corporate Governance Committee evaluates the candidate based on the criteria described above. In addition, prior to accepting renomination, each director should evaluate himself or herself as to whether he or she satisfies the criteria described above.

Board Leadership Structure.  The Board of Directors regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its stockholders are best served by the Board of Directors retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board of Directors, or whether the roles should be separated. The Board of Directors believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company. This approach allows the Board of Directors to utilize its considerable experience and knowledge to elect the most qualified director as Chairman of the Board of Directors, while maintaining the ability to separate the Chairman of the Board of Directors and Chief Executive Officer roles when necessary. Accordingly, at different points in the Company’s history, the

Chief Executive Officer and Chairman of the Board of Directors roles have been held by the same person. At other times, the roles have been held by different individuals. In each instance, the decision on whether to combine or separate the roles was made in the best interests of the Company’s stockholders, based on the circumstances at the time.

In 2013, the Board of Directors reviewed its leadership structure in connection with Mr. Bracken’s announcement of his plans to retire as Chief Executive Officer at the end of 2013. The Board of Directors determined that the transition to the new Chief Executive Officer would be best accomplished by having Mr. Bracken serve as Chairman through 2014, which results in a separation of the roles of Chairman and Chief Executive Officer. As Chairman, Mr. Bracken will lead the Board in its governance and oversight responsibilities with regard to the Company. At present, the Board of Directors believes that this structure, along with the presence of a non-management and independent presiding director, effectively maintains independent oversight of management. We plan to continue to examine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.

Board’s Role in Risk Oversight.  Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

We conduct an annual enterprise risk management assessment, which is facilitated by our enterprise risk management team in collaboration with our internal auditors. The senior internal audit executive officer reports to the Chief Executive Officer and to the Audit and Compliance Committee in this capacity. In this process, we assess risk throughout the Company by conducting surveys and interviews of our employees and directors, soliciting information regarding business risks that could significantly adversely affect the Company, including the achievement of its strategic plan. We then identify any controls or initiatives in place to mitigate any material risk and the effectiveness of any such controls or initiatives. The enterprise risk management team annually prepares a report for senior management and, ultimately, the Board of Directors regarding the key identified risks and how we manage these risks both on an annual and ongoing basis. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board regarding risk management and any other matters. Additionally, each quarter, the Board of Directors receives presentations from senior management on strategic matters involving our operations.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit and Compliance Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the senior internal audit executive officer, the senior chief ethics and compliance officer and the independent registered public accounting firm, our policies with respect to risk assessment and risk management. The Audit and Compliance Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with applicable laws and regulations, the Company Code of Conduct and related Company policies and procedures, including the Corporate Ethics and Compliance Program. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, as described below under “Executive Compensation — Compensation Risk Assessment.” The Patient Safety and Quality of Care Committee assists the Board in fulfilling its risk oversight responsibility with respect to our policies and procedures relating to patient safety and the delivery of quality medical care to patients.

Board Meetings and Committees; Policy Regarding Director Attendance at Annual Meetings of Stockholders.  During 2013, our Board of Directors held five meetings. All directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served, held during the period for which he or she served as a director. It is our policy that directors are strongly encouraged to attend the Company’s annual stockholder meetings. Our 2013 annual meeting of stockholders was attended by all directors in service at such time, with the exception of Mr. Meyers who was unable to attend.

Audit and Compliance Committee.  Our Audit and Compliance Committee is composed of Jay O. Light, Geoffrey G. Meyers (Chair) and Wayne J. Riley, M.D. Our Board of Directors has affirmatively determined that each member of the Audit and Compliance Committee meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board of Directors has determined that Geoffrey G. Meyers is an “audit committee financial expert.” The Audit and Compliance Committee is responsible for, among other things:

•	selecting the independent registered public accounting firm;
•	pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by the independent auditors;
•

at least annually, obtaining and reviewing a report of the independent registered public accounting firm describing the firm’s internal quality-control procedures and any material issues raised by its most recent review of internal quality controls;

•	evaluating the qualifications, performance and independence of the independent registered public accounting firm;
•

reviewing with the independent registered public accounting firm any difficulties the independent registered public accounting firm encountered during the course of the audit work, including any restrictions in the scope of activities or access to requested information or any significant disagreements with management and management’s responses to such matters;

•	setting policies regarding the hiring of current and former employees of the independent registered public accounting firm;
•	reviewing and discussing the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;
•	discussing earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies;
•	discussing policies governing the process by which risk assessment and risk management is to be undertaken;
•	reviewing disclosures made by the CEO and CFO regarding any significant deficiencies or material weaknesses in our internal control over financial reporting;
•

reviewing with the independent registered public accounting firm the internal audit responsibilities, budget and staffing, as well as procedures for implementing recommendations made by the independent registered public accounting firm and any significant matters contained in reports from the internal audit department;

•

establishing procedures for receipt, retention and treatment of complaints we receive regarding accounting, auditing or internal controls and the confidential, anonymous submission of anonymous employee concerns regarding questionable accounting and auditing matters;

•	reviewing and approving material related party transactions;
•	reviewing and discussing decisions by the Company and its subsidiaries to enter into swap transactions;
•	discussing with our general counsel legal or regulatory matters that could reasonably be expected to have a material impact on business or financial statements;
•	annually evaluating performance of the Audit and Compliance Committee and periodically reviewing and reassessing the Audit and Compliance Committee charter;

•

providing information to our Board that may assist the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent auditor; and

•	preparing the report required by the SEC to be included in our Annual Report on Form 10-K or our proxy or information statement.

The Audit and Compliance Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2013, the Audit and Compliance Committee met thirteen times.

Compensation Committee.  Our Compensation Committee is composed of Ann H. Lamont, Jay O. Light (Chair) and Geoffrey G. Meyers. Our Board of Directors has affirmatively determined that each member of the Compensation Committee meets the definition of “independent director” for purposes of the NYSE rules, the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Compensation Committee is generally charged with the oversight of our executive compensation and rewards programs. Responsibilities of the Compensation Committee include the review and approval of the following items:

•	Executive compensation strategy and philosophy;
•	Evaluation process and compensation arrangements for executive management;
•	Design and administration of the annual Senior Officer Performance Excellence Program;
•	Design and administration of our equity incentive plans;
•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan); and
•	Any other executive compensation or benefits related items deemed appropriate by the Compensation Committee.

In addition, the Compensation Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing employee compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment.

The Compensation Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. In 2013, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to assist in conducting an assessment of competitive executive compensation. Semler Brossy is retained by, and reports directly to, the Compensation Committee. A consultant from the firm attends most of the Compensation Committee meetings in person or by phone and supports the Compensation Committee’s role by providing independent expertise and advice. Semler Brossy’s main responsibilities are to:

•	Review and advise on the Company’s executive compensation programs, including base salaries, short- and long-term incentives, and other benefits, if any;
•	Review and analyze proxy officer compensation data, compensation survey data, and other publicly available data;
•	Review and analyze management prepared market pricing analysis (i.e., review compensation surveys used, job matches, survey weightings, and year-over-year change in analysis results); and
•	Advise on current trends in compensation including design and pay levels.

The Compensation Committee may consider recommendations from our Chief Executive Officer and compensation consultants, among other factors, in making its compensation determinations. The Compensation Committee has the authority to delegate any of its responsibilities to one or more subcommittees as the committee may deem appropriate. For a discussion of the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Executive Compensation — Compensation Discussion and Analysis.” The Compensation Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2013, the Compensation Committee met six times, and a sub-committee of our Compensation Committee established for purposes of approving any compensation that may otherwise be subject to Section 162(m) of the Internal Revenue Code and/or for purposes of Section 16 of the Exchange Act met two times. The sub-committee was dissolved at the time our Compensation Committee became fully independent pursuant to the NYSE listing standards.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee is composed of Robert J. Dennis, Ann H. Lamont (Chair) and Wayne J. Riley, M.D. Our Board of Directors has affirmatively determined that each member of the Nominating and Corporate Governance Committee meets the definition of “independent director” for purposes of the NYSE rules. The Nominating and Corporate Governance Committee is responsible, subject to the requirements of the Stockholders’ Agreement and Messrs. Bracken and Johnson’s employment agreements, for (1) identifying, recruiting and recommending to the Board of Directors individuals qualified to become members of our Board of Directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection, (3) reviewing and recommending corporate governance policies, principles and procedures applicable to the Company and (4) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board of Directors from time to time. The Nominating and Corporate Governance Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2013, the Nominating and Corporate Governance Committee met four times.

Patient Safety and Quality of Care Committee.  Our Patient Safety and Quality of Care Committee is composed of Nancy-Ann DeParle, William R. Frist, Michael W. Michelson, Stephen G. Pagliuca, Wayne J. Riley, M.D. (Chair) and John W. Rowe, M.D. This committee reviews our policies and procedures relating to the delivery of quality medical care to patients as well as matters concerning or relating to the efforts to advance the quality of health care provided and patient safety. The Patient Safety and Quality of Care Committee has adopted a charter which can be obtained on the Corporate Governance page of our website at www.hcahealthcare.com. In 2013, the Patient Safety and Quality of Care Committee met four times.

Policy Regarding Communications with the Board of Directors.  Stockholders and other interested parties may contact the Board of Directors, a particular director, or the non-management directors or independent directors as a group by sending a letter (signed or anonymous) to: c/o Board of Directors, HCA Holdings, Inc., One Park Plaza, Nashville, TN 37203, Attention: Corporate Secretary.

We will forward all such communications to the applicable Board member(s) at least quarterly, except for advertisements or solicitations which will be discarded. The legal department will review the communication. Concerns will be addressed through our regular procedures for addressing such matters. Depending on the nature of the concern, management also may refer it to our internal audit, legal, finance, financial reporting or other appropriate department. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Corporate Governance page of our website at www.hcahealthcare.com.

Complaints or concerns about our accounting, internal accounting controls, auditing or other matters may be reported to our legal department or to the Audit and Compliance Committee in any of the following ways and may be reported anonymously:

•	Call the HCA Ethics Line at 1-800-455-1996
•	Write to the Audit and Compliance Committee at: Audit and Compliance Committee Chair, HCA Holdings, Inc., c/o General Counsel, One Park Plaza, Nashville, TN 37203

All accounting, internal accounting controls, or auditing matters will be reported to the Audit and Compliance Committee on at least a quarterly basis. Depending on the nature of the concern, it also may be referred to our internal audit, legal, finance, financial reporting or other appropriate department. We will treat a complaint or concern about questionable accounting or auditing matters confidentially if requested, except to the extent necessary to protect the Company’s interests or to comply with an applicable law, rule or regulation or order of a judicial or governmental authority.

Our policy prohibits any employee from retaliating or taking any adverse action against anyone who, in good faith, reports or helps to resolve an ethical or legal concern.

Corporate Governance Guidelines.  The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	Size and composition of the Board;
•	Director qualifications and independence;
•	Executive sessions;
•	Director responsibilities, including succession planning;
•	Director orientation and continuing education;
•	Board and committee meetings;
•	Board committees;
•	Chief executive officer evaluation;
•	Performance evaluation of the Board and its committees;
•	Director access to officers and employees; and
•	Stockholder communications with the Board.

The Corporate Governance Guidelines are available on the Corporate Governance page of our website at www.hcahealthcare.com. We intend to disclose any future amendments to the Corporate Governance Guidelines on our website.

Code of Ethics.  We have a Code of Conduct, which is applicable to all our directors, officers and employees (the “Code of Conduct”). The Code of Conduct is available on the Ethics and Compliance and Corporate Governance pages of our website at www.hcahealthcare.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers from our Code of Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at these locations on our website or report the same on a Current Report on Form 8-K. Our Code of Conduct is available free of charge upon request to our Corporate Secretary, HCA Holdings, Inc., One Park Plaza, Nashville, TN 37203.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2013, the Compensation Committee of the Board of Directors was composed of John P. Connaughton, Jay O. Light, Geoffrey G. Meyers, Michael W. Michelson and Ann H. Lamont. None of such members of the Compensation Committee have at any time been an officer or employee of HCA or any of its subsidiaries. In addition, none of our executive officers serves as a member of the compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. During 2013, each of Messrs. Connaugton and Michelson were also managers of Hercules Holding and are affiliated with Bain Capital Partners, LLC and Kohlberg Kravis Roberts & Co., respectively. Messrs. Connaughton and Michelson resigned from the Compensation Committee effective February 1, 2014 as a result of our transition from a “controlled company”. Under the Stockholders’ Agreement, until we ceased to be a “controlled company” on February 15, 2013, each of the Sponsors and the Frist Entities had the right to designate one member of each committee of our Board of Directors except to the extent that such a designee was not permitted to serve on a committee under applicable law, rule, regulation or listing standards. The Stockholders’ Agreement and certain transactions with affiliates of Bain Capital Partners, LLC and Kohlberg Kravis Roberts & Co. are described in greater detail in “Certain Relationships and Related Person Transactions.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that during the 2013 fiscal year, all of our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a), except that we have been informed that (i) one Form 4 was filed for Michael P. O’Boyle on February 27, 2013 with respect to the cancellation of shares to cover taxes in connection with the vesting of restricted share units on February 8, 2013 and (ii) one Form 4 was filed for P. Martin Paslick on February 27, 2013 with respect to the cancellation of shares to cover taxes in connection with the vesting of restricted share units on February 8, 2013. This belief is based on our review of forms filed or written notice that no reports were required.

PROPOSAL 1 — ELECTION OF DIRECTORS

The current Board of Directors of HCA consists of thirteen directors. Our Board of Directors recommends that the nominees listed below be elected as members of the Board of Directors at the annual meeting.

Each of the nominees, if re-elected, will serve a one year term as a director until the annual meeting of stockholders in 2015 or until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if re-elected.

The following is a brief description of the background and business experience of each of the nominee directors to be elected to serve on our Board of Directors, each of whom is currently a member of our Board of Directors:

Name	Age(1)	Director Since	Position(s)
Richard M. Bracken	61	2002	Chairman of the Board
R. Milton Johnson	57	2009	President, Chief Executive Officer and Director
Robert J. Dennis	60	2014	Director
Nancy-Ann DeParle	57	2014	Director
Thomas F. Frist III	46	2006	Director
William R. Frist	44	2009	Director
Ann H. Lamont	57	2013	Director
Jay O. Light	72	2011	Director
Geoffrey G. Meyers	69	2011	Director
Michael W. Michelson	62	2006	Director
Stephen G. Pagliuca	59	2010	Director
Wayne J. Riley, M.D.	54	2012	Director
John W. Rowe, M.D.	69	2014	Director

(1)	As of February 28, 2014.

Richard M. Bracken has served as Chairman of the Board since December 2009. Mr. Bracken served as Chief Executive Officer from January 2009 through December 2013. Mr. Bracken served as President and Chief Executive Officer from January 2009 to December 2009. Mr. Bracken was appointed Chief Operating Officer in July 2001 and served as President and Chief Operating Officer from January 2002 to January 2009. Mr. Bracken served as President — Western Group of the Company from August 1997 until July 2001. From January 1995 to August 1997, Mr. Bracken served as President of the Pacific Division of the Company. Prior to 1995, Mr. Bracken served in various hospital Chief Executive Officer and Administrator positions with HCA-Hospital Corporation of America.

R. Milton Johnson has served as President and Chief Executive Officer since January 1, 2014. Prior to that time, Mr. Johnson served as President and Chief Financial Officer of the Company since February 2011 and was appointed as a director in December 2009. Mr. Johnson served as Executive Vice President and Chief Financial Officer from July 2004 to February 2011 and as Senior Vice President and Controller of the Company from July 1999 until July 2004. Mr. Johnson served as Vice President and Controller of the Company from November 1998 to July 1999. Prior to that time, Mr. Johnson served as Vice President — Tax of the Company from April 1995 to October 1998. Prior to that time, Mr. Johnson served as Director of Tax for Healthtrust, Inc. — The Hospital Company from September 1987 to April 1995.

Robert J. Dennis has served as President and Chief Executive Officer since 2008 and Chairman since April 2010 of Genesco Inc., a specialty retailer. Mr. Dennis served as Genesco’s President and Chief Operating Officer from 2006 until 2008, Executive Vice President and Chief Operating Officer from 2005 until 2006 and Senior Vice President from 2004 until 2005. He previously served as Chief Executive Officer at Hat World Corporation from 2001 to 2004. Mr. Dennis has also served as a director of Corrections Corporation of America since February 2013 and served as a director of Teavana Holdings, Inc. from 2011 to 2012.

Nancy-Ann DeParle is a founding partner of Consonance Capital Partners, a private equity firm, and has held such position since 2013. From March 2009 to January 2013, Ms. DeParle served in the White House, first as Counselor to the President and Director of the White House Office of Health Reform, and later as Assistant to the President and Deputy Chief of Staff for Policy. From 2001 to 2009, Ms. DeParle was a senior advisor and managing director of JPMorgan Partners and its successor, CCMP Capital. From 1993 to 2000, Ms. DeParle served as the Associate Director for Health and Personnel for the White House Office of Management and Budget, and later as the Administrator of the Centers for Medicare and Medicaid Services (then known as the Health Care Financing Administration). Ms. DeParle has also served as a director of CVS Caremark Corporation since September 2013.

Thomas F. Frist III is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons and has held such position since 1998. Mr. Frist is also a general partner at Frisco Partners, another Frist family investment vehicle. Mr. Frist served as a director of Triad Hospitals, Inc. from 1998 to October 2006 and currently serves as a director of SAIC, Inc. Mr. Frist is the brother of William R. Frist, who also serves as a director of the Company.

William R. Frist is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons and has held such position since 2003. Mr. Frist is also a general partner at Frisco Partners, another Frist family investment vehicle. Mr. Frist is the brother of Thomas F. Frist III, who also serves as a director of the Company.

Ann H. Lamont leads the healthcare and financial services information technology teams at Oak Investment Partners, a multi-stage venture capital firm. Ms. Lamont has been with Oak Investment Partners since 1982, serving as General Partner from 1986 to 2006 and as a Managing Partner since 2006. Ms. Lamont has also served as a director of Benefitfocus, Inc. since 2010 and a director of Castlight Health, Inc. since 2009. Ms. Lamont served as a director of NetSpend Holdings, Inc. from 2004 until 2013 and a director of athenahealth, Inc. from 2000 until 2010.

Jay O. Light is the Dean Emeritus of Harvard Business School and, prior to becoming Dean in April 2006, Mr. Light was Senior Associate Dean, Chairman of the Finance Area, and a professor teaching Investment Management, Capital Markets, and Entrepreneurial Finance for 30 years. Mr. Light is a director of the Harvard Management Company, a director of Partners HealthCare (the Mass General and Brigham & Women’s Hospitals) and chairman of its Investment Committee, a member of the Investment Committee of several endowments and a director of several private firms. Mr. Light has also served as a member of the board of directors of The Blackstone Group L.P.’s general partner since September 2008. In prior years until 2008, Mr. Light was a Trustee of the GMO Trusts, a family of mutual funds for institutional investors.

Geoffrey G. Meyers is the retired Chief Financial Officer and Executive Vice President and Treasurer for Manor Care, Inc., a short-term post-acute and long-term care provider, where he had responsibility for administration and financial management from 1988 until 2006 and was a director of Health Care and Retirement Corp., a predecessor of Manor Care, Inc., from 1991 to 1998. Mr. Meyers is currently Chairman of the Board for both the Trust Company of Toledo, a northwestern Ohio trust bank, and PharMerica Corporation as well as a director of the Hammond Group, Inc. Mr. Meyers also serves on PharMerica Corporation’s Nominating and Governance Committee.

Michael W. Michelson has been a member of KKR Management LLC, a private equity investment manager and the general partner of KKR & Co. L.P., since October 1, 2009. Before that, he was a member of the limited liability company which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. since 1996. Prior to that, he was a general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Michelson served as a director of Accellent Inc. from 2005 to 2009, Alliance Imaging from 1999 to 2007 and Jazz Pharmaceuticals, Inc. from 2004 to 2012. Mr. Michelson is currently a director of Biomet, Inc.

Stephen G. Pagliuca is a Managing Director of Bain Capital Partners, LLC, a private equity investment manager, and is also a Managing General Partner and co-owner of the Boston Celtics basketball franchise. Mr. Pagliuca joined Bain & Company in 1982 and founded the Information Partners private equity fund for Bain Capital in 1989. He worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca served as a director of Warner Chilcott, Ltd. from 2005 to 2009, HCA Inc. from November 2006 to September 2009, Quintiles Transnational Corp. from 2008 to 2009, M/C Communications from 2004 to 2009, FCI, S.A. from 2005 to 2009 and Burger King Holdings Inc. from 2002 to 2010. He currently serves on the boards of Gartner, Inc., The Weather Channel, LLC and Physio-Control, Inc.

Wayne J. Riley, M.D. is Adjunct Professor of Healthcare Management, Owen Graduate School of Management and Clinical Professor of Medicine, Vanderbilt University School of Medicine, Vanderbilt University, and Senior Advisor, Association of Academic Health Centers. He formerly served as President and CEO of Meharry Medical College from January 2007 to May 2013. Prior to joining Meharry, Dr. Riley served at the Baylor College of Medicine in Houston, Texas as the Vice-President and Vice Dean for Health Affairs and Governmental Relations from May 2004 through December 2006 and as Associate Professor of Internal Medicine from October 2005 through December 2006. Dr. Riley has also served as a director of Vertex Pharmaceuticals Incorporated since July 2010, where he currently serves on the Corporate Governance and Nominating and Science & Technology committees. He also previously served as a director of Pinnacle Financial Partners, Inc. from 2007 to 2013 and of the Federal Reserve Board of Atlanta, Nashville Branch from January 2013 to June 2013. He is a member of the Institute of Medicine of the National Academy of Sciences and holds leadership positions in a number of medical and healthcare organizations.

John W. Rowe, M.D. has been a Professor in the Department of Health Policy and Management at the Columbia University Mailman School of Public Health since 2006. From 2000 until 2006, Dr. Rowe served as Chairman and Chief Executive Officer of Aetna, Inc., a managed health care company. Prior to joining Aetna, Dr. Rowe served as President and Chief Executive Officer of Mount Sinai NYU Health from 1998 to 2000 and President of Mount Sinai Hospital and Mount Sinai School of Medicine from 1988 to 1998.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2013 are described below and under “Audit and Compliance Committee Report” located on page 74 of this proxy statement.

Audit Fees. The aggregate audit fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of the effectiveness of the Company’s internal control over financial reporting, under the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings totaled $7.7 million for 2013 and $7.2 million for 2012.

Audit-Related Fees. The aggregate fees billed by Ernst & Young LLP for assurance and related services not described above under “Audit Fees” were $1.8 million for 2013 and $1.6 million for 2012. Audit-related services principally include audits of certain of our subsidiaries, benefit plans and computer processing controls.

Tax Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning were $3.7 million for 2013 and $5.4 million for 2012.

All Other Fees. The aggregate fees billed by Ernst & Young LLP for products or services other than those described above were approximately $18,500 for 2013 and $15,000 for 2012. These fees primarily relate to certain advisory services.

The Board of Directors has adopted an Audit and Compliance Committee Charter which, among other things, requires the Audit and Compliance Committee to preapprove all audit and permitted nonaudit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the ability to delegate authority to a subcommittee for certain preapprovals.

All services performed for us by Ernst & Young LLP in 2013 were preapproved by the Audit and Compliance Committee. The Audit and Compliance Committee concluded that the provision of audit-related services, tax services and other services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

Representatives of Ernst & Young LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit and Compliance Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit and Compliance Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT AND COMPLIANCE COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2014.

PROPOSAL 3 — APPROVAL OF HCA HOLDINGS, INC.

EMPLOYEE STOCK PURCHASE PLAN

General

Our Board of Directors has adopted and recommends that you approve the HCA Holdings, Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), including the reservation of 12,000,000 shares of our common stock for issuance under the Employee Stock Purchase Plan. The Board of Directors believes that the adoption of this proposal is in the best interests of the Company for the reasons discussed below.

The Company believes that employee participation in the ownership of the Company will help to achieve the unity of purpose conducive to the continued growth of the Company and to the mutual benefit of its stockholders and the employees of the Company and certain subsidiaries of the Company. In order to encourage ownership of the Company’s common stock by employees of the Company and certain subsidiaries of the Company, the Board of Directors has adopted the Employee Stock Purchase Plan. Participation in the Employee Stock Purchase Plan will be entirely voluntary, and neither the Company nor any of its subsidiaries will make any recommendations to their employees as to whether they should participate in such plan. The Employee Stock Purchase Plan is not intended to qualify as a qualified “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

Summary of the Material Provisions of the Employee Stock Purchase Plan

The following is a summary of the material provisions of the Employee Stock Purchase Plan, as proposed. The summary does not purport to be complete and is qualified in its entirety by reference to the text of the Employee Stock Purchase Plan as set forth in Annex A to this proxy statement.

Eligibility and Participation; Awards Under the Plan. In general, pursuant to the Employee Stock Purchase Plan, all employees of the Company and its participating subsidiaries, designated by the participating company as an employee of such company, are eligible to participate in the plan. However, the following individuals are not eligible to participate in the plan:

•	an individual who has been employed by a participating company for less than two consecutive months;

•	an individual covered by a collective bargaining agreement, unless the collective bargaining agreement specifically provides for participation in the plan;

•	an individual who has entered into an agreement with a participating company that excludes such individual from participation in employee benefit plans of a participating company;

•

an individual who is not classified by a participating company as an employee of the participating company, even if such individual is retroactively re-characterized as an employee by a third party or a participating company;

•	an individual whose participation may be precluded under Company policies or guidelines or applicable laws, rules or regulations, as determined by the plan administrator from time to time; or

•	an individual who owns five percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary thereof (“5% owners”).

Participating subsidiaries of the Company are only those subsidiaries of the Company that (i) are authorized by the Company to adopt the Employee Stock Purchase Plan with respect to its eligible employees and (ii) adopt the Employee Stock Purchase Plan. Approximately 180,000 individuals are currently eligible to participate in the Employee Stock Purchase Plan.

The Employee Stock Purchase Plan enables participants to purchase shares of common stock during certain offering periods. Except for the first option period and as otherwise specified by the plan administrator, the plan’s option periods shall be successive periods of three (3) months commencing on March 1, June 1, September 1 and December 1 of each year and ending on May 31, August 31, November 30 and February 28 (or February 29, if a leap year), of each year. Pursuant to the Employee Stock Purchase Plan, all eligible employees of the Company and its participating subsidiaries on the next commencement date (as defined in the Employee Stock Purchase Plan) following the date such individual has been employed as an eligible employee of a participating company may elect to deduct from their compensation an amount during each payroll period of not less than 1% and up to 15% of their base pay (including overtime). A participant shall not be permitted to contribute more than $25,000 to his or her contribution account in any calendar year. The dollar amount deducted is credited to the participant’s contribution account (as defined in the Employee Stock Purchase Plan). On the exercise date (the last trading day of each option period), the amount deducted from each participant’s salary will be used to purchase the maximum number of shares of our common stock at a purchase price (the “exercise price”) equal to 90% of the closing market price of the shares of our common stock on the exercise date (or such other exercise price established by the plan administrator, which exercise price may not be less than 80% of the closing market price on the exercise date). On an exercise date, all options shall be automatically exercised, except for options attributed to persons whose employment has terminated or who have discontinued and withdrawn all contributions.

Options granted under the Employee Stock Purchase Plan will be subject to the following limitations: (i) no option may be granted to a participant who immediately after such grant would be a 5% owner and (ii) no participant may assign, transfer or otherwise alienate any options granted to the participant, except by will or the laws of descent and distribution, and such options must be exercised during the participant’s lifetime only by the participant. Furthermore, the plan administrator may, in its discretion, condition a participant’s purchase of shares under the plan on (i) such conditions as it may deem necessary to assure that the sale of such shares is in compliance with applicable securities laws and/or (ii) a minimum holding period not to exceed one year.

Stock Subject to the Employee Stock Purchase Plan. If approved, the Employee Stock Purchase Plan would reserve an aggregate of 12,000,000 shares of our common stock for issuance thereunder. On March 7, 2014, the closing market price of our common stock as reported by the NYSE was $49.63 per share.

Administration. The Employee Stock Purchase Plan will be administered by a plan administrator, which will initially be the Compensation Committee of the Board of Directors. Pursuant to its delegation authority under the plan, the Compensation Committee of the Board of Directors may delegate certain of its administrative duties, subject to its review and supervision, to a committee composed of one or more individuals.

Termination of Participation. Any participant whose employment terminated during the option period prior to the exercise date for any reason shall cease being a participant under the Employee Stock Purchase Plan, and the balance of the employee’s contribution account shall be paid in cash to the participant (or, following the participant’s death, to the participant’s legal representative) as soon as practical after termination. Any option granted to such a participant shall expire and thereafter be null and void from the date of termination.

Adjustments. In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other change in the Company’s structure affecting the Company’s common stock, equitable and proportionate adjustments will be made by the plan administrator, subject to direction by the Board of Directors or the Compensation Committee of the Board of Directors, in the number and class of shares reserved for issuance under the Employee Stock Purchase Plan and the calculation of the exercise price.

Change in Control. In the event of a proposed change in control of the Company (as defined in the Employee Stock Purchase Plan), the plan administrator may, in its discretion, terminate the plan as described below or shorten the option period then in progress by setting a new exercise date for such option period and notifying participants of the same.

Amendment; Termination. Without the approval of the stockholders of the Company, the Employee Stock Purchase Plan may not be amended to (i) increase the number of shares reserved under the Employee Stock Purchase Plan (except pursuant to certain changes in the capital structure of the Company) or (ii) alter the granting corporation or the stock available for purchase under the Employee Stock Purchase Plan. Generally, all other amendments, including termination of the Employee Stock Purchase Plan, may be made without stockholder approval. If the plan is terminated, all options outstanding at the time of termination shall become null and void, and the balance in each participant’s contribution account shall be paid to the participant, without interest.

Plan Term. The plan will continue in effect for a term of ten years from its effective date.

Federal Income Tax Aspects. The following is a brief summary of the federal income tax aspects of awards made under the Employee Stock Purchase Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences. Each participant in the Employee Stock Purchase Plan should consult with his or her own tax advisor to determine the particular tax effects of participation in the Employee Stock Purchase Plan and transactions in shares received thereunder.

The Employee Stock Purchase Plan is not intended to qualify as a qualified “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

Under the Internal Revenue Code, a participant will not have taxable income upon the grant of a right to purchase shares under the plan. Upon purchase of shares under the plan, the participant will be required to include in income an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price, and the Company or the participant’s participating employer will be entitled to a corresponding tax deduction. If the shares are sold or exchanged, the participant’s basis in such shares will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares.

New Plan Benefits. No purchase rights have been granted, and no shares have been issued, on the basis of the approval of the Employee Stock Purchase Plan, which is the subject of this proposal. Because benefits under the Employee Stock Purchase Plan will depend on employees’ elections to participate and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by employees if the Employee Stock Purchase Plan is approved by the stockholders. Only the eligible employees of the Company and its participating subsidiaries discussed above are eligible to participate in the Employee Stock Purchase Plan.

If approved by the stockholders, the Employee Stock Purchase Plan will become effective as of April 23, 2014. However, the first option period under the plan will not commence until the first administratively feasible date determined by the plan administrator.

The approval of the Employee Stock Purchase Plan requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote.

Securities Authorized for Issuance Under Equity Compensation Plans

This table provides certain information as of December 31, 2013 with respect to our equity compensation plans:

EQUITY COMPENSATION PLAN INFORMATION

	(a)		(b)		(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a) )
Equity compensation plans approved by security holders	42,683,900	(1)	$15.82	(1)	32,269,100
Equity compensation plans not approved by security holders	—		—		—

Total	42,683,900		$15.82		32,269,100

(1)	Includes 7,497,800 restricted share units, a portion of which vests solely based upon continued employment over a specific period of time and a portion vests based upon continued employment over a specific period of time and the achievement of predetermined financial targets over time. The weighted average exercise price does not take these restricted share units into account.

*	For additional information concerning our equity compensation plans, see the discussion in Note 2 — Share-Based Compensation in the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE HCA HOLDINGS, INC. EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described below in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of the Board of Directors has structured our executive compensation program to achieve the following key objectives:

•	Reinforce HCA’s strategic initiatives;
•	Align the economic interests of our executives with those of our stockholders; and
•	Encourage attraction and long-term retention of key contributors.

We urge stockholders to read the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement beginning on page 27 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 46 through 68, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our compensation objectives and contribute to the Company’s performance.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2014 annual meeting of stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Company’s 2014 Definitive Proxy Statement on Schedule 14A.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the Board of Directors, and the Compensation Committee. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this proxy statement. Although non-binding, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY “SAY-ON-PAY” RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the Proxy Card will vote in accordance with the recommendation of the Board of Directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The Proxy Card contains discretionary authority for them to do so.

EXECUTIVE COMPENSATION

Compensation Risk Assessment

In consultation with the Compensation Committee (the “Committee”) of the Board of Directors, members of Human Resources, Financial Reporting, Legal, Enterprise Risk Management and Internal Audit management conducted an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of our business and the design of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Committee has focused on aligning the Company’s compensation policies with the long-term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.

Management reported its findings to the Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material, adverse effect on the Company.

Compensation Discussion and Analysis

Named Executive Officers

The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions as well as the material elements of compensation for our named executive officers. Our named executive officers for 2013 were:

•	Richard M. Bracken, Chairman and Chief Executive Officer;

•	R. Milton Johnson, President and Chief Financial Officer;

•	Samuel N. Hazen, President — Operations;

•	Jon M. Foster, President — American Group; and

•	Jonathan B. Perlin, M.D., President — Clinical Services Group and Chief Medical Officer.

Effective December 31, 2013, Mr. Bracken retired as Chief Executive Officer but retained the role of Chairman, and effective January 1, 2014, Mr. Johnson was appointed to serve as President and Chief Executive Officer of the Company. Elements of the new compensation arrangements and employment agreements implemented in connection with this leadership transition are discussed in the relevant sections below.

Executive Summary

Ownership History and Implications for Compensation

As a result of the Merger in 2006, the Company went from being publicly traded to privately held by the Sponsors, the Frist Entities, members of management and certain other investors. In March 2011, upon completion of the IPO, the Company once again became publicly traded; however, following the IPO, the Investors owned approximately 69% of our stock, and as of February 28, 2014, the Investors continue to own approximately 29% of our stock. While we were privately held, our executive compensation programs were tightly aligned with the interests of the Investors. A few key elements of our executive compensation from that period included:

•

Multi-year stock option grants: Our named executive officers each received a one-time, multi-year stock option grant in 2007 following the Merger. Per their employment agreements entered into in connection with the Merger, Messrs. Bracken, Johnson and Hazen also received an additional multi-year stock option grant in 2009 with an exercise price equal to 2X the per share Merger consideration price. Mr. Foster was also awarded an additional one-time, multi-year stock option grant in 2009 in recognition of his service and contributions to the Company, and Dr. Perlin received additional multi-year stock option grants in 2007 and 2009 in recognition of his increased responsibilities and contributions to the Company.

•

Stock option performance vesting: The stock options granted in 2007 were structured such that one-third vested based on time, one-third vested based on performance against a five year EBITDA model, and one-third vested based on investment return to the Sponsors.

•

A significant focus on EBITDA: In order to meet our debt obligations and drive increased value for stockholders, our incentive plans have historically had a significant focus on EBITDA (as may be defined under such plans) as the primary incentive metric in both annual and long-term incentive plans.

•

Special distributions: In private equity investments, special cash distributions to stockholders may be used to deliver cash to investors in accordance with company performance. In 2010, the Company declared three special cash distributions. Stock option awards outstanding at such time were amended to allow the cash payment of such distributions to members of management on vested “in-the-money” stock options. Per the applicable award agreements, the exercise prices of unvested stock options were reduced by the per share distribution amounts to the extent permitted by tax regulations. Any additional amount was paid as the applicable stock options vested. Three similar distributions were declared by the Company in 2012, and management equity awards received a similar treatment, as described in further detail below. The distribution payments on vested equity awards held by the named executive officers are not a standard element of their compensation, and we do not consider these special distributions in determining the executive’s total direct compensation.

Following our IPO in 2011, our compensation practices continue to reflect many of these compensation elements, including the continued use of stock appreciation vehicles (stock settled stock appreciation rights, rather than stock options) with both time and performance-based vesting and a continued significant focus on annual EBITDA performance throughout our incentive plans. The Committee continues to base both annual and long-term incentives on EBITDA for a number of reasons:

•	It effectively measures Company operating performance, and

•	It is the key metric driving the valuation in the internal Company model, consistent with the valuation approach used by industry analysts.

As of December 31, 2013, the multi-year stock options granted to our named executive officers in 2007 and 2009 were fully-vested, and we no longer rely on multi-year equity grants to align the economic interests of our executives with stockholders. Rather, beginning in February 2012, we started a new program of annual equity grants for our executive officers and employees, more consistent with traditional public company practice. See “Stock Appreciation Rights” below for additional detail.

2013 Performance Results

The following are highlights of the Company’s financial performance in 2013.

•	The Company experienced same facility revenue per equivalent admission growth of 3.0% and same facility equivalent admission growth of 0.1%.

•	Expense management was strong in 2013 as demonstrated by same facility operating expense per equivalent admission growth of only 2.9%.

•

As a result of revenue growth, expense management and other factors, EBITDA (as defined for purposes of our 2013 incentive compensation programs) was 102.84% of the target established by the Committee.

The price of our common stock increased from $30.17 per share on December 31, 2012 to $47.71 per share on December 31, 2013, resulting in a total annual stockholder return for 2013 of 58%.

In addition to strong financial performance, we continued to focus on delivering quality care to our patients. The following are a few of the 2013 quality and patient care highlights:

•

110 (80%) of HCA’s 138 licensed affiliated US hospitals were included on The Joint Commission’s 2013 list of Top Performers on Key Quality Measures program (based on 2012 performance results). This is an increase from 96 hospitals included in the prior year’s list.

•	The Company’s performance scores on the Centers for Medicare & Medicaid Services (“CMS”) inpatient and outpatient measures continued to exceed the CMS national average.

•	We experienced year-over-year improvement in CMS Hospital Consumer Assessment of Healthcare Providers and Systems (“HCAHPS”) patient satisfaction scores and hospital acquired conditions rates.

Impact of Performance on 2013 Compensation

Our compensation philosophy, which is described in more detail herein, is centered around creating a strong link between the performance of business objectives and the value of compensation. The compensation of our named executive officers in 2013 was directly impacted by our financial performance, quality objectives, and stockholder return.

Performance Objective		Link to 2013 Compensation
Financial	•	2013 annual incentive awards and equity performance vesting were based on achieving targeted level of EBITDA.

Quality/Patient Care	•	2013 incentive awards were subject to reduction based on Company performance against industry patient care and quality benchmarks. Based on the Company’s 2013 performance, awards were not reduced.

Stockholder Return	•	Annual equity grants were made in the form of stock appreciation rights in order to reward executives for future growth in stockholder value.

2013 “Say-on-Pay” Advisory Vote

The Company provided stockholders a “say-on-pay” advisory vote on its executive compensation in 2013, as required under the Dodd-Frank Act. At our 2013 annual meeting of stockholders, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 98% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. The Committee evaluated the results of the 2013 advisory vote and considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis. While each of these factors influenced the Committee’s decisions regarding our named executive officers’ compensation, in light of the substantial support expressed by our stockholders for our compensation program, the Committee did not make any changes to our executive compensation program and policies as a direct result of the 2013 “say-on-pay” advisory vote.

Recent Committee Actions

The Committee has taken several specific actions since 2012 to enhance the alignment of executive compensation programs and stockholder interests.

Action	Rationale
Eliminated tax gross-ups on perquisites for the Chairman and Chief Executive Officer and other named executive officers	Although the Company’s historical practice of providing tax gross-ups on perquisites was limited, such practices can have a negative perception by internal and external stakeholders

Introduced share ownership guidelines and related holding requirements for senior officers	Ownership guidelines will assist in encouraging continued strong stock ownership among key executives today and in the future

Introduced a new performanced-based Long Term Incentive Program	In 2012, the first annual grant of a new equity program since the Company’s IPO was introduced to encourage pay for performance, with 50% of each award tied to achieving specific financial objectives

Other Key Policies and Practices

The Company has adopted the following key policies and practices in response to evolving good governance practices in executive compensation:

•	Named executives and other Company insiders may not engage in any transaction in which such individuals may profit from any short-term speculative swings in the value of our stock.

•

Annual incentive payouts under the Senior Officer Performance Excellence Program (“PEP”) may be subject to clawback if there are any financial restatements or inaccuracies later found in program metrics. Additionally, half of PEP payouts earned above target levels are paid in restricted share units to further long-term alignment with the Company’s stockholders and discourage short-term risk taking.

•	Stock appreciation right awards are structured such that 50% of vesting is based on the Company’s operating performance.

Overview of Executive Compensation Programs

The Committee is generally charged with the oversight of our executive compensation and rewards programs. The Committee is currently composed of Jay O. Light (Chair), Ann H. Lamont and Geoffrey G. Meyers. The Board of Directors also established a subcommittee of our Compensation Committee (the “Independent Subcommittee”), which consisted of Messrs. Light and Meyers, for purposes of approving equity grants to our executive officers and any compensation that may have otherwise been subject to Section 162(m) prior to February 1, 2014, when the Committee became composed solely of independent, outside directors. Responsibilities of the Committee include the review and approval of the following items:

•	Executive compensation strategy and philosophy;

•	Evaluation process and compensation arrangements for executive management;

•	Design and administration of the annual Senior Officer PEP;

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan); and

•	Any other executive compensation or benefits related items deemed appropriate by the Committee.

In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment.

The Committee may retain the services of independent outside consultants, as it deems appropriate in its sole discretion, to assist in the strategic review of programs and arrangements relating to executive compensation and performance. The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its external advisor. The Committee considers advice and analysis presented by the consultant in making decisions on compensation plan designs and compensation decisions for the executive officers. As required under the NYSE listing rules, the Committee has considered and assessed all relevant factors, including but not limited to those set forth in Section 303A.05(c)(iv) of the NYSE Listed Company Manual, that are relevant to Semler Brossy’s independence from management. Based on this review, the Committee is not aware of any conflict of interest that has been raised by work performed by Semler Brossy.

Compensation Philosophy and Objectives

The core philosophy of our executive compensation program is to support the Company’s primary objective of providing the highest quality health care to our patients while enhancing the long-term value of the Company to our stockholders. Specifically, the Committee believes the most effective executive compensation program (for all executives, including named executive officers):

•	Reinforces HCA’s strategic initiatives;

•	Aligns the economic interests of our executives with those of our stockholders; and

•	Encourages attraction and long-term retention of key contributors.

The Committee is committed to a strong, positive link between our business objectives and performance and our executive compensation and benefits practices.

Our compensation philosophy also allows for flexibility in establishing executive compensation based on an evaluation of information prepared by management or other advisors and other subjective and objective considerations deemed appropriate by the Committee, subject to any contractual agreements with our executives. The Committee will also consider the recommendations of our Chief Executive Officer for executives other than himself. This flexibility is important to ensure our compensation programs are competitive and that our compensation decisions appropriately reflect the unique contributions and characteristics of our executives.

Elements of Compensation

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic imperatives. The following table summarizes the elements of our total compensation program for the named executive officers and provides the reasons these elements are included in the program:

Category of Compensation	Elements of Compensation	Why We Provide

Cash Compensation	Salary Annual Incentive (Performance Excellence Program)	• Attract, retain, and motivate key executive talent • Provide income security
• Motivate and reward performance of annual financial and operations business results

Long Term Incentives	Equity Grants	• Attract, retain, and motivate key executive talent • Align interests of executives and stockholders • Encourage executive stock ownership

Benefits	Retirement Benefits Personal Benefits Severance & Change in Control Benefits	• Attract and retain key executive talent • Enhance executive productivity • Provide opportunity for financial security in retirement

Consistent with the Committee’s commitment to a strong, positive link between our business objectives, our performance and our executive compensation practices, we have placed a significant emphasis on pay “at risk”, based on the achievement of financial performance and quality patient care. The following charts illustrate that 91% of our Chairman and Chief Executive Officer’s total direct compensation and 84% of the other named executive officers’ average total direct compensation for 2013 was performance-based pay, with a significant emphasis on long-term performance and stockholder value creation. For the purposes of these charts, total direct compensation includes salary, actual annual incentive payouts, and the grant date fair value of our annual equity grants made in 2013, as reported in the 2013 Summary Compensation Table (and excludes benefits and other compensation).

2013 Chief Executive Officer Total Direct Compensation Mix	2013 All Other Named Executive Officers Average Total Direct Compensation Mix

Peer Group Market Data

Our Human Resources team, in collaboration with Semler Brossy, collects and presents to the Committee compensation data from similarly-sized general industry companies, to the extent that comparable position matches and components of pay are available. The following nationally recognized survey sources were utilized in anticipation of establishing 2013 executive compensation:

Survey	Revenue Scope
Towers Perrin Executive Compensation Database	Greater than $20B
Hewitt Total Compensation Measurement	Greater than $25B

These particular revenue scopes were selected because they were the closest approximations to HCA’s revenue size. Each survey that provided an appropriate position match and sufficient sample size was utilized in the analysis.

Compensation data for top executive positions was also collected and reviewed for large public health care companies which included, in addition to health care providers, companies in the health insurance, pharmaceutical, medical supplies and related industries. This peer group’s 2012 revenues ranged from $11.2 billion to $113.7 billion with median revenues of $33.0 billion, which is comparable to our size. The companies in this analysis included:

• Abbott Laboratories • Aetna Inc. • AmerisourceBergen Corp • Amgen Inc. • Baxter International Inc. • Bristol-Myers Squibb Company	• CIGNA Corp. • Covidien plc. • Express Scripts, Inc. • Health Net Inc. • Humana Inc. • Johnson & Johnson • Eli Lilly and Company	• Medtronic Inc. • Merck & Co., Inc. • Pfizer Inc. • Thermo Fisher Scientific Inc. • UnitedHealth Group Incorporated • WellPoint, Inc.

Both Coventry Health Care and Medco Health Solutions were acquired in 2012 and were no longer included in our analysis of market pay practices.

Finally, data for top executive positions was also collected from health care providers within our industry including:

•	Community Health Systems, Inc.,

•	Health Management Associates, Inc.,

•	Kindred Healthcare, Inc.,

•	LifePoint Hospitals, Inc.,

•	Tenet Healthcare Corporation, and

•	Universal Health Services, Inc.

These health care providers are used only to obtain a general understanding of current industry compensation levels and practices since we are significantly larger than these companies. The 2012 median revenue of these organizations was $6.2 billion.

Consistent with our compensation philosophy, the Committee considers the market findings as only one input in developing our executive compensation programs, and will also consider, among other factors (typically not reflected in these data sources): the requirements of the applicable employment agreements, the executive’s individual performance during the year, his or her projected role and responsibilities for the coming year, his or her actual and potential impact on the successful execution of Company strategy, recommendations from our Chief Executive Officer (for executives other than himself) and the independent compensation consultant, the executive’s prior compensation, experience, and professional status, internal pay equity considerations, and employment market conditions and compensation practices within our peer group. These factors are considered on a case-by-case basis for each executive without any specific weighting or formula.

Employment Agreements

In connection with the Merger, we entered into employment agreements with Messrs. Bracken, Johnson and Hazen and certain other members of senior management, which have been subsequently amended in connection with the Company’s leadership transitions, to help ensure the retention of those executives critical to the future success of the Company. Among other things, these agreements set the executives’ compensation terms, their rights and benefits upon a termination of employment, and restrictive covenants around non-competition, non-solicitation, and confidentiality. These terms and conditions are further explained in the remaining portion of this Compensation Discussion and Analysis and under “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements.”

Elements of Compensation

Base Salary

Base salaries are intended to provide reasonable and competitive fixed compensation for regular job duties. We do not adjust salaries for all executive officers on an annual basis, but rather make occasional changes based on changes in responsibilities, market pay practices, internal equity and other factors as discussed above on a case-by-case basis. The threshold base salaries for our named executive officers, with the exception of Mr. Foster and Dr. Perlin, are set forth in their employment agreements. In 2013, an adjustment was made to Mr. Foster’s salary based on his individual performance and a review of internal pay equity.

Named Executive Officer	2012 Salary	2013 Salary[1]	Comments
Richard M. Bracken	$1,400,000	$1,400,000	No change to salary in 2013
R. Milton Johnson	$900,000	$900,000	No change to salary in 2013
Samuel N. Hazen	$850,000	$850,000	No change to salary in 2013
Jon M. Foster	$700,000	$735,000	Adjusted based on individual performance and internal pay equity
Jonathan B. Perlin, M.D.	$700,000	$700,000	No change to salary in 2013

[1]	Effective as of February 1, 2013

In light of Mr. Johnson’s appointment to the role of President and Chief Executive Officer, Mr. Johnson’s base salary was increased to $1,100,000, effective January 1, 2014. Per his Amended and Restated Employment Agreement, dated August 2, 2013, Mr. Bracken’s base salary was reduced to $1,000,000, effective January 1, 2014, in connection with his retirement from the role of Chief Executive Officer. Mr. Hazen’s base salary was increased to $900,000 in recognition of additional organizational job responsibilities, effective January 1, 2014, and Mr. Foster’s base salary was increased to $750,000, effective February 1, 2014, in light of his individual performance and a review of internal pay equity. Dr. Perlin’s salary is not expected to be adjusted in 2014.

Annual Incentive Compensation: PEP

The PEP is intended to reward named executive officers for annual financial performance, with the goals of providing high quality health care for our patients and increasing stockholder value. Accordingly, the Company’s 2013 Senior Officer Performance Excellence Program (the “2013 PEP”) was approved by the Independent Subcommittee to cover annual incentive awards for 2013. Each named executive officer in the 2013 PEP was assigned a 2013 annual award target expressed as a percentage of salary ranging from 75% to 150%; the target award levels were not changed from 2012 to 2013 for any of the named executive officers. Incentive opportunity targets were intended to provide a meaningful incentive for executives to achieve or exceed performance goals and be competitive with market practices.

Named Executive Officer	2012 PEP Target (as a % of Base Salary)	2013 PEP Target (as a % of Base Salary)
Richard M. Bracken	150%	150%
R. Milton Johnson	100%	100%
Samuel N. Hazen	85%	85%
Jon M. Foster	75%	75%
Jonathan B. Perlin, M.D.	75%	75%

The 2013 PEP was designed to provide 100% of the target award for target performance, 25% of the target award for a minimum acceptable (threshold) level of performance, and a maximum of 200% of the target award for maximum performance, while no payments were to be made for performance below threshold levels. The Committee believes this payout curve is consistent with competitive practice. Actual awards under the 2013 PEP are generally determined using the following steps:

1. The executive’s conduct must reflect our mission and values by upholding our Code of Conduct and following our compliance policies and procedures. This step is critical to reinforcing our commitment to integrity and the delivery of high quality health care. In the event the Committee determines the participant’s conduct during the fiscal year is not in compliance with the first step, he or she will not be eligible for an incentive award.

2. The actual award amount is determined based upon Company performance. In 2013, the PEP for all named executive officers incorporated one financial performance measure, EBITDA, as defined in the 2013 PEP. For hospital group presidents, 50% of 2013 PEP was based on Company EBITDA performance and 50% was based on group EBITDA performance.

3. In order to encourage executives to maintain the Company’s commitment to excellence in patient care, the Committee reserves the right to reduce the final PEP payouts based on the Committee’s subjective evaluation of quality of performance with a primary focus on CMS core measures, hospital acquired conditions, and HCAHPS performance against industry benchmarks. This reduction may be up to 20% of the individual’s PEP target.

EBITDA is defined in the 2013 PEP as earnings before interest, taxes, depreciation, amortization, net income attributable to noncontrolling interests, gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, any expenses for share-based compensation under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”), and any other expenses or losses resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the fiscal year, as determined in good faith by the Board of Directors or the Committee in consultation with the Chief Executive Officer.

Our 2013 threshold performance level was set at 5% below the target goal and the maximum performance goal was set at approximately 5% above the target goal to reflect likely performance volatility. EBITDA targets were linked to the Company’s short-term and long-term business objectives to ensure incentives are provided for appropriate annual growth.

Upon review of the Company’s 2013 financial performance, the Committee determined that Company EBITDA performance for the fiscal year ended December 31, 2013 was approximately 102.84% of target performance levels as set by the Independent Subcommittee, as adjusted, resulting in a 156.78% of target payout. The EBITDA performance of the American Group was approximately 103.89% of the performance target, resulting in a 177.75% of target payout. In 2013, the Company’s actual adjusted EBITDA excluded share based compensation expense and unbudgeted acquisitions and divestures.

	Adjusted EBITDA Target	Actual Adjusted EBITDA	Actual Adjusted EBITDA (as a % of Target)	PEP Payout (as a % of PEP Target)
Company	$6.498 billion	$6.682 billion	102.84%	156.78%
American Group	$3.525 billion	$3.662 billion	103.89%	177.75%

These EBITDA targets should not be understood as management’s predictions of future performance or other guidance and investors should not apply these in any other context.

Based on continued performance and improvement in key quality of care metrics during 2013, the Committee did not reduce the named executive officers’ 2013 PEP payouts.

Under the 2013 PEP, incentive payouts up to the target were paid in cash during the first quarter of 2014. Payouts above the target were paid 50% in cash and 50% in restricted share units (“RSUs”). The RSU grants will vest 50% on the second anniversary of grant date and 50% on the third anniversary of the grant date. The purpose of paying half of above target annual incentives payments in RSUs is to further enhance alignment with stockholders and reinforce the importance of sustained results.

The Senior Officer Performance Excellence Program for 2014 has not yet been adopted by the Committee.

Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights

Equity grants made under our long-term incentive compensation programs are intended to align the interests of executives and stockholders by rewarding executives for growth in long-term stockholder value. These programs also serve as a key component of the executives’ compensation packages in attracting and retaining top talent. Lastly, these programs encourage share ownership. Grants are made under the 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as amended and restated (the “2006 Plan”). Following the IPO, all equity grants to senior executive officers, including the named executive officers, were approved by the Independent Subcommittee, until the Compensation Committee became composed solely of independent, outside directors in February 2014.

Stock Appreciation Rights

Consistent with the structure of the annual long-term equity incentive grants program started in 2012, each of the named executive officers received a grant of stock settled stock appreciation rights (“SARs”) in 2013. The Committee determined that SARs are the best long term incentive vehicle for this population because:

•	SARs only reward executives for stock price appreciation;

•	SARs are more efficient than stock options in terms of utilizing the stockholder approved management equity pool; and

•	In conjunction with the vesting requirements, the grants encourage both short-term and long-term Company performance.

Like the SARs granted in 2012 (the “2012 SARs”), the SARs granted in 2013 have a ten year term and were granted with an exercise price equal to the fair market value of the Company’s common shares on the date of grant (February 6, 2013) (the “2013 SARs”). As with the 2012 SARS, the 2013 SARs are structured such that  1/2 vest based on continued employment (time-based) and  1/2 vest based on the Company achieving annual EBITDA goals (performance-based):

•	25% of the time-based SARs will vest on each the first four anniversaries of the grant date.

•

Up to 25% of the performance-based SARs will vest each year if EBITDA targets are achieved or exceeded. Awards will achieve partial vesting if annual earnings are at least 96% of target per the following schedule. There is no “catch-up” feature of the performance-based vesting, so any SARs that do not vest in a given year are cancelled.

Actual EBITDA as a % of Target EBITDA	% Annual Vesting	% of Total Granted Performance-Based SARs Vesting in Applicable Fiscal Year
100% +	100%	25%
99.0% - 99.9%	80%	20%
98.0% - 98.9%	60%	15%
97.0% - 97.9%	40%	10%
96.0% - 96.9%	20%	5%
< 96.0%	0%	0%

Target EBITDA under the 2012 SARs and 2013 SARs is the same as is used for the annual PEP plans. The objective of this approach is to create significant focus for management on achieving annual EBITDA targets, which the Committee believes is a critical factor in our long-term value creation. The performance-based 2012 SARs and 2013 SARs tied to 2013 fiscal year EBITDA fully vested since the Company’s Actual 2013 EBITDA exceeded target as determined by the Committee.

The Independent Subcommittee determined the number of 2013 SARs awarded to the named executive officers based on a combination of the following considerations:

•	Market practices;

•	Current equity holdings of executives;

•	Historical performance and any recent adjustment in job scope; and

•	Future projected contributions of the named executive officers.

Named Executive Officer	# 2013 SARs Granted
Richard M. Bracken	650,000
R. Milton Johnson	325,000
Samuel N. Hazen	190,000
Jon M. Foster	125,000
Jonathan B. Perlin, M.D.	110,000

For additional information concerning the 2012 SARs and 2013 SARs, see the Outstanding Equity Awards at 2013 Fiscal Year-End Table.

2011 Promotional Option Grants

In November 2011, options to purchase common stock of the Company were granted under the 2006 Plan to Messrs. Hazen, Foster and Perlin as a reflection of the additional responsibilities they assumed in connection with the Company’s internal reorganization in 2011. The 2011 option awards have a ten year term and are structured so that  1/2 are time vested options (vesting in four equal installments on the first four anniversaries of the grant date) and  1/2 are EBITDA-based performance vested options (with up to 25% vesting at the end of each of fiscal years 2011, 2012, 2013 and 2014 upon the Committee’s determination of the extent to which EBITDA performance targets (set annually and adjusted as appropriate consistent with the EBITDA targets under the annual PEP and the 2012 SARs and 2013 SARs), have been met for the applicable fiscal year) (the “2011 Options”). The combination of time and performance-based vesting of these awards is designed to retain key executives, while motivating sustained increases in our financial performance. The 2011 Options were awarded with an exercise price equivalent to fair market value (the closing price of the Company’s common stock on the NYSE) on the date of grant.

The 2011 Options tied to 2013 fiscal year EBITDA fully vested since the Company’s actual 2013 EBITDA exceeded the target as determined by the Committee.

For additional information concerning the 2011 Options, see the Outstanding Equity Awards at 2013 Fiscal Year-End Table.

Options Granted as a Privately Held Company

In January 2007, consistent with the terms of Messrs. Bracken, Johnson, and Hazen’s respective employment agreements and as a part of Mr. Foster and Dr. Perlin’s long-term incentive compensation, the Committee approved long-term stock option grants to our named executive officers under the 2006 Plan consisting solely of a one-time, multi-year stock option grant in lieu of annual long-term equity incentive award grants (the “2007 Options”). In November 2007, Dr. Perlin was awarded additional options to purchase common stock of the Company under the 2006 Plan by the Committee for his contributions to the Company (the “November 2007 Options”). As of December 31, 2013, all of the 2007 Options granted to the named executive officers and the November 2007 Options granted to Dr. Perlin were fully vested.

In August 2009, Mr. Foster and Dr. Perlin were awarded additional options to purchase common stock of the Company under the 2006 Plan by the Committee for their significant contributions to the Company (the “2009 Options”). A “change in control” (as defined under the 2006 Plan) was triggered under the terms of the 2009 Options on November 1, 2013 as a result of a sale of equity held by the Sponsors which resulted in the vesting of the remainder of the outstanding, unvested 2009 Options; therefore, as of December 31, 2013, all of the 2009 Options granted to Mr. Foster and Dr. Perlin were fully vested.

For each of the named executive officers with employment agreements, we also committed to grant, among Messrs. Bracken, Johnson and Hazen and certain other executives, 10% of the options initially authorized for grant under the 2006 Plan at some time before November 17, 2011 (but with a good faith commitment to do so before a “change in control” (as defined in the 2006 Plan) or a “public offering” (as defined in the 2006 Plan) and before the time when our Board of Directors reasonably believed that the fair market value of our common stock was likely to exceed the equivalent of $22.64 per share) at an exercise price per share that is the equivalent of $22.64 per share (“2x Time Options”). On October 6, 2009, the 2x Time Options were granted. As of December 31, 2013, all of the 2x Time Options granted to Messrs. Bracken, Johnson and Hazen were fully vested.

For additional information concerning the options awarded in 2007 and 2009, see the Outstanding Equity Awards at 2013 Fiscal Year-End Table.

Pre-Merger Rollover Options

As a result of the Merger, all unvested awards under the HCA 2005 Equity Incentive Plan (the “2005 Plan”) (and all predecessor equity incentive plans) vested in November 2006. Generally, all outstanding options under the 2005 Plan (and any predecessor plans) were cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock underlying the option multiplied by the amount by which the Merger consideration of $11.32 per share exceeded the exercise price for the options (without interest and less any applicable withholding taxes). However, certain members of management, including the named executive officers, were given the opportunity to convert options held by them prior to consummation of the Merger into options to purchase shares of common stock of the surviving corporation (“Rollover Options”).

Distributions on Equity Awards

The Company declared three special cash distributions in respect of outstanding common stock of the Company in each of 2010 and 2012 as follows:

Declaration Date	Record Date	Cash Distribution (per share)
January 27, 2010	February 1, 2010	$3.88
May 5, 2010	May 6, 2010	$1.11
November 23, 2010	November 24, 2010	$4.44
February 3, 2012	February 16, 2012	$2.00
October 23, 2012	November 2, 2012	$2.50
December 6, 2012	December 17, 2012	$2.00

Management, as with all stockholders, received the distributions on owned shares of common stock. In recognition of the value created by management through effective execution of operating strategies, and as otherwise required pursuant to the terms of the applicable stock option agreements, the Company also made cash distributions to holders of vested equity awards outstanding on the respective distribution record dates, as set forth below.

In connection with the 2010 distributions and the February 2012 distribution, the Committee amended the applicable option agreements to provide that in lieu of adjusting the exercise prices of such vested options, the Company would make cash payments on all vested options outstanding on the applicable record dates. In connection with the November 2012 and December 2012 distributions, the Committee amended the applicable option agreements to provide that in lieu of adjusting the exercise prices of such vested options, the Company would make cash payments on all vested options with a per share exercise price less than or equal to $23.224 and $24.728, respectively, outstanding on the applicable record dates. Vested options with a per share exercise price greater than $23.224 but less than $25.224 on the November 2, 2012 record date, were paid $1.25 per share of common stock subject to such option in cash, and the remainder of the distribution was applied by reducing the exercise price of such options by $1.25. Vested options with a per share exercise price greater than $24.728 but less than $26.328 on the December 17, 2012 record date, were paid $1.00 per share of common stock subject to such option in cash, and the remainder of the distribution was applied by reducing the exercise price of such options by $1.00. The Company reduced the option exercise price by the $2.50 and $2.00, respectively, for vested options with a per share exercise price equal to or greater than $25.224 and $26.328, respectively, outstanding on the November 2, 2012 and December 17, 2012 record dates, respectively.

Pursuant to the terms of the applicable award agreements, the Company reduced the per share exercise and base prices of any unvested options and SARs outstanding on the applicable distribution record dates by the amount of the applicable distribution to the extent permitted under applicable tax laws. To the extent applicable tax laws would not permit a reduction (in whole or in part) of such exercise or base price, the Company agreed to pay the balance of the per share amount of the applicable distribution not permitted to be applied to reduce the exercise or base price of the applicable award on or about the date such option or SAR becomes vested.

In addition, the Company made a cash payment to each holder of unvested RSUs under the Company’s equity incentive plans outstanding on the applicable record dates (to be paid as and when such unvested RSUs vest).

For additional information concerning the distribution payments on and adjustments to equity awards held by the named executive officers, see the 2013 Summary Compensation Table and the Outstanding Equity Awards at 2013 Fiscal Year-End Table.

Ownership Guidelines

Effective in July 2012, the Committee approved ownership guidelines for our named executive officers. Under these guidelines, our Chief Executive Officer should hold Company equity valued at least 5 times his base salary, and our other named executive officers should hold equity valued at least 3 times their respective base salaries. When calculating equity holdings, we include shares beneficially owned by the executive as well as the “in-the-money” value of vested stock options and SARs. The guidelines provide that 75% of net restricted shares and exercised options and SARs must be retained by the executive until minimum ownership levels are met. If our market share price declines to the extent that an executive’s ownership falls below the guidelines, these holding requirements are reinstated. In general, named executive officers will be expected to meet the ownership guidelines within five years of appointment to their position. The following table shows the ownership of the named executive officers as of December 31, 2013:

Named Executive Officer	Ownership as a Multiple of Base Salary
Richard M. Bracken	111x
R. Milton Johnson	110x
Samuel N. Hazen	80x
Jon M. Foster	17x
Jonathan B. Perlin, M.D.	32x

Retirement Plans

We currently maintain one tax-qualified retirement plan in which the named executive officers are eligible to participate, the HCA 401(k) Plan. The purpose of the HCA 401(k) Plan is to aid in recruitment and retention and to assist employees in providing for retirement. Generally all employees who have completed the plan’s service requirements are eligible to participate in the HCA 401(k) Plan. Each of our named executive officers participates in the plan. For additional information on the HCA 401(k) Plan, including amounts contributed by HCA in 2013 to the named executive officers, see the Summary Compensation Table and related footnotes and narratives and “2013 Pension Benefits.”

Our key executives, including the named executive officers, also participate in two supplemental retirement programs. The Committee and the Board initially approved these supplemental programs to:

•	Recognize significant long-term contributions and commitments by executives to the Company and to performance over an extended period of time;

•	Induce our executives to continue employment through a specified normal retirement age (initially 62 through 65, but reduced to 60 upon the change in control at the time of the Merger in 2006); and

•	Provide a competitive benefit to aid in attracting and retaining key executive talent.

The HCA Restoration Plan, a non-qualified retirement plan, provides a benefit to replace a portion of the contributions lost in the HCA 401(k) Plan due to certain Internal Revenue Service limitations. Effective January 1, 2008, participants in the SERP (described below) are no longer eligible for Restoration Plan contributions. However, the hypothetical accounts maintained for each named executive officer under this plan as of January 1, 2008 will continue to be maintained but will not be increased or decreased with hypothetical investment returns. For additional information concerning the HCA Restoration Plan, see “2013 Nonqualified Deferred Compensation.”

Key executives may also participate in the HCA Supplemental Executive Retirement Plan (the “SERP”), adopted in 2001. The SERP benefit brings the total value of annual retirement income to a specific income replacement level. For named executive officers with 25 years or more of service, this income replacement level is 60% of final average pay (base salary and PEP payouts) at normal retirement, a competitive level of benefit at the time the plan was implemented. As of the Merger in November 2006, all participants are fully vested in their SERP benefits and the plan is now frozen to new entrants. For additional information concerning the SERP, see “2013 Pension Benefits.”

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made under the SERP and HCA Restoration Plan. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Personal Benefits

Our executive officers generally receive limited, if any, benefits outside of those offered to our other employees. Generally, we provide these benefits to increase travel and work efficiencies and allow for more productive use of the executive’s time. Messrs. Bracken and Johnson are permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. The named executive officers may have their spouses accompany them on business trips taken on the Company aircraft, subject to seat availability, a benefit which has minimal incremental costs to the Company. In addition, there are times when it is appropriate for an executive’s spouse to attend events related to our business. On those occasions, we will pay for the travel expenses of the executive’s spouse. The value of these personal benefits, if any, is included in the executive officer’s income for tax purposes.

Effective January 1, 2012, the Company no longer provides any gross up payments to our named executive officers to cover the taxes due on perquisite related income.

Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our named executive officers. For additional information, see footnote (4) to the 2013 Summary Compensation Table.

Severance Benefits

As noted above, our named executive officers, with the exception of Mr. Foster and Dr. Perlin who are covered under our Executive Severance Policy, have entered into employment agreements, which provide, among other things, each executive’s rights upon a termination of employment in exchange for non-competition, non-solicitation, and confidentiality covenants. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. These benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. We also believe that these types of agreements are appropriate and customary in situations such as the Merger wherein the executives have made significant personal investments in the Company and that investment is generally illiquid for a significant period of time. Finally, we believe formalized severance arrangements are common benefits offered by employers competing for similar senior executive talent.

Severance Benefits for Mr. Bracken

In light of his long-term service to the Company and his retirement from the position of Chief Executive Officer, the Company entered into an Amended and Restated Employment Agreement with Mr. Bracken,

effective December 31, 2013 (the “Amended Employment Agreement”). Mr. Bracken’s Amended Employment Agreement provides that, effective as of the expiration of the Employment Term or Mr. Bracken’s sooner voluntary termination for any reason (including by reason of death or disability, but other than for “good reason”), that Mr. Bracken would be entitled to receive the “accrued rights” (Employment Term, cause, good reason and accrued rights as used in this section are as defined in “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements”). Mr. Bracken would also be entitled to receive a pro rata portion of his bonus under the 2014 PEP based on the Company’s actual results for 2014 and continued coverage under the Company’s group health plans for Mr. Bracken and his wife until age 65. The same severance applies regardless of whether the termination was in connection with a change in control of the Company. The Amended Employment Agreement further provides that Mr. Bracken’s vested equity awards granted under the 2006 Plan will remain exercisable until the earlier to occur of (a) the date that is eighteen (18) months following the termination of Mr. Bracken’s employment with the Company and (b) the expiration of the original ten year term of the respective grants.

If Mr. Bracken’s employment is terminated by the Company without “cause” or by Mr. Bracken for “good reason” (whether or not the termination was in connection with a change in control), Mr. Bracken would be entitled to receive the benefits described above and, subject to the delivery of a customary release and continued compliance with the noncompetition, nonsolicitation and confidentiality restrictions in the Amended Employment Agreement, an amount (if any) equal to Mr. Bracken’s base salary that would have been otherwise payable through the end of the Employment Term.

If Mr. Bracken’s employment is terminated by the Company for “cause,” Mr. Bracken would be entitled to receive the amounts and benefits described in the first paragraph of this section, except that Mr. Bracken would not be entitled to receive a pro-rated bonus under the 2014 PEP and his vested equity awards granted under the 2006 Plan would only remain exercisable for one hundred and eighty (180) days following the termination of his employment.

Further, pursuant to the RSU agreements governing the RSUs granted to Mr. Bracken under the 2012 and 2013 PEP plans, (1) in the event the executive officer’s employment terminates by reason of “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 55 years of age and completing ten years of service with the Company or any of it subsidiaries), the executive shall become vested in any unvested RSUs, and such RSUs shall continue to be payable on each applicable vesting date that occurs following their retirement, and (2) in the event the executive’s death or disability (as defined under Section 409A of the Internal Revenue Code), all unvested RSUs shall immediately vest.

Severance Benefits for Mr. Johnson and Mr. Hazen

Under the Company’s employment agreements with Messrs. Johnson and Hazen, if employment is terminated by the Company without “cause” or by the executive for “good reason” (whether or not the termination was in connection with a change-in-control), the executive would be entitled to “accrued rights” (cause, good reason and accrued rights are as defined in “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Employment Agreements”) plus:

•

Subject to restrictive covenants and the signing of a general release of claims, an amount equal to two times for Mr. Hazen and three times in the case of Mr. Johnson the sum of base salary plus the annual PEP incentive paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two year period;

•	Pro-rata bonus; and

•	Continued coverage under our group health plans during the period over which the cash severance is paid.

Additionally, unvested options and SARs will be forfeited; however, 2007 Options and 2x Time Options granted while the Company was privately held will remain exercisable until the first anniversary of the termination of the executive’s employment. Pursuant to the terms of the 2011 Options, 2012 SARs and 2013 SARs agreements, vested 2011 Options, 2012 SARs and 2013 SARs will remain exercisable for 180 days following such termination of the executive’s employment.

Further, pursuant to the RSU agreements governing the RSUs granted to Messrs. Johnson and Hazen under the 2012 and 2013 PEP plans, (1) in the event the executive officer’s employment terminates by reason of “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 55 years of age and completing ten years of service with the Company or any of it subsidiaries), the executive shall become vested in any unvested RSUs, and such RSUs shall continue to be payable on each applicable vesting date that occurs following their retirement, and (2) in the event the executive’s death or disability (as defined under Section 409A of the Internal Revenue Code), all unvested RSUs shall immediately vest.

Severance Benefits for Mr. Foster and Dr. Perlin

Under the Company’s Executive Severance Policy applicable to Mr. Foster and Dr. Perlin, if employment is terminated involuntarily by the Company (other than for a reason that would result in him not being eligible for rehire), by Mr. Foster or Dr. Perlin for “good reason” (as defined below), or as a result of, and after, a change-in-control (as defined under Section 409A of the Internal Revenue Code), Mr. Foster and Dr. Perlin would be entitled to:

•

Subject to the signing of a separation agreement and general release (which is required unless his termination is part of a planned reduction involving a group or class of employees), an amount equal to twenty-four (24) months of his base salary in a lump sum payment at his current base salary rate;

•	Pro-rata PEP bonus; and

•

A lump sum payment equal to the amount needed in order to continue his existing medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for eighteen (18) months.

“Good Reason” under the Executive Severance Policy is defined as actions taken by the Company that result in a materially negative change to the executive, such as the duties to be performed, the conditions under which duties are performed, or the compensation received. Isolated or inadvertent failure by the Company that is not in bad faith and is remedied within ten business days of written notice from an executive does not constitute good reason.

Additionally, pursuant to the option agreements governing Mr. Foster and Dr. Perlin’s option and SAR awards, unvested awards will be forfeited; however, vested options and SARs granted in 2007, 2009, 2011, 2012 and 2013 will remain exercisable for 180 days following such termination of employment.

Further, pursuant to the RSU agreements governing the RSUs granted to Mr. Foster and Dr. Perlin under the 2012 and 2013 PEP plans, (1) in the event the executive’s employment terminates by reason of “retirement” (defined under such agreements as resignation from service (i) after attaining 65 years of age or (ii) after attaining 55 years of age and completing ten years of service with the Company or any of its subsidiaries), then the executive shall become vested in any unvested RSUs, and such RSUs shall continue to be payable on each applicable vesting date that occurs following their retirement, and (2) in the event of the executive’s death or disability (as defined under Section 409A of the Internal Revenue Code), all unvested RSUs shall immediately vest.

Because we believe a termination by the executive for good reason (a constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the named executive officer’s employment. All of our severance provisions are believed to be within the realm of competitive practice and are intended to provide fair and reasonable compensation to the executive upon a termination event.

Change in Control Benefits

The Committee believes that the potential acceleration of vesting described below is appropriate in order to avoid being at a competitive disadvantage in the Company’s recruiting and retention efforts, as employees often consider equity upside opportunities in a change in control transaction to be a critical element of compensation. Additionally, accelerated vesting provisions provide security that equity-related consideration will be earned in the event the Company is sold or the subject of a “hostile” takeover. The absence of such an agreement could impact an employee’s willingness to work through a merger transaction which could be beneficial to our stockholders.

Pre-IPO Awards

Pursuant to the stock option agreements governing the pre-IPO equity grants under the 2006 Plan (including the 2007 Options, the November 2007 Options, the 2009 Options, and the 2x Time Options, collectively, the “Pre-IPO Options”), upon a Change in Control of the Company (as defined below), all unvested time vesting awards (that have not otherwise terminated or become exercisable) become exercisable to the extent the certain vesting conditions are met on the date of the Change in Control, as applicable. “Change in Control” under these Pre-IPO Option agreements is defined as in one or more of a series of transactions (i) the transfer or sale of all or substantially all of the assets of the Company (or any direct or indirect parent of the Company) to an Unaffiliated Person (as defined below); (ii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale of the voting stock of the Company (or any direct or indirect parent of the Company), an Investor, or any affiliate of any of the Investors to an Unaffiliated Person, in any such event that results in more than 50% of the common stock of the Company (or any direct or indirect parent of the Company) or the resulting company being held by an Unaffiliated Person; or (iii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale by the Company (or any direct or indirect parent of the Company), an Investor or any affiliate of any of the Investors, in any such event after which the Investors and their affiliates (x) collectively own less than 15% of the common stock of and (y) collectively have the ability to appoint less than 50% of the directors to the Board (or any resulting company after a merger). For purposes of this section, the term “Unaffiliated Person” means a person or group who is not an Investor, an affiliate of any of the Investors or an entity in which any Investor holds, directly or indirectly, a majority of the economic interest in such entity.

Pursuant to the RSU agreements governing the RSUs granted to the named executive officers under the 2010 PEP, upon a Change of Control of the Company (as defined immediately above), all unvested RSUs shall immediately vest.

On November 1, 2013, a Change in Control was triggered under the terms of Pre-IPO Options and the RSUs granted under the 2010 PEP as a result of a sale of equity held by the Sponsors, resulting in the vesting of the remainder of the outstanding, unvested 2009 Options and RSUs granted under the 2010 PEP.

Post IPO Awards

Pursuant to the award agreements governing the 2011 Options, 2012 SARs and 2013 SARs granted under the 2006 Plan, upon a Change in Control of the Company (as defined below), all unvested time vesting awards (that have not otherwise terminated or become exercisable) shall become immediately exercisable, and all unvested EBITDA awards (that have not otherwise terminated or become exercisable) shall also become immediately exercisable. For purposes of the 2011 Options, 2012 SARs and 2013 SARs, “Change in Control” shall mean, in lieu of any definition contained in the 2006 Plan: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any person or group other than, as of the date of determination, (A) any and all of an employee benefit plan (or trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company; (B) Hercules Holding, but only for so long as Hercules Holding continues to hold at least 30% of the voting power of the Company’s voting equity securities, or (C) any Equity Sponsor (as defined in the Company’s Amended and Restated Certificate of Incorporation dated as of March 8, 2011), but only for so long as the Equity Sponsors, in the aggregate, continue to hold at least 30% of the voting power of the Company’s voting equity securities (any of the foregoing, “Permitted Holders”); or (ii) any person or group, other than the Permitted Holders, becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto) (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or (iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are beneficially owned subsequent to such transaction by the person or persons who were the beneficial owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or (iv) during any period of 12 months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

Pursuant to the RSU agreements governing the RSUs granted to the named executive officers under the 2012 PEP and 2013 PEP, upon a Change in Control (as defined immediately above), all unvested RSUs shall immediately vest.

Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Employment Agreements,” “Option Exercises and Stock Vested in 2013” and “Potential Payments Upon Termination or Change in Control.

Recoupment of Compensation

The Company can recoup (or “clawback”) incentive compensation pursuant to our 2013 PEP that was based on (i) achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either generally accepted accounting principles (“GAAP”) or federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensations are materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to this policy based on the participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The Committee may also provide for incremental additional payments to then-current executives in the event any restatement or error indicates that such executives should have received higher performance-based payments. This policy is administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.

Tax and Accounting Implications

The Committee considers the impact of Section 162(m) of the Internal Revenue Code in the design of its compensation strategies. Under Section 162(m), compensation paid to executive officers in excess of $1,000,000 cannot be taken by us as a tax deduction unless the compensation qualifies as performance-based compensation. The design of the Company’s PEP and other incentive compensation is intended to constitute performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interests of our stockholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stakeholders.

The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code. We account for stock based payments with respect to our long term equity incentive award programs in accordance with the requirements of ASC 718.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Jay O. Light, Chairperson

Ann H. Lamont

Geoffrey G. Meyers

2013 Summary Compensation Table

The following table sets forth information regarding the compensation earned by the Chief Executive Officer, the Chief Financial Officer and our other three most highly compensated executive officers during 2013.

Name and Principal Positions	Year	Salary ($)	Option/ Stock Appreciation Right Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Richard M. Bracken	2013	$1,399,973	$10,771,475	$3,292,380	$1,040,355	$23,482	$16,527,665
Chairman and Chief	2012	$1,387,474	$11,824,290	$3,358,320	$7,799,296	$21,989,866	$46,359,246
Executive Officer	2011	$1,324,975	—	$1,638,572	$2,749,138	$25,661	$5,738,346

R. Milton Johnson	2013	$899,983	$5,385,738	$1,411,020	—	$21,707	$7,718,448
President, Chief	2012	$891,650	$5,583,693	$1,439,280	$3,629,665	$15,704,477	$27,248,765
Financial Officer and Director	2011	$849,984	—	$664,632	$1,225,499	$16,500	$2,756,615

Samuel N. Hazen	2013	$850,000	$3,148,585	$1,132,736	—	$17,500	$5,148,821
President — Operations	2012	$850,000	$3,284,525	$1,155,422	$2,707,237	$8,867,862	$16,865,046
	2011	$829,558	$1,066,825	$706,172	$1,410,183	$17,474	$4,030,212

Jon M. Foster	2013	$729,153	$2,071,438	$922,048	$469,986	$23,210	$4,215,835
President — American Group	2011	$631,877	$853,460	$381,767	$843,960	$20,404	$2,731,468

Jonathan B. Perlin, M.D.	2013	$699,987	$1,822,865	$823,095	$314,388	$10,200	$3,670,535
President — Clinical Services Group and Chief Medical Officer

(1)	Option and SAR awards for 2013, 2012 and 2011 include the aggregate grant date fair value of the SARs granted during fiscal years 2013 and 2012 and the stock option awards to purchase shares of common stock granted during fiscal year 2011 in accordance with ASC 718 as awarded to the named executive officers under the 2006 Plan. Assumptions used in the calculations of these amounts are set forth in Note 2 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2)	Non-Equity Incentive Plan Compensation for 2013 reflects amounts earned for the year ended December 31, 2013 under the 2013 PEP, which amounts were paid in cash up to the target level and 50% in cash and 50% through the grant of RSU awards in the first quarter of 2014 for amounts in excess of target, pursuant to the terms of the 2013 PEP. For 2013, the Company achieved its target performance level, but not did not reach its maximum performance level, as adjusted, with respect to the Company’s EBITDA; therefore, pursuant to the terms of the 2013 PEP, awards under the 2013 PEP were paid out to the named executive officers at approximately 156.78% of each such officer’s respective target amount, with the exception of Mr. Foster, whose award was paid out at approximately 167.27% his target amount, due to the 50% of his PEP based on the American Group EBITDA, which also exceeded the target performance level but did not reach the maximum performance level.

Non-Equity Incentive Plan Compensation for 2012 reflects amounts earned for the year ended December 31, 2012 under the 2012 PEP, which amounts were paid in cash up to the target level and 50% in cash and 50% through the grant of RSU awards in the first quarter of 2013 for amounts in excess of target, pursuant to the terms of the 2012 PEP. For 2012, the Company achieved its target performance level, but not did not reach its maximum performance level, as adjusted, with respect to the Company’s EBITDA; therefore, pursuant to the terms of the 2012 PEP, awards under the 2012 PEP were paid out to the named executive officers at approximately 159.92% of each such officer’s respective target amount.

Non-Equity Incentive Plan Compensation for 2011 reflects amounts earned for the year ended December 31, 2011 under the 2011 PEP, which amounts were paid in cash in the first quarter of 2012 pursuant to the terms of the 2011 PEP. For 2011, the Company did not achieve its target performance level, but exceeded its threshold performance level, as adjusted, with respect to the Company’s EBITDA and the Southwest Group’s EBITDA; therefore, pursuant to the terms of the 2011 PEP, awards under the 2011 PEP were paid out to the named executive officers at approximately 97.74% of each such officer’s respective target amount, with the exception of Mr. Foster, whose award was paid out at approximately 88.99% of his target amount, due to the 50% of his PEP based on the Southwest Group EBITDA.

(3)	All amounts for 2013 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2013 Pension Benefits.” The changes in the SERP benefit value during 2013 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return and (ii) the discount rate changing from 3.06% to 3.89%, which resulted in a decrease in the value. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Hazen	Foster	Perlin
Passage of Time	$2,479,025	$1,449,768	$1,065,644	$1,139,562	$751,226
Discount Rate Change	$(1,438,670)	$(2,037,872)	$(1,958,860)	$(669,576)	$(436,838)

All amounts for 2012 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2013 Pension Benefits.” The changes in the SERP benefit value during 2012 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return and (ii) the discount rate changing from 4.08% to 3.06%, which resulted in an increase in the value. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Hazen
Passage of Time	$4,554,807	$1,633,505	$709,601
Discount Rate Change	$3,244,489	$1,996,160	$1,997,636

All amounts for 2011 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2013 Pension Benefits.” The changes in the SERP benefit value during 2011 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return, (ii) the discount rate changing from 4.25% to 4.08%, which resulted in an increase in the value and (iii) the Restoration Plan account balance being frozen as of January 1, 2011. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Hazen	Foster
Passage of Time	$1,872,125	$474,041	$83,942	$581,551
Discount Rate Change	$642,740	$360,402	$355,979	$84,055
Restoration Plan Account Freeze	$234,273	$391,056	$970,262	$178,354

(4)	2013 amounts generally consist of:

•	Matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Hazen	Foster	Perlin
HCA 401(k) matching contribution	$17,004	$17,500	$17,500	$15,300	$10,200

•

Personal use of corporate aircraft. In 2013, Messrs. Bracken, Johnson and Foster were allowed personal use of Company aircraft with an estimated incremental cost of $6,437, $4,207 and $7,910, respectively, to the Company. Mr. Hazen and Dr. Perlin did not have any personal use of the Company aircraft in 2013. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $41 for expenses incurred by Mr. Bracken’s spouse for such business related events.

2012 amounts generally consist of:

•

Distributions paid in 2012 on vested stock options held by the named executive officers on the applicable distribution record dates. Distributions of $2.00, $2.50 and $2.00, respectively, per share of common stock subject to such outstanding vested stock options held on the February 16, November 2 and December 17, 2012 record dates, respectively, were paid to the named executive officers in 2012 (subject to limitations for certain awards as described below). Named executive officers holding vested stock options with an exercise price greater than $23.224 but less than $25.224 on the November 2, 2012 record date, were paid $1.25 per share of common stock subject to such outstanding vested stock options in cash and the remainder of the distribution was applied by reducing the exercise price of such options by $1.25. The total cash distributions received on vested stock options by the named executive officers in 2012 were:

	Bracken	Johnson	Hazen
Cash distributions on vested stock options	$21,440,404	$15,440,436	$8,653,725

•

Distributions that will become payable to the named executive officers upon the vesting of the applicable unvested share-based awards held by the named executive officers on the February 16, November 2 and December 17, 2012 record dates. In accordance with the award agreements governing the option and stock appreciation right awards held by the named executive officers, the Company reduced the per share exercise or base price of any unvested awards outstanding as of the February 16, November 2 and December 17, 2012 record dates by the respective per share distribution amount to the extent the per share exercise or base price could be reduced under applicable tax rules. Pursuant to such award agreements, to the extent the per share exercise or base price could not be reduced by the full per share distribution, the Company will pay the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the base or exercise price of the applicable stock appreciation right or option in respect of each share of common stock subject to such unvested option outstanding as of the February 16, November 2 and December 17, 2012 record dates upon the vesting of such awards. In accordance with the award agreements governing the RSU awards held by the named executive officers, the Company will pay the applicable distribution amounts with respect to the unvested RSUs outstanding on the February 16, November 2 and December 17, 2012 record dates upon the vesting of the applicable RSUs. The total cash distributions attributable to the 2012 distributions that will become payable upon vesting of the applicable unvested share-based awards held by the named executive officers are:

	Bracken	Johnson	Hazen
Distribution amount payable on unvested share-based awards upon vesting of such awards	$528,668	$242,162	$197,058

•	Matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Hazen
HCA 401(k) matching contribution	$17,000	$17,000	$17,000

•

Personal use of corporate aircraft. In 2012, Messrs. Bracken and Johnson were allowed personal use of Company aircraft with an estimated incremental cost of $3,588 and $4,800, respectively, to the Company. Mr. Hazen did not have any personal use of the Company aircraft in 2012. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $156 for expenses incurred by Mr. Bracken’s spouse for such business related events.

2011 amounts generally consist of:

•	Matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Hazen	Foster
HCA 401(k) matching contribution	$16,500	$16,500	$16,500	$14,700

•

Personal use of corporate aircraft. In 2011, Messrs. Bracken and Hazen were allowed personal use of Company aircraft with an estimated incremental cost of $8,086 and $974, respectively, to the Company. Messrs. Johnson and Foster did not have any personal use of the Company aircraft in 2011. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Mr. Bracken with respect to certain trips on Company aircraft. The additional income attributed to him as a result of gross ups was $1,075.

•	Personal club expenses. In 2011, we paid approximately $5,704 for personal use of club membership benefits for Mr. Foster.

2013 Grants of Plan-Based Awards

The following table provides information with respect to awards made under our 2006 Plan and 2013 PEP during the 2013 fiscal year.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)			All Other Option Awards: Number of Securities Underlying Options/ SARs(2)	Exercise or Base Price of Option/ SAR Awards ($/sh)	Grant Date Fair Value of Option/ SAR Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard M. Bracken	2/6/2013	—	—	—	—	325,000	—	325,000	$37.18	$10,771,475
Richard M. Bracken	N/A	$525,000	$2,100,000	$4,200,000	—	—	—	—	—	—
R. Milton Johnson	2/6/2013	—	—	—	—	162,500	—	162,500	$37.18	$5,385,738
R. Milton Johnson	N/A	$225,000	$900,000	$1,800,000	—	—	—	—	—	—
Samuel N. Hazen	2/6/2013	—	—	—	—	95,000	—	95,000	$37.18	$3,148,585
Samuel N. Hazen	N/A	$180,625	$722,500	$1,445,000	—	—	—	—	—	—
Jon M. Foster	2/6/2013	—	—	—	—	62,500	—	62,500	$37.18	$2,071,438
Jon M. Foster	N/A	$137,813	$551,250	$1,102,500	—	—	—	—	—	—
Jonathan B. Perlin, M.D.	2/6/2013	—	—	—	—	55,000	—	55,000	$37.18	$1,822,865
Jonathan B. Perlin, M.D.	N/A	$131,250	$525,000	$1,050,000	—	—	—	—	—	—

(1)

Non-equity incentive awards granted to each of the named executive officers pursuant to our 2013 PEP for the 2013 fiscal year, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.” The amounts shown in the “Threshold” column reflect the threshold payment, which is 25% of the amount shown in the “Target” column. The amount shown in the “Maximum” column is 200% of the target amount. Pursuant to the terms of the 2013 PEP, the Company achieved its target performance level, as adjusted, but did not reach its maximum performance level, as adjusted, with respect to the Company’s EBITDA and the American Group’s EBITDA. Therefore, 2013 awards under the 2013 PEP were paid out to the named executive officers at approximately 156.78% of each such officer’s respective target amount, with the exception of Mr. Foster, whose award was paid out at approximately 167.27% his target amount, due to the 50% of his PEP based on the American Group

EBITDA. Under the 2013 PEP for the 2013 fiscal year, Messrs. Bracken, Johnson, Hazen and Foster and Dr. Perlin received cash payments of $2,696,190, $1,155,510, $927,618, $736,649 and $674,048, respectively, and approximately $596,190, $255,510, $205,118, $185,399 and $149,047, respectively, payable in RSU awards at a grant price of $49.56, the close price of our common stock on the NYSE on February 25, 2014, in accordance with the 2013 PEP and our equity award policy, which RSU awards will vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

SARs awarded under the 2006 Plan by the Committee as part of the named executive officer’s long term equity incentive award. The 2013 SARs are structured so that 1/2 are time vested (vesting in four equal installments on the first four anniversaries of the grant date) and 1/2 are EBITDA-based performance vested (with up to 25% vesting at the end of each of fiscal years 2013, 2014, 2015 and 2016 upon the Committee’s determination of the extent to which certain EBITDA performance targets have been met for the applicable fiscal year). The time vested SAR awards are reflected in the “All Other Option Awards: Number of Securities Underlying Options/SARs” column and the EBITDA performance vested SAR awards are reflected in the “Estimated Possible Payouts Under Equity Incentive Plan Awards — Target” column. The terms of 2013 SARs are described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards: Options and Stock Appreciation Rights.” The aggregate grant date fair value of the 2013 SARs in accordance with ASC 718 is reflected in the “Option/Stock Appreciation Right Awards” column of the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table

Total Compensation

In 2013, 2012 and 2011, total direct compensation, as described in the Summary Compensation Table, consisted primarily of base salary, annual PEP awards payable in cash, with one half of payouts in excess of target paid out in RSU awards, and in 2012 and 2013, the SARs granted to the named executive officers, 1/2 of which are subject to time vesting and 1/2 of which are subject to EBITDA performance vesting conditions, and in 2011, as a part of the Company’s internal reorganization, the 2011 Option grants to Messrs. Hazen and Foster and Dr. Perlin, 1/2 of which are subject to time-vesting and 1/2 of which are subject to EBITDA performance vesting conditions, and in 2012, distributions paid on the vested stock options held by the named executive officers on the applicable record dates and distributions that will become payable to the named executive officers upon the vesting of certain unvested share-based awards held by the named executive officers the applicable record dates. This mix was intended to reflect our philosophy that a significant portion of an executive’s compensation should be equity-linked and/or tied to our operating performance. In addition, we provided an opportunity for executives to participate in two supplemental retirement plans; however, effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions, although Restoration Plan accounts will continue to be maintained for such participants (for additional information concerning the Restoration Plan, see “2013 Nonqualified Deferred Compensation”).

Annual PEP Awards

With respect to the 2013, 2012 and 2011 fiscal years, each named executive officer was eligible to earn under the 2013 PEP, 2012 PEP and 2011 PEP, respectively, (i) a target bonus, if performance targets were met; (ii) a specified percentage of the target bonus, if “threshold” levels of performance were achieved but performance targets were not met; or (iii) two times the target bonus if “maximum” performance goals were achieved, with the annual bonus amount being interpolated, in the sole discretion of the Committee, for performance results that exceeded “threshold” levels but do not meet or exceed “maximum” levels. The annual bonus opportunities for 2013 for the named executive officers were set forth in the 2013 PEP, as described in more detail under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation: PEP.”

Options and Stock Appreciation Rights

In November 2011, options to purchase common stock of the Company were granted under the 2006 Plan to Messrs. Hazen and Foster and Dr. Perlin as a reflection of the additional responsibilities they assumed in connection with the Company’s internal reorganization in 2011. The 2011 Options were designed to be long term equity incentive awards. The terms of the 2011 Options are described in detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights.”

In February 2012 and February 2013, SAR awards were granted under the 2006 Plan to members of management and key employees, including the named executive officers. These SARs were designed to be long term equity incentive awards. The terms of the 2012 and 2013 SAR awards are described in detail under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights.”

All stock options and SAR and RSU awards held by the named executive officers are described in the Outstanding Equity Awards at 2013 Fiscal Year-End Table.

Employment Agreements and other Compensation Arrangements

In connection with the Merger, on November 16, 2006, Hercules Holding entered into substantially similar employment agreements with Messrs. Bracken, Johnson and Hazen and certain other executives, which agreements were shortly thereafter assumed by HCA Inc., and then in November 2010, to the extent applicable, by HCA Holdings, Inc., and which agreements govern the terms of each executive’s employment. In light of Mr. Bracken’s retirement from the position of Chief Executive Officer, effective December 31, 2013, and continuing services to the Company as Chairman until December 31, 2014, the Company entered into an Amended and Restated Employment Agreement with Mr. Bracken, effective December 31, 2013, the terms of which are described below. Effective as of February 9, 2011, the Company entered into amendments to Messrs. Johnson and Hazen’s employment agreements reflecting their new titles and new responsibilities resulting from the Company’s internal reorganization, and Mr. Johnson’s amendment also reflected that he shall serve as a member of the Board of Directors of the Company for so long as he is an officer of the Company. Mr. Johnson’s employment agreement was further amended, effective as of January 1, 2014, to reflect his appointment to the position of President and Chief Executive Officer. Mr. Foster and Dr. Perlin do not have employment agreements with the Company.

Employment Agreements — Messrs. Johnson and Hazen

The term of employment under Messrs. Johnson and Hazen’s agreements is indefinite, and they are terminable by either party at any time; provided that the executive must give no less than 90 days notice prior to a resignation. Each employment agreement sets forth the executive’s annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that the executive will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year, based upon the extent to which annual performance targets established by the Board of Directors are achieved.

Additionally, pursuant to the employment agreements, we agree to indemnify each executive against any adverse tax consequences (including, without limitation, under Section 409A and 4999 of the Internal Revenue Code), if any, that result from the adjustment by us of stock options held by the executive in connection with the Merger or the future payment of any extraordinary cash dividends.

Pursuant to each employment agreement, if an executive’s employment terminates due to death or disability, the executive would be entitled to receive (i) any base salary and any bonus that is earned and unpaid through the date of termination; (ii) reimbursement of any unreimbursed business expenses properly incurred by the executive; (iii) such employee benefits, if any, as to which the executive may be entitled under our employee benefit plans (the payments and benefits described in (i) through (iii) being “accrued rights”); and (iv) a pro rata portion of any annual bonus that the executive would have been entitled to receive pursuant to the employment agreement based upon our actual results for the year of termination (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment, payable to the executive when the annual bonus would have been otherwise payable (the “pro rata bonus”)).

Further, under each employment agreement, if an executive’s employment is terminated by us without “cause” (as defined below) or by the executive for “good reason” (as defined below) (each a “qualifying termination”), the executive would be (i) entitled to the accrued rights; (ii) subject to compliance with certain confidentiality, non-competition and non-solicitation covenants contained in his or her employment agreement and execution of a general release of claims on behalf of the Company, an amount equal to the product of (x) three in the case of Mr. Johnson and two in the case of Mr. Hazen and (y) the sum of (A) the executive’s base salary and (B) annual bonus paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two-year period; (iii) entitled to the pro rata bonus; and (iv) entitled to continued coverage under our group health plans during the period over which the cash severance described in clause (ii) is paid. The executive’s vested 2007 Options and 2x Time Options would also remain exercisable until the first anniversary of the termination of the executive’s employment. However, in lieu of receiving the payments and benefits described in (ii), (iii) and (iv) immediately above, the executive may instead elect to have his or her covenants not to compete waived by us. The same severance applies regardless of whether the termination was in connection with a change in control of the Company.

“Cause” is defined in each employment agreement as an executive’s (i) willful and continued failure to perform his material duties to the Company which continues beyond 10 business days after a written demand for substantial performance is delivered; (ii) willful or intentional engagement in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the Sponsors; (iii) conviction of, or a plea of nolo contendere to, a crime constituting a felony, or a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of his covenants under the employment agreement which continues beyond the designated cure period or of the agreements relating to the new equity. “Good Reason” is defined as (i) a reduction in the executive’s base salary (other than a general reduction that affects all similarly situated employees in substantially the same proportions which is implemented by the Board in good faith after consultation with the chief executive officer and chief operating officer), a reduction in the executive’s annual incentive compensation opportunity, or the reduction of benefits payable to the executive under the SERP; (ii) a substantial diminution in the executive’s title, duties and responsibilities; or (iii) a transfer of the executive’s primary workplace to a location that is more than 20 miles from his or her current workplace (other than, in the case of (i) and (ii), any isolated, insubstantial and inadvertent failure that is not in bad faith and is cured within 10 business days after the executive’s written notice to the Company).

Pursuant to each employment agreement, in the event of an executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he or she will only be entitled to the “accrued rights” (as defined above).

Each employment agreement also provides that the Company and the executive agree to work together in good faith to try to address any issued posed by Section 280G and 4999 of the Internal Revenue Code that could arise as a result of a change in control of the Company (within the meaning of Section 280G of the Internal Revenue Code).

Mr. Bracken’s Employment Agreement

The Company entered into the Amended Employment Agreement with Mr. Bracken on August 2, 2013, which became effective on December 31, 2013. Pursuant to the terms of the Amended Employment Agreement, Mr. Bracken will continue to be employed by HCA Management Services, L.P., an affiliate of the Company, and shall serve as Chairman of the Company for a period commencing January 1, 2014 and ending December 31, 2014 (the “Employment Term”).

The Amended Employment Agreement provides that Mr. Bracken shall receive a base salary at the monthly rate of $83,333.33 during the Employment Term. Mr. Bracken is entitled to the full amount of any annual bonus earned, but unpaid, as of the effective date of the Amended Employment Agreement for the year ended December 31, 2013 under the Company’s 2013 PEP. The Amended Employment Agreement provides that Mr. Bracken’s “target” payout under the 2014 PEP shall be $750,000, and Mr. Bracken shall receive a grant of the Company’s restricted stock units with a grant date value of $375,000 on or about the date the Company grants annual equity awards to its executive officers for calendar year 2014, which shall vest 100% upon the expiration of the Employment Term or Mr. Bracken’s sooner voluntary termination for any reason.

The Amended Employment Agreement also provides that Mr. Bracken’s earned benefit pursuant to the Company’s SERP shall be frozen effective as of the close of business on December 31, 2013. The Amended Employment Agreement also provides that if Mr. Bracken is not survived by his spouse, or if Mr. Bracken’s surviving spouse is entitled to the survivor benefit pursuant to the SERP but dies before payment of her benefit has been made, the SERP benefit shall be paid to the estate of the last to survive of Mr. Bracken or his spouse in a single lump-sum payment.

The terms of Mr. Bracken’s employment agreement with respect to termination of his employment are described in detail under “Compensation Discussion and Analysis — Severance and Change in Control Agreements — Mr. Bracken’s Severance Benefits.” “Cause” and “Good Reason” are defined as set forth above in the description of Messrs. Johnson and Hazen’s employment agreement, and the other terms of Mr. Bracken’s Amended Employment Agreement are substantially the same as his prior employment agreement.

Executive Severance Policy

As group presidents, the Company’s Executive Severance Policy applies to Mr. Foster and Dr. Perlin if their employment is terminated involuntarily by the Company (other than for a reason that would result in them not being eligible for rehire), by Mr. Foster or Dr. Perlin for “good reason” (as defined in the policy), or as a result of, and after, a change in control (as defined under Section 409A of the Internal Revenue Code). The severance benefits applicable to Mr. Foster and Dr. Perlin under this policy are described in more detail under “Compensation Discussion and Analysis — Severance and Change in Control Benefits – Severance Benefits for Mr. Foster and Dr. Perlin.”

Additional information with respect to potential payments to the named executive officers pursuant to their employment agreements or other compensation arrangements and the 2006 Plan is contained in “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table includes certain information with respect to options, SARs and RSUs held by the named executive officers as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options and SARs Exercisable (#)(1)(2)(3)(4)	Number of Securities Underlying Unexercised Options and SARs Unexercisable (#)(2)(3)(4)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options and SARs(#)(2)(3)(4)	Option/SAR Exercise/ Base Price ($)(5)(6)(7)(8) (9)(10)(11)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(12)	Market Value of Shares or Units of Stock That Have Not Vested ($)(13)
Richard M. Bracken	48,378	—	—	$2.83	1/27/2015	—	—
Richard M. Bracken	31,961	—	—	$2.83	1/26/2016	—	—
Richard M. Bracken	945,121	—	—	$5.31	1/30/2017	—	—
Richard M. Bracken	630,068	—	—	$11.32	1/30/2017	—	—
Richard M. Bracken	284,490	—	—	$13.21	10/6/2019	—	—
Richard M. Bracken	284,481	—	—	$17.65	10/6/2019	—	—
Richard M. Bracken	853,445	—	—	$22.64	10/6/2019	—	—
Richard M. Bracken	337,500	337,500	225,000	$22.95	2/8/2022	—	—
Richard M. Bracken	81,250	325,000	243,750	$37.18	2/6/2023	—	—
Richard M. Bracken	—	—	—	—	—	17,868	$852,482
R. Milton Johnson	29,016	—	—	$2.83	1/27/2015	—	—
R. Milton Johnson	19,374	—	—	$2.83	1/26/2016	—	—
R. Milton Johnson	675,087	—	—	$5.31	1/30/2017	—	—
R. Milton Johnson	450,048	—	—	$11.32	1/30/2017	—	—
R. Milton Johnson	213,365	—	—	$13.21	10/6/2019	—	—
R. Milton Johnson	213,356	—	—	$17.65	10/6/2019	—	—
R. Milton Johnson	640,070	—	—	$22.64	10/6/2019	—	—
R. Milton Johnson	159,375	159,375	106,250	$22.95	2/8/2022	—	—
R. Milton Johnson	40,625	162,500	121,875	$37.18	2/6/2023	—	—
R. Milton Johnson	—	—	—	—	—	7,658	$365,363
Samuel N. Hazen	29,016	—	—	$2.83	1/27/2015	—	—
Samuel N. Hazen	19,374	—	—	$2.83	1/26/2016	—	—
Samuel N. Hazen	432,051	—	—	$5.31	1/30/2017	—	—
Samuel N. Hazen	288,030	—	—	$11.32	1/30/2017	—	—
Samuel N. Hazen	84,464	—	—	$13.21	10/6/2019	—	—
Samuel N. Hazen	84,450	—	—	$17.65	10/6/2019	—	—
Samuel N. Hazen	253,352	—	—	$22.64	10/6/2019	—	—
Samuel N. Hazen	46,875	31,250	15,625	$17.33	11/2/2021	—	—
Samuel N. Hazen	15,625	—	—	$21.35	11/2/2021	—	—
Samuel N. Hazen	12,500	—	—	$22.10	11/2/2021	—	—
Samuel N. Hazen	93,750	93,750	62,500	$22.95	2/8/2022	—	—
Samuel N. Hazen	23,750	95,000	71,250	$37.18	2/6/2023	—	—
Samuel N. Hazen	—	—	—	—	—	6,147	$293,273
Jon M. Foster	60,011	—	—	$5.31	1/30/2017	—	—
Jon M. Foster	108,010	—	—	$11.32	1/30/2017	—	—
Jon M. Foster	27,594	—	—	$5.98	8/27/2019	—	—
Jon M. Foster	16,554	—	—	$6.48	8/27/2019	—	—
Jon M. Foster	5,518	—	—	$10.92	8/27/2019	—	—
Jon M. Foster	5,518	—	—	$15.91	8/27/2019	—	—
Jon M. Foster	37,500	25,000	12,500	$17.33	11/2/2021	—	—
Jon M. Foster	12,500	—	—	$21.35	11/2/2021	—	—
Jon M. Foster	10,000	—	—	$22.10	11/2/2021	—	—
Jon M. Foster	75,000	75,000	50,000	$22.95	2/8/2022	—	—
Jon M. Foster	15,625	62,500	48,875	$37.18	2/6/2023	—	—
Jon M. Foster	—	—	—	—	—	5,334	$254,485
Jonathan B. Perlin, M.D.	18,626	—	—	$5.31	1/30/2017	—	—
Jonathan B. Perlin, M.D.	108,010	—	—	$11.32	1/30/2017	—	—
Jonathan B. Perlin, M.D.	172,909	—	—	$5.78	11/15/2017	—	—
Jonathan B. Perlin, M.D.	19,209	—	—	$8.54	11/15/2017	—	—
Jonathan B. Perlin, M.D.	96,045	—	—	$13.53	11/15/2017	—	—
Jonathan B. Perlin, M.D.	27,594	—	—	$5.98	8/27/2019	—	—
Jonathan B. Perlin, M.D.	16,554	—	—	$6.48	8/27/2019	—	—
Jonathan B. Perlin, M.D.	5,518	—	—	$10.92	8/27/2019	—	—
Jonathan B. Perlin, M.D.	5,518	—	—	$15.91	8/27/2019	—	—
Jonathan B. Perlin, M.D.	37,500	25,000	12,500	$17.33	11/2/2021	—	—
Jonathan B. Perlin, M.D.	12,500	—	—	$21.35	11/2/2021	—	—
Jonathan B. Perlin, M.D.	10,000	—	—	$22.10	11/2/2021	—	—
Jonathan B. Perlin, M.D.	56,250	56,250	37,500	$22.95	2/8/2022	—	—
Jonathan B. Perlin, M.D.	13,750	55,000	41,250	$37.18	2/6/2023	—	—
Jonathan B. Perlin, M.D.	—	—	—	—	—	4,467	$213,121

(1)	Reflects Rollover Options, as further described under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights,” the 2007 Options, as further described under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights,” Dr. Perlin’s November 2007 Options, as further described under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights,” Mr. Foster and Dr. Perlin’s 2009 Options, as further described under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights,” Messrs. Bracken, Johnson and Hazen’s 2x Time Options, as further described under “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights,” Messrs. Hazen and Foster’s and Dr. Perlin’s time vested 2011 Options, comprised of the 50% that vested as of November 2, 2013, the 70% of Messrs. Hazen and Foster’s and Dr. Perlin’s EBITDA-based performance vested 2011 Options, comprised of the 20% that vested as of December 31, 2011 and the 25% that vested as of December 31, 2012 and December 31, 2013, respectively (upon the Committee’s determination that the Company achieved the 80% vesting level of the 2011 EBITDA performance targets under the option awards and the 100% vesting level of the 2012 and 2013 EBITDA performance targets under the option awards, as adjusted), time vested 2012 SARs, comprised of the 25% that vested as of February 8, 2013, the 50% of the named executive officer’s EBITDA-based performance vested 2012 SARs that vested as of December 31, 2012 and December 31, 2013, respectively (upon the Committee’s determination that the Company achieved 100% vesting level of the 2012 and 2013 EBITDA performance targets under the 2012 SARs, as adjusted), and the 25% of the named executive officer’s EBITDA-based performance vested 2013 SARs that vested as of December 31, 2013 (upon the Committee’s determination that the Company achieved 100% vesting level of the 2013 EBITDA performance targets under the 2013 SARs, as adjusted).

(2)

Reflects 2011 Options awarded to Messrs. Hazen and Foster and Dr. Perlin in November 2011 under the 2006 Plan as a part of each named executive officer’s long-term equity incentive awards. The 2011 Options are structured so that 1/2 are time vested options (vesting in four equal installments on the first four anniversaries of the grant date) and 1/2 are EBITDA-based performance vested options (with up to 25% vesting at the end of each of fiscal years 2011, 2012, 2013 and 2014 upon the Committee’s determination of the extent to which certain EBITDA performance targets have been met for the applicable fiscal year). The time vested options are reflected in the “Number of Securities Underlying Unexercised Options and SARs Unexercisable” column (with the exception of 50% of the time vested 2011 Options that were vested as of November 2, 2013, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column), and the EBITDA-based performance vested options are reflected in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options and SARs” column (with the exception of the 70% of the EBITDA-based performance vested 2011 Options that were vested as of December 31, 2013, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column). The terms of these option awards are described in more detail under “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Options and Stock Appreciation Rights.”

(3)

Reflects 2012 SARs awarded in February 2012 under the 2006 Plan as part of the named executive officer’s long-term equity incentive award. The 2012 SARs are structured so that 1/2 are time vested options (vesting in four equal installments on the first four anniversaries of the grant date) and 1/2 are EBITDA-based performance vested options (with up to 25% vesting at the end of each of fiscal years 2012, 2013, 2014 and 2015 upon the Committee’s determination of the extent to which certain EBITDA performance targets have been met for the applicable fiscal year). The time vested 2012 SARs are reflected in the “Number of Securities underlying Unexercised Options Unexercisable” column (with the exception of 25% of the time vested 2012 SARs that were vested as of February 8, 2013, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column), and the EBITDA-based performance vested 2012 SARs are reflected in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options and SARs” column (with the exception of the 50% of the EBITDA-based performance vested 2012 SARs that were vested as of December 31, 2013, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column). The terms of the 2012 SARs are described in more detail under “Narrative Disclosure to Summary Compensation Table and 2012 Grants of Plan-Based Awards Table — Options and Stock Appreciation Rights.”

(4)

Reflects 2013 SARs awarded in February 2013 under the 2006 Plan as part of the named executive officer’s long-term equity incentive award. The 2013 SARs are structured so that 1/2 are time vested options (vesting in four equal installments on the first four anniversaries of the grant date) and 1/2 are EBITDA-based performance vested options (with up to 25% vesting at the end of each of fiscal years 2013, 2014, 2015 and 2016 upon the Committee’s determination of the extent to which certain EBITDA performance targets have been met for the applicable fiscal year). The time vested 2013 SARs are reflected in the “Number of Securities underlying Unexercised Options Unexercisable” column, and the EBITDA-based performance vested 2013 SARs are reflected in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options and SARs” column (with the exception of the 25% of the EBITDA-based performance vested 2013 SARs that were vested as of December 31, 2013, which are reflected in the “Number of Securities Underlying Unexercised Options and SARs Exercisable” column). The terms of the 2013 SARs are described in more detail under “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Options and Stock Appreciation Rights.”

(5)	Immediately after the consummation of the Merger, all Rollover Options (other than those with an exercise price below $2.83) were adjusted such that they retained the same “spread value” (as defined below) as immediately prior to the Merger, but the new per share exercise price for all Rollover Options would be $2.83. The term “spread value” means the difference between (x) the aggregate fair market value of the common stock (determined using the Merger consideration of $11.32 per share) subject to the outstanding options held by the participant immediately prior to the Merger that became Rollover Options, and (y) the aggregate exercise price of those options.

(6)

The exercise price for the 2007 Options granted under the 2006 Plan to the named executive officers on January 30, 2007 was equal to the fair value of our common stock on the date of the grant, as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors, pursuant to the terms of the 2006 Plan. Pursuant to the 2007 Options award agreements, in connection with the distributions of $3.88, $1.11 and $4.44, respectively, per share of outstanding common stock and outstanding vested stock option held on the February 1, May 6 and November 24, 2010 record dates, respectively, the Company reduced the per share exercise price of any unvested 2007 Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. With respect to the November 24, 2010 distribution and pursuant to the 2007 Option award agreements, to the extent the per share exercise price could not be reduced by the full $4.44 per share distribution, the Company paid the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 24, 2010 record date upon the vesting of such option. Pursuant to the 2007 Options award agreements, in connection with the distributions of $2.00, $2.50 and $2.00, respectively, per share of outstanding common stock and outstanding vested stock options held on the February 16, November 2 and December 17, 2012 record dates, respectively, the Company could not reduce the per share exercise price of any unvested 2007 Options outstanding as of the applicable record dates by the per share distribution amount due to applicable tax rules. The Company paid the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested options outstanding as of February 16, November 2 and December 17, 2012, respectively, record dates upon the vesting of such option. The total cash distributions attributable to the February 16,

November 2 and December 17, 2012, respectively, record date distributions (such amounts representing the distribution amount by which the exercise price of such options could not be reduced under applicable tax rules) that became payable upon vesting of the applicable unvested stock options awards held by the named executive officers on February 16, November 2 and December 17, 2012, respectively, are reflected in the “All Other Compensation” column of the Summary Compensation Table for the 2012 fiscal year.

(7)	The exercise price for the November 2007 Options granted under the 2006 Plan to Dr. Perlin on November 15, 2007 was $13.53. Pursuant to the November 2007 Options award agreement, in connection with the distributions of $3.88, $1.11 and $4.44, respectively, per share of outstanding common stock and outstanding vested stock option held on the February 1, May 6 and November 24, 2010 record dates, respectively, the Company reduced the per share exercise price of any unvested November 2007 Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. With respect to the November 24, 2010 distribution and pursuant to the November 2007 Option award agreement, to the extent the per share exercise price could not be reduced by the full $4.44 per share distribution, the Company paid the named executive officer an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 24, 2010 record date upon the vesting of such option. Pursuant to the November 2007 Options award agreement, in connection with the distributions of $2.00, $2.50 and $2.00, respectively, per share of outstanding common stock and outstanding vested stock options held on the February 16, November 2 and December 17, 2012 record dates, respectively, the Company could not reduce the per share exercise price of any unvested November 2007 Options outstanding as of the applicable record dates by the per share distribution amount due to applicable tax rules. The Company paid the named executive officer an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested options outstanding as of February 16, November 2 and December 17, 2012, respectively, record dates upon the vesting of such option.

(8)	The exercise price for the 2009 Options granted under the 2006 Plan to Mr. Foster and Dr. Perlin on August 27, 2009 was $15.91. Pursuant to the award agreement governing the 2009 Options, in connection with the distributions of $3.88, $1.11 and $4.44, respectively, per share of outstanding common stock and outstanding vested stock option held on the February 1, May 6 and November 24, 2010 record dates, respectively, the Company reduced the per share exercise price of any unvested 2009 Option outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. Pursuant to the award agreements governing the 2009 Options, in connection with the distributions of $2.00, $2.50 and $2.00, respectively, per share of outstanding common stock and outstanding vested stock options held on the February 16, November 2 and December 17, 2012 record dates, respectively, the Company reduced the per share exercise price of any unvested 2009 Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. With respect to the February 16, November 2 and December 17, 2012 distributions, respectively, and pursuant to the 2009 Options award agreements, the Company paid the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested options outstanding as of February 16, November 2 and December 17, 2012 record dates, respectively, upon the vesting of such options.

(9)

The exercise price for the 2x Time Options granted under the 2006 Plan to Messrs. Bracken, Johnson and Hazen on October 6, 2009 was $22.64, pursuant to the named executive officers’ employment agreements. Pursuant to the 2x Time Option award agreements, in connection with the distributions of $3.88, $1.11 and $4.44, respectively, per share of outstanding common stock and outstanding vested stock option held on the

February 1, May 6 and November 24, 2010 record dates, respectively, the Company reduced the per share exercise price of any unvested 2x Time Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules.

(10)	The exercise price for the 2011 Options granted under the 2006 Plan to Messrs. Hazen and Foster and Dr. Perlin on November 2, 2011 was $23.35. Pursuant to the award agreement governing the 2011 Options, in connection with the distributions of $2.00, $2.50 and $2.00, respectively, per share of outstanding common stock and outstanding vested stock option held on the February 16, November 2 and December 17, 2012 record dates, respectively, the Company reduced the per share exercise price of any unvested 2011 Option outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. With respect to the November 2, 2012 distribution and pursuant the 2011 Options award agreements, to the extent the per share exercise price could not be reduced by the full $2.50 per share distribution, the Company has paid and will continue to pay the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 2, 2012 record date upon the vesting of such option. The total cash distributions attributable to the November 2, 2012 record date distribution (such amounts representing the balance of the distribution amount by which the exercise price of such options could not be reduced under applicable tax rules) that will become payable upon vesting of the applicable unvested stock options awards held by Mr. Hazen on November 2, 2012 are reflected in the “All Other Compensation” column of the Summary Compensation Table for the 2012 fiscal year. Also in connection with the November 2, 2012 distribution, the option exercise price of the vested 2011 Options was reduced by 50% of the $2.50 distribution, consistent with applicable tax rules, and a cash payment was made equal to 50% of the $2.50 distribution.

(11)	The base price for the 2012 SARs granted under the 2006 Plan to named executive officers on February 8, 2012 was $28.97. Pursuant to the award agreement governing the 2012 SARs, in connection with the distributions of $2.00, $2.50 and $2.00, respectively, per share of outstanding common stock held on the February 16, November 2 and December 17, 2012 record dates, respectively, the Company reduced the per share base price of any unvested 2012 SAR award outstanding as of the applicable record dates by the per share distribution amount to the extent the per share base price could be reduced under applicable tax rules. With respect to the November 2, 2012 distribution and pursuant the 2012 SAR award agreements, to the extent the per share base price could not be reduced by the full $2.50 per share distribution, the Company has paid and will continue to pay the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the base price of the applicable SARs outstanding as of the November 2, 2012 record date upon the vesting of such awards. The total cash distributions attributable to the November 2, 2012 record date distribution (such amounts representing the balance of the distribution amount by which the base price of such SAR awards could not be reduced under applicable tax rules) that will become payable upon vesting of the applicable unvested SAR awards held by Messrs. Bracken, Johnson and Hazen on November 2, 2012 are reflected in the “All Other Compensation” column of the Summary Compensation Table for the 2012 fiscal year.

(12)	Reflects RSUs awarded to Messrs. Bracken, Johnson, Hazen and Foster and Dr. Perlin in February 2013 under the 2012 PEP for performance in excess of the target performance level, reflecting 50% of the value of each executive’s 2012 PEP payment in excess of their respective target payment level. These RSU awards will vest in two equal installments on the second and third anniversaries of their February 25, 2013 grant date.

(13)	The market value of the unvested RSUs awarded under the 2012 PEP to Messrs. Bracken, Johnson, Hazen and Foster and Dr. Perlin is calculated at $47.71 per share (the closing price of the Company’s common stock on the NYSE on December 31, 2013).

Option Exercises and Stock Vested in 2013

The following table includes certain information with respect to options exercised by the named executive officers during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting ($)(4)
Richard M. Bracken	—	—	14,872	$628,788
R. Milton Johnson	—	—	5,871	$248,231
Samuel N. Hazen	—	—	4,932	$208,525
Jon M. Foster	30,000	$1,070,778	—	—
Jonathan B Perlin, M.D.	78,008	$2,602,020	3,419	$144,560

(1)	Mr. Foster and Dr. Perlin elected a cashless exercise of 30,000 and 60,006 stock options, respectively, resulting in net shares realized of 15,955, and 33,695, respectively. Dr. Perlin elected a cashless full sale exercise of 18,002 stock options, resulting in zero net shares realized.

(2)	Represents the difference between the exercise price of the options and the fair market value of the common stock on the date of exercise, which is the closing price of the Company’s common stock on the NYSE on the date of exercise.

(3)	Messrs. Bracken, Johnson and Hazen and Dr. Perlin vested in 14,872, 5,871, 4,932 and 3,419 RSUs, respectively, resulting in net shares realized of 8,632, 3,407, 2,954 and 1,984, respectively.

(4)	Calculated by multiplying the number of shares of stock or units vested by the fair market value of the common stock on the vesting date, which is the closing price of the Company’s common stock on the NYSE on the vesting date.

2013 Pension Benefits

Our SERP is intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees. There are no other defined benefit plans that provide for payments or benefits to any of the named executive officers. Information about benefits provided by the SERP is as follows:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Richard M. Bracken	SERP	32	$35,143,095	—
R. Milton Johnson	SERP	31	$14,144,488	—
Samuel N. Hazen	SERP	31	$11,192,203	—
Jon M. Foster	SERP	13	$3,759,410	—
Jonathan B. Perlin, M.D.	SERP	7	$2,583,019	—

Mr. Johnson is eligible for early retirement. Mr. Bracken is eligible for normal retirement. The remaining named executive officers have not satisfied the eligibility requirements for normal or early retirement. All of the named executive officers are 100% vested in their accrued SERP benefit.

Plan Provisions

In the event the employee’s “accrued benefits under the Company’s Plans” (computed using “actuarial factors”) are insufficient to provide the “life annuity amount,” the SERP will provide a benefit equal to the amount of the shortfall. Benefits can be paid in the form of an annuity or a lump sum. The lump sum is calculated by converting the annuity benefit using the “actuarial factors.” All benefits with a present value not exceeding one million dollars are paid as a lump sum regardless of the election made.

Normal retirement eligibility requires attainment of age 60 for employees who were participants at the time of the change in control which occurred as a result of the Merger, including all of the named executive officers. Early retirement eligibility requires age 55 with 20 or more years of service. The service requirement for early retirement is waived for employees participating in the SERP at the time of its inception in 2001, including all of the named executive officers except for Mr. Foster and Dr. Perlin. The “life annuity amount” payable to a participant who takes early retirement is reduced by three percent for each full year or portion thereof that the participant retires prior to normal retirement age.

The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefit under the Company’s Plans.”

The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. All of the named executive officers are assigned a percentage of 2.4%, except for Mr. Foster.

A participant is credited with a “year of service” for each calendar year that the participant performs 1,000 hours of service for HCA Inc. or one of its subsidiaries, or for each year the participant is otherwise credited by us, subject to a maximum credit of 25 years of service.

A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation, payments under the PEP, and bonuses paid prior to the establishment of the PEP.

The “accrued benefits under the Company’s Plans” for an employee equals the sum of the employer-funded benefits accrued under the former HCA Retirement Plan (which was merged into the HCA 401(k) Plan in 2008), the HCA 401(k) Plan and any other tax-qualified plan maintained by HCA Inc. or one of its subsidiaries, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the Restoration Plan and any other nonqualified retirement plans sponsored by HCA Inc. or one of its subsidiaries.

The “actuarial factors” include (a) interest at the long term Applicable Federal Rate under Section 1274(d) of the Internal Revenue Code or any successor thereto as of the first day of November preceding the plan year in which the participant’s retirement, death, disability, or termination with benefit rights under Section 5.3 or 6.2 of the SERP occurs, and (b) mortality being the applicable Section 417(e)(3) of the Internal Revenue Code mortality table, as specified and changed by the U.S. Treasury Department.

Credited service does not include any amount other than service with HCA Inc. or one of its subsidiaries.

Assumptions

The Present Value of Accumulated Benefit is based on a measurement date of December 31, 2013. The measurement date for valuing plan liabilities on the Company’s balance sheet is December 31, 2013.

The assumption is made that there is no probability of pre-retirement death or termination. Retirement age is assumed to be the Normal Retirement Age as defined in the SERP for all named executive officers, as adjusted by the provisions relating to change in control, or age 60. Age 60 also represents the earliest date the named executive officers are eligible to receive an unreduced benefit.

All other assumptions used in the calculations are the same as those used for the valuation of the plan liabilities in the plan’s most recent annual valuation.

Supplemental Information

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits his rights to any further payment, and must repay any benefits already paid. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Mr. Bracken’s Amended Employment Agreement froze his SERP benefit as of December 31, 2013. His lump sum will be based on the 2013 actuarial factors including a 2.40% interest rate. The lump sum amount will remain frozen until his termination.

2013 Nonqualified Deferred Compensation

Amounts shown in the table are attributable to the HCA Restoration Plan, an unfunded, nonqualified defined contribution plan designed to restore benefits under the HCA 401(k) Plan based on compensation in excess of the Internal Revenue Code Section 401(a)(17) compensation limit.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Richard M. Bracken	—	—	—	—	$1,624,946
R. Milton Johnson	—	—	—	—	$666,338
Samuel N. Hazen	—	—	—	—	$889,505
Jon M. Foster	—	—	—	—	$141,770
Jonathan B. Perlin, M.D.	—	—	—	—	$15,549

The following amounts from the column titled “Aggregate Balance at Last Fiscal Year End” have been reported in the Summary Compensation Tables in prior years:

	Restoration Contribution
Name	2001	2002	2003	2004	2005	2006	2007
Richard M. Bracken	$87,924	$146,549	$162,344	$192,858	$172,571	$409,933	$91,946
R. Milton Johnson	—	—	—	—	$71,441	$212,109	$57,792
Samuel N. Hazen	—	—	$79,510	$101,488	$97,331	$247,060	$62,004

Plan Provisions

Until 2008, hypothetical accounts for each participant were credited each year with a contribution designed to restore the HCA Retirement Plan based on compensation in excess of the Internal Revenue Code Section 401(a)(17) compensation limit, based on years of service. Effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions. However, the hypothetical accounts as of January 1, 2008 will continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund of the HCA 401(k) Plan through December 31, 2010. Effective January 1, 2011, the hypothetical Restoration Plan accounts were frozen, and no investment earnings were reflected after this date.

No employee deferrals are allowed under this or any other nonqualified deferred compensation plan.

Prior to April 30, 2009, eligible employees made a one-time election prior to participation (or prior to December 31, 2006, if earlier) regarding the form of distribution of the benefit. Participants chose between a lump sum and five or ten-year installments. All distributions are paid in the form of a lump-sum distribution unless the participant submitted an installment payment election prior to April 30, 2009. Distributions are paid (or begin) during the July following the year of termination of employment or retirement. All balances not exceeding $500,000 are automatically paid as a lump sum, regardless of election.

Supplemental Information

In the event a named executive officer renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers (based upon their respective 2013 base salary and PEP payment received in 2013 for 2012 performance, for Messrs. Johnson and Hazen, based upon their respective 2013 base salary, for Mr. Foster and Dr. Perlin, and based on his base salary for his Employment Term for Mr. Bracken), as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2013, assuming the executive’s employment terminates or the Company undergoes a Change in Control (as defined in the 2006 Plan and set forth above under “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Options and Stock Appreciation Rights”) effective December 31, 2013. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment. As noted above, in the event a named executive officer breaches or violates those certain confidentiality, non-competition and/or non-solicitation covenants contained in his or her employment agreement or separation agreement, the SERP or the HCA Restoration Plan, certain of the payments described below may be subject to forfeiture and/or repayment. See “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements,” “2013 Pension Benefits — Supplemental Information,” and “2013 Nonqualified Deferred Compensation — Supplemental Information.”

Richard M. Bracken

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$1,000,000	—	$1,000,000	—	—	—
Non-Equity Incentive Bonus(2)	$3,292,380	$3,292,380	$3,292,380	$3,292,380	$3,292,380	$3,292,380	$3,292,380	$3,292,380	$3,292,380
Unvested Equity Awards(3)	$852,482	$852,482	$852,482	$852,482	$852,482	$852,482	$852,482	$852,482	$20,768,920
SERP(4)	$35,143,095	—	$35,143,095	$35,143,095	$35,143,095	$35,143,095	$35,143,095	$35,143,095	—
Retirement Plans(5)	$3,402,347	$3,402,347	$3,402,347	$3,402,347	$3,402,347	$3,402,347	$3,402,347	$3,402,347	—
Health and Welfare Benefits(6)	$50,694	$50,694	$50,694	$50,694	$50,694	$50,694	$50,694	$50,694	—
Disability Income(7)	—	—	—	—	—	—	$1,315,220	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$1,476,000	—
Accrued Vacation Pay	$193,846	$193,846	$193,846	$193,846	$193,846	$193,846	$193,846	$193,846	—

Total	$42,934,844	$7,791,749	$42,934,844	$43,934,844	$42,934,844	$43,934,844	$44,250,064	$44,410,844	$24,061,300

(1)	Represents amounts Mr. Bracken would be entitled to receive pursuant to his Amended Employment Agreement. See “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Executive Employment Agreements and other Compensation Arrangements.”

(2)	Represents the amount Mr. Bracken would be entitled to receive for the 2013 fiscal year pursuant to the 2013 PEP and his Amended Employment Agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2013 PEP, incentive payouts up to the target were paid in cash during the first quarter of 2014. Payouts above the target were paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Annual PEP Awards” and “Employment Agreements and other Compensation Arrangements.”

(3)	Represents the (a) the intrinsic value of all unvested SAR awards, which will become vested upon a Change in Control, calculated as the difference between the base price of Mr. Bracken’s unvested SAR awards and the fair value price of our common stock on December 31, 2013 or $47.71 (the closing price of the Company’s common stock on the NYSE on December 31, 2013) and (b) the value of all unvested RSUs, which will become vested upon a Change in Control or Mr. Bracken’s termination of employment, death or disability, calculated at $47.71 (the closing price of the Company’s common stock on the NYSE on December 31, 2013). In instances other than as a result of a Change of Control or his death or disability, Mr. Bracken’s RSUs will become vested upon termination of his employment since he meets the definition of retirement under the RSU grant agreement; however such newly vested RSUs will continue to be payable on each applicable vesting date following his termination.

(4)	Reflects the actual lump sum value of the SERP based on the 2013 interest rate of 2.40%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Bracken would be entitled. The value includes $1,777,401 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $1,624,946 from the HCA Restoration Plan.

(6)	Reflects the estimated costs of the continuing medical coverage, based upon 2014 COBRA rates, that Mr. Bracken and his wife would be entitled to receive pursuant to his Amended Employment Agreement. See “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(7)	Reflects the estimated lump sum present value of all future payments which Mr. Bracken would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 66, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Bracken. Mr. Bracken’s payment upon death while actively employed includes $1,401,000 of Company-paid life insurance and $75,000 from the Executive Death Benefit Plan.

R. Milton Johnson

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$7,017,840	—	$7,017,840	—	—	—
Non-Equity Incentive Bonus(2)	$1,411,020	$1,411,020	$1,411,020	$1,411,020	—	$1,411,020	$1,411,020	$1,411,020	$1,411,020
Unvested Equity Awards(3)	$365,363	$365,363	$365,363	$365,363	$365,363	$365,363	$365,363	$365,363	$9,936,707
SERP(4)	$17,093,790	$17,093,790	—	$17,093,790	$17,093,790	$17,093,790	$17,093,790	$14,934,922	—
Retirement Plans(5)	$2,391,243	$2,391,243	$2,391,243	$2,391,243	$2,391,243	$2,391,243	$2,391,243	$2,391,243	—
Health and Welfare Benefits(6)	—	—	—	$25,421	—	$25,421	—	—	—
Disability Income(7)	—	—	—	—	—	—	$1,752,514	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$901,000	—
Accrued Vacation Pay	$124,615	$124,615	$124,615	$124,615	$124,615	$124,615	$124,615	$124,615	—

Total	$21,386,031	$21,386,031	$4,292,241	$28,429,292	$19,975,011	$28,429,292	$23,138,545	$20,128,163	$11,347,727

(1)	Represents amounts Mr. Johnson would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements.”

(2)

Represents the amount Mr. Johnson would be entitled to receive for the 2013 fiscal year pursuant to the 2013 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2013 PEP, incentive payouts up to the target were paid in cash during the first quarter of 2014. Payouts above the target were paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Annual PEP Awards” and “Employment Agreements and other Compensation Arrangements.”

(3)	Represents the (a) the intrinsic value of all unvested SAR awards, which will become vested upon a Change in Control, calculated as the difference between the base price of Mr. Johnson’s unvested SAR awards and the fair value price of our common stock on December 31, 2013 or $47.71 (the closing price of the Company’s common stock on the NYSE on December 31, 2013) and (b) the value of all unvested RSUs, which will become vested upon a Change in Control or Mr. Johnson’s termination of employment, death or disability, calculated at $47.71 (the closing price of the Company’s common stock on the NYSE on December 31, 2013). In instances other than as a result of a Change of Control or his death or disability, Mr. Johnson’s RSUs will become vested upon termination of his employment since he meets the definition of retirement under the RSU grant agreement; however such newly vested RSUs will continue to be payable on each applicable vesting date following his termination.

(4)	Reflects the actual lump sum value of the SERP based on the 2013 interest rate of 2.40%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Johnson would be entitled. The value includes $1,724,905 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $666,338 from the HCA Restoration Plan.

(6)	Reflects the estimated costs of the continuing medical coverage, based upon 2014 COBRA rates, that Mr. Johnson would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(7)	Reflects the estimated lump sum present value of all future payments which Mr. Johnson would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 66 and 4 months, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Johnson. Mr. Johnson’s payment upon death while actively employed with the Company includes $901,000 of Company-paid life insurance.

Samuel N. Hazen

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$4,010,844	—	$4,010,844	—	—	—
Non-Equity Incentive Bonus(2)	$1,132,736	$1,132,736	$1,132,736	$1,132,736	—	$1,132,736	$1,132,736	$1,132,736	$1,132,736
Unvested Equity Awards(3)	—	—	—	—	—	—	$293,273	$293,273	$7,336,699
SERP(4)	$14,650,794	—	—	$14,650,794	$14,650,794	$14,650,794	$14,650,794	$12,721,226	—
Retirement Plans(5)	$1,705,076	$1,705,076	$1,705,076	$1,705,076	$1,705,076	$1,705,076	$1,705,076	$1,705,076	—
Health and Welfare Benefits(6)	—	—	—	$41,040	—	$41,040	—	—	—
Disability Income(7)	—	—	—	—	—	—	$2,167,009	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$851,000	—
Accrued Vacation Pay	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	—

Total	$17,606,298	$2,955,504	$2,955,504	$21,658,182	$16,473,562	$21,658,182	$20,066,580	$16,821,003	$8,469,435

(1)	Represents amounts Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(2)	Represents the amount Mr. Hazen would be entitled to receive for the 2013 fiscal year pursuant to the 2013 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2013 PEP, incentive payouts up to the target were paid in cash during the first quarter of 2014. Payouts above the target were paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Annual PEP Awards” and “Employment Agreements and Other Compensation Arrangements.”

(3)	Represents the (a) intrinsic value of all unvested stock options and SAR awards, which will become vested upon a Change in Control, calculated as the difference between the exercise or base price of Mr. Hazen’s unvested options and SAR awards and the fair value price of our common stock on December 31, 2013 or $47.71 (the closing price of the Company’s common stock on the NYSE on December 31, 2013) and (b) the value of all unvested RSUs, which will become vested upon a Change in Control or Mr. Hazen’s death or disability, calculated at $47.71 (the closing price of the Company’s common stock on the NYSE on December 31, 2013).

(4)	Reflects the actual lump sum value of the SERP based on the 2013 interest rate of 2.40%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hazen would be entitled. The value includes $815,571 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $889,505 from the HCA Restoration Plan.

(6)	Reflects the estimated costs of the continuing medical coverage, based upon 2014 COBRA rates, that Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Employment Agreements and other Compensation Arrangements.”

(7)	Reflects the estimated lump sum present value of all future payments which Mr. Hazen would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hazen. Mr. Hazen’s payment upon death while actively employed with the Company includes $851,000 of Company-paid life insurance.

Jon M. Foster

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$1,470,000	—	$1,470,000	—	—	—
Non-Equity Incentive Bonus(2)	$922,048	$922,048	$922,048	$922,048	—	$922,048	$922,048	$922,048	$922,048
Unvested Equity Awards(3)	—	—	—	—	—	—	$254,485	$254,485	$5,640,454
SERP(4)	$4,589,102	—	—	$5,718,455	$4,589,102	$5,718,455	$4,589,102	$3,969,278	—
Retirement Plans(5)	$329,814	$329,814	$329,814	$329,814	$329,814	$329,814	$329,814	$329,814	—
Health and Welfare Benefits(6)	—	—	—	$34,670	—	$34,670	—	—	—
Disability Income(7)	—	—	—	—	—	—	$1,880,379	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$736,000	—
Accrued Vacation Pay	$101,769	$101,769	$101,769	$101,769	$101,769	$101,769	$101,769	$101,769	—

Total	$5,942,733	$1,353,631	$1,353,631	$8,576,756	$5,020,685	$8,576,756	$8,077,597	$6,313,394	$6,562,502

(1)	Represents amounts Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position as a group president at the time of termination. See “Compensation Discussion and Analysis — Severance and Change in Control Benefits — Severance Benefits for Mr. Foster and Dr. Perlin.”

(2)	Represents the amount Mr. Foster would be entitled to receive for the 2013 fiscal year pursuant to the 2013 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2013 PEP, incentive payouts up to the target were paid in cash during the first quarter of 2014. Payouts above the target were paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2013 Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements.”

(3)	Represents the (a) intrinsic value of all unvested stock options and SAR awards, which will become vested upon a Change in Control, calculated as the difference between the exercise or base price of Mr. Foster’s unvested options and SAR awards and the fair value price of our common stock on December 31, 2013 or $47.71 (the closing price of the Company’s common stock on the NYSE on December 31, 2013) and (b) the value of all unvested RSUs, which will become vested upon a Change in Control or Mr. Foster’s death or disability, calculated at $47.71 (the closing price of the Company’s common stock on the NYSE on December 31, 2013).

(4)	Reflects the actual lump sum value of the SERP based on the 2013 interest rate of 2.40%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Foster would be entitled. The value includes $188,044 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $141,770 from the HCA Restoration Plan.

(6)	Reflects the estimated costs of the continuing medical coverage, based upon 2014 COBRA rates, that Mr. Foster would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance and Change in Control Benefits — Severance Benefits for Mr. Foster and Dr. Perlin.”

(7)	Reflects the estimated lump sum present value of all future payments which Mr. Foster would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and benefits of $6,290 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Foster. Mr. Foster’s payment upon death while actively employed includes $736,000 of Company-paid life insurance.

Jonathan B. Perlin, M.D.

	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Termination Without Cause	Termination for Cause	Voluntary Termination for Good Reason	Disability	Death	Change in Control
Cash Severance(1)	—	—	—	$1,400,000	—	$1,400,000	—	—	—
Non-Equity Incentive Bonus(2)	$823,095	$823,095	$823,095	$823,095	—	$823,095	$823,095	$823,095	$823,095
Unvested Equity Awards(3)	—	—	—	—	—	—	$213,121	$213,121	$4,687,134
SERP(4)	$3,018,628	—	—	$4,352,895	$3,018,628	$4,352,895	$3,018,628	$2,676,764	—
Retirement Plans(5)	$98,915	$98,915	$98,915	$98,915	$98,915	$98,915	$98,915	$98,915	—
Health and Welfare Benefits(6)	—	—	—	$31,096	—	$31,096	—	—	—
Disability Income(7)	—	—	—	—	—	—	$2,164,591	—	—
Life Insurance Benefits(8)	—	—	—	—	—	—	—	$701,000	—
Accrued Vacation Pay	$96,923	$96,923	$96,923	$96,923	$96,923	$96,923	$96,923	$96,923	—

Total	$4,037,561	$1,018,933	$1,018,933	$6,802,924	$3,214,466	$6,802,924	$6,415,273	$4,609,818	$5,510,229

(1)	Represents amounts Dr. Perlin would be entitled to receive pursuant to the Company’s Executive Severance Policy based upon his position as a group president at the time of termination. See “Compensation Discussion and Analysis — Severance and Change in Control Benefits — Severance Benefits for Mr. Foster and Dr. Perlin.”

(2)	Represents the amount Dr. Perlin would be entitled to receive for the 2013 fiscal year pursuant to the 2013 PEP, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2013 PEP, incentive payouts up to the target were paid in cash during the first quarter of 2014. Payouts above the target were paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2012 Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements.”

(3)	Represents the (a) intrinsic value of all unvested stock options and SAR awards, which will become vested upon a Change in Control, calculated as the difference between the exercise or base price of Dr. Perlin’s unvested options and SAR awards and the fair value price of our common stock on December 31, 2013 or $47.71 (the closing price of the Company’s common stock on the NYSE on December 31, 2013) and (b) the value of all unvested RSUs, which will become vested upon a Change in Control or Dr. Perlin’s death or disability, calculated at $47.71 (the closing price of the Company’s common stock on the NYSE on December 31, 2013).

(4)	Reflects the actual lump sum value of the SERP based on the 2013 interest rate of 2.40%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Dr. Perlin would be entitled. The value includes $83,366 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $15,549 from the HCA Restoration Plan.

(6)	Reflects the estimated costs of the continuing medical coverage, based upon 2014 COBRA rates, that Dr. Perlin would be entitled to receive pursuant to the Company’s Executive Severance Policy. See “Compensation Discussion and Analysis — Severance and Change in Control Benefits — Severance Benefits for Mr. Foster and Dr. Perlin.”

(7)	Reflects the estimated lump sum present value of all future payments which Dr. Perlin would be entitled to receive under our disability program, including five months of salary continuation, long-term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(8)	No post-retirement or post-termination life insurance or death benefits are provided to Dr. Perlin. Dr. Perlin’s payment upon death while actively employed includes $701,000 of Company-paid life insurance.

Director Compensation

The following table and text discuss the compensation of persons who served as a member of our Board of Directors during all or part of 2013, other than Messrs. Bracken and Johnson whose compensation is discussed under “Executive Compensation” above and who were not separately compensated for Board service. We have omitted from this table the columns pertaining to non-equity incentive plan compensation, option awards, nonqualified deferred compensation and all other compensation, because they are inapplicable.

Fiscal 2013 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(3)	Total
John P. Connaughton(1)	—	—	—
Kenneth W. Freeman(1)	—	—	—
Thomas F. Frist III	—	—	—
William R. Frist	—	—	—
Christopher R. Gordon(1)	—	—	—
Ann H. Lamont(2)	$77,473	$275,000	$352,473
Jay O. Light	$127,500	$125,000	$252,500
Geoffrey G. Meyers	$130,000	$125,000	$255,000
Michael W. Michelson	—	—	—
James C. Momtazee(1)	—	—	—
Stephen G. Pagliuca	—	—	—
Wayne J. Riley, M.D.	$133,750	$125,000	$258,750

(1)	Messrs. Connaughton, Freeman, Gordon and Momtazee stepped down from the Board of Directors effective February 1, 2014 in connection with our transition from a “controlled company.”

(2)	Ms. Lamont was appointed as an independent director effective May 9, 2013. During 2013, Ms. Lamont also received a one-time initial RSU award with a value of $150,000, that was scheduled to vest 100% on the third anniversary of the grant date.

(3)	This column reflects the grant date fair value of restricted share unit awards granted to directors calculated in accordance with applicable financial accounting standards. The fair value of restricted share unit awards is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s common stock on the date of grant. Grants of restricted share units were made to Messrs. Light and Meyers and Dr. Riley on May 3, 2013 and to Ms. Lamont on May 9, 2013. A Change in Control (as defined in the 2006 Plan) of the Company occurred effective November 1, 2013, which resulted in the vesting of all unvested restricted share units held by Ms. Lamont, Mr. Meyers, and Dr. Riley. As of February 28, 2014, Mr. Light held 16,898 restricted share units with respect to which he has elected to defer vesting until the date he ceases to be a member of the Board of Directors. As of February 28, 2014, none of Ms. Lamont, Mr. Meyers or Dr. Riley had any unvested restricted share units outstanding.

Cash Compensation  Pursuant to the Company’s Board of Directors Compensation program, each independent director receives quarterly payment of the following cash compensation, as applicable (prorated for partial years):

•	$100,000 annual retainer for service as a Board member;

•	$15,000 annual retainer for service as a member of the Audit and Compliance Committee;

•	$10,000 annual retainer for service as a member on each of the Compensation Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$20,000 annual retainer for service as Chair of the Audit and Compliance Committee; and

•	$12,500 annual retainer for service as Chair on each of the Compensation Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee.

Equity Compensation  In addition to the director compensation described above, each independent director, upon joining the Board of Directors, received a one-time initial equity award with a value of $150,000. These equity grants consist of restricted share units ultimately payable in shares of our common stock. These restricted share units vest as to 100% of the award on the third anniversary of the grant date, subject to the director’s continued service on our Board of Directors. Each independent director also received an annual board equity award with a value of $125,000, awarded upon joining the Board of Directors (prorated at the time of hire for months of service) and will receive a similar grant at each annual meeting of the stockholders thereafter. These restricted share units vest as to 100% of the award on the first anniversary of the grant date, subject to the director’s continued service on our Board of Directors. The restricted share units will also immediately vest upon the occurrence of a Change in Control (as defined in the 2006 Plan). The directors may elect to defer receipt of shares under the restricted share units.

Reimbursements.  All of our directors are reimbursed for their reasonable expenses incurred in connection with their service.

Share Ownership.  Each independent director is expected to directly or indirectly acquire a number of shares of our common stock with a value of three times the value of the annual cash retainer for a director’s service on the Board of Directors within three years from the later of the Company’s listing on the NYSE or the date on which they are elected to the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In accordance with its charter, our Audit and Compliance Committee reviews and approves all material related party transactions. Prior to its approval of any material related party transaction, the Audit and Compliance Committee will discuss the proposed transaction with management and our independent registered public accounting firm. In addition, our Code of Conduct requires that all of our employees, including our executive officers, remain free of conflicts of interest in the performance of their responsibilities to the Company. An executive officer who wishes to enter into a transaction in which their interests might conflict with ours must first receive the approval of the Audit and Compliance Committee. The Amended and Restated Limited Liability Company Agreement of Hercules Holding generally requires that an Investor must obtain the prior written consent of each other Investor before it or any of its affiliates (including our directors) enter into any transaction with us.

Management Stockholder Agreements

On January 30, 2007, our Board of Directors awarded to members of management and certain key employees options to purchase shares of our common stock pursuant to the 2006 Plan. Our Compensation Committee approved additional option awards periodically throughout 2010, 2009, 2008 and 2007 to members of management and certain key employees in cases of promotions, significant contributions to the Company and new hires. In addition, in accordance with agreements entered into at the time of the Merger, certain of our named executive officers received the 2x Time Options. In connection with their option awards, the participants under the 2006 Plan and members of management holding Rollover Options were, prior to our IPO, required to enter into a Management Stockholder’s Agreement and an Option Agreement with respect to the options. Effective upon the consummation of our IPO, we amended the Management Stockholder’s Agreement so that shares acquired in the open market or through the directed share program will not be subject to the Management Stockholder’s Agreement. Further, equity awards granted to members of management following our IPO are not subject to the Management Stockholder’s Agreement.

Below is a brief summary of the principal remaining terms of the Management Stockholder’s Agreement, which is qualified in its entirety by reference to the agreement itself, a form of which was filed as Exhibit 10.12 to our annual report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 27, 2007. The Management Stockholder’s Agreement was assumed by HCA Holdings, Inc. in connection with the Corporate Reorganization pursuant to an omnibus amendment, a form of which was filed as Exhibit 10.2 to our current report on Form 8-K filed on November 24, 2010. The Management Stockholder’s Agreement was further amended pursuant to an omnibus amendment, a form of which was filed as Exhibit 10.39 to our registration statement on Form S-1 filed on March 9, 2011. The terms of the award agreements with respect to the 2007 Options, November 2007 Options, 2009 Options and 2x Time Options and the 2006 Plan, all of which were assumed by HCA Holdings, Inc. in connection with the Corporate Reorganization, are described in more detail in “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards: Options and Stock Appreciation Rights.”

Pursuant to the Management Stockholder’s Agreement, following our IPO, certain members of senior management, including certain executive officers (the “Senior Management Stockholders”) have limited “piggyback” registration rights with respect to their shares of common stock. The maximum number of shares of Common Stock which a Senior Management Stockholder may register is generally proportionate with the percentage of common stock being sold by the Sponsors (relative to their holdings thereof).

The Management Stockholder’s Agreement also imposed certain restrictions on transfers of shares of our common stock. Through November 1, 2013, when a “change in control” (as defined in the Management Stockholder’s Agreement) occurred as a result of a sale of equity held by the Sponsors, management stockholders were able to freely transfer shares of our common stock, but only to the extent that the management stockholder did not transfer a greater percentage of their pre-IPO equity subject to such transfer restrictions than the percentage of equity sold or otherwise disposed of by the Sponsors. These transfer restrictions terminated in connection with the November 1, 2013 “change in control”.

Amended and Restated Limited Liability Company Agreement of Hercules Holding II, LLC

The Investors and certain other investment funds who agreed to co-invest with them through a vehicle jointly controlled by the Investors to provide equity financing for the Merger entered into a limited liability company operating agreement in respect of Hercules Holding (the “LLC Agreement”). The LLC Agreement was amended upon consummation of our IPO, and many of its operative provisions were replaced by the Stockholders’ Agreement described below. A copy of the LLC Agreement has been filed as Exhibit 10.3 to our registration statement on Form 8-A filed on April 29, 2008, and a copy of the amendment to the LLC Agreement has been filed as Exhibit 10.32(a) to our registration statement on Form S-1 filed on March 9, 2011.

Stockholders’ Agreement

Upon the consummation of our IPO, we entered into the Stockholders’ Agreement with Hercules Holding and the Investors.

Board Composition.    Under the Stockholders’ Agreement, until we ceased to be a “controlled company” within the meaning of the New York Stock Exchange rules, each of the Sponsors had the right to nominate three directors to our Board of Directors and the Frist Entities had the right to nominate two directors to our Board of Directors. Once we ceased to be a “controlled company” on February 15, 2013, through November 1, 2013, when each of the Sponsor’s respective share ownership fell below 10% of our outstanding shares of common stock as a result of a sale of equity held by the Sponsors, (i) each Sponsor continued to have the right to nominate three directors to our Board of Directors; and (ii) the Frist Entities continued to have the right to nominate two directors to our Board of Directors. From and after November 1, 2013, when each Sponsor’s ownership fell below 10% of our outstanding common stock, (i) each Sponsor is only entitled to nominate one director to our Board of Directors and a Sponsor will lose its right to nominate any directors to our Board of Directors once such Sponsor owns less than 3% of our outstanding shares of common stock; and (ii) the Frist Entities continue to have the right to nominate two directors to our Board of Directors; however, the Frist Entities will lose their right to nominate any directors to our Board of Directors once the Frist Entities own less than 3% of our outstanding shares of common stock. As of February 28, 2014, Kohlberg Kravis Roberts & Co. indirectly owned approximately 6.8% of our common stock, Bain Capital Partners, LLC indirectly owned approximately 6.8% of our common stock and the Frist Entities indirectly owned approximately 15.5% of our common stock.

Board Committees.    Under the Stockholders’ Agreement, until we ceased to be a “controlled company” each of the Sponsors and the Frist Entities had the right to designate one member of each committee of our Board of Directors except to the extent that such a designee is not permitted to serve on a committee under applicable law, rule, regulation or listing standards. Once we ceased to be a “controlled company,” the Board of Directors now determines the composition of each committee of the Board of Directors.

Investor Approvals.    Through November 1, 2013, when the ownership of our common stock by Hercules Holding and/or the Investors fell below 35% of our outstanding shares of common stock as a result of a sale of equity held by the Sponsors, under the Stockholders’ Agreement, the following actions required the requisite approval of the Investors:

•	any merger, consolidation, recapitalization, liquidation, or sale of us or all or substantially all of our assets;
•	initiating any liquidation, dissolution or winding up or other bankruptcy proceeding involving us or any of our subsidiaries; and
•

we or any of our subsidiaries entering into any business or operations other than those businesses and operations of a same or similar nature to those which are currently conducted by us or our subsidiaries.

For purposes of these approval rights, requisite approval meant the approval of the Investors owning a majority of the shares of our common stock that were then owned by the Investors, including at all times for so long as there were at least two Sponsors that continued to own at least 20% of the shares of our common stock owned by such Sponsors as of March 9, 2011, the approval of at least two Sponsors and at any time as there was only one Sponsor that continued to own at least 20% of the shares of our common stock owned by such Sponsor as of March 9, 2011, the approval of such Sponsor.

A copy of the Stockholders’ Agreement and the Amendment, dated as of September 21, 2011, thereto have been filed as Exhibit 10.38 to our registration statement on Form S-1 filed on March 9, 2011 and Exhibit 10.2 to our current report on Form 8-K filed on September 21, 2011, respectively.

Registration Rights Agreement

Hercules Holding and the Investors entered into a registration rights agreement with HCA Inc. upon completion of the Merger. Pursuant to this agreement, the Investors can cause us to register shares of our common stock held by Hercules Holding under the Securities Act and, if requested, to maintain a shelf registration statement effective with respect to such shares. The Investors are also entitled to participate on a pro rata basis in any registration of our common stock under the Securities Act that we may undertake. In connection with the Corporate Reorganization, Hercules Holding and the Investors entered into a registration rights agreement with HCA Holdings, Inc. that replaces and supersedes the agreement with HCA Inc. but whose terms are substantively the same. A copy of this agreement has been filed as Exhibit 4.4 to our current report on Form 8-K filed on November 24, 2010.

Other Relationships

On October 28, 2013, we entered into an agreement to purchase 10,656,436 shares of our common stock beneficially owned by Hercules Holdings II, LLC at a purchase price of $46.92 per share, or an aggregate purchase price of approximately $500 million (the “Share Repurchase”). The Share Repurchase was completed on November 1, 2013.

Bulow BioTech Prosthetics, LLC and one of its subsidiaries (collectively, “BBP”) lease office space in two medical office buildings owned by the Company. In 2013, the Company received approximately $98,000 in aggregate lease payments from BBP with respect to such leased office space. Pursuant to the applicable lease agreements, the aggregate amount of all lease payments due from BBP to the Company from the beginning of 2014 through the expiration of the terms thereof is approximately $193,000. Two of Bulow BioTech Prosthetics, LLC’s equity holders, Thomas F. Frist III and William R. Frist, are members of the Board of Directors of the Company. The Company believes that its leases with BBP are on commercially reasonable terms.

Colleen S. Bracken serves as an attorney in HCA’s legal department, and in 2013, Ms. Bracken earned total compensation in respect of base salary and bonus of approximately $172,000 for her services. Ms. Bracken also received certain other benefits, including awards of equity, customary to similar positions within the Company. Ms. Bracken’s father-in-law, Richard M. Bracken, is Chairman of HCA and also served as Chief Executive Officer of HCA through December 31, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 28, 2014 for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the tables are based on 443,756,462 shares of our common stock, par value $0.01 per share, outstanding as of February 28, 2014. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares issuable upon the vesting of RSUs or exercise of options that will vest or become exercisable within 60 days of February 28, 2014 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HCA Holdings, Inc., One Park Plaza, Nashville, Tennessee 37203.

Name of Beneficial Owner	Number of Shares		Percent
Hercules Holding II, LLC	128,918,383	(1)	29.1%
Richard M. Bracken	4,511,282	(2)	1.0%
Robert J. Dennis	4,082		*
Nancy-Ann DeParle	—		—
Jon M. Foster	417,237	(3)	*
Thomas F. Frist III	—	(1)	—
William R. Frist	405,714	(1)	*
Samuel N. Hazen	1,840,038	(4)	*
R. Milton Johnson	2,891,517	(5)	*
Ann H. Lamont	6,816		*
Jay O. Light	21,898	(6)	*
Geoffrey G. Meyers	26,898		*
Michael W. Michelson	—	(1)	—
Jonathan B. Perlin, M.D.	626,113	(7)	*
Stephen G. Pagliuca	—	(1)	—
Wayne J. Riley, M.D.	14,346		*
John W. Rowe, M.D.	—		—
All directors and executive officers as a group (30 persons)	17,248,888	(8)	3.8%

*	Less than one percent.

(1)	Hercules Holding holds 129,918,383 shares, or approximately 29.1%, of our outstanding common stock. Hercules Holding is held by a private investor group, including affiliates of Bain Capital Partners, LLC and Kohlberg Kravis Roberts & Co., and affiliates of our founder Dr. Thomas F. Frist, Jr., including Mr. Thomas F. Frist III and Mr. William R. Frist, who serve as directors. Mr. Pagliuca is affiliated with Bain Capital Partners, LLC, whose affiliated funds may be deemed to have indirect beneficial ownership of 30,003,156 shares, or 6.8%, of our outstanding common stock through their interests in Hercules Holding. Mr. Michelson is affiliated with Kohlberg Kravis Roberts & Co., which indirectly holds 30,003,153 shares, or 6.8%, of our outstanding common stock through the interests of certain of its affiliated funds in Hercules Holding. Thomas F. Frist III and William R. Frist may each be deemed to indirectly, beneficially hold an additional 68,912,031 shares, or 15.5%, of our outstanding common stock through their interests in Hercules Holding. Each of such persons, other than Hercules Holding, disclaims membership in any such group and disclaims beneficial ownership of these securities, except to the extent of his or its pecuniary interest therein. The principal office addresses of Hercules Holding are c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, MA 02199; c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025; and c/o Dr. Thomas F. Frist, Jr., 3100 West End Ave., Suite 500, Nashville, TN 37203.

(2)	Includes 3,642,066 shares issuable upon exercise of options.

(3)	Includes 414,455 shares issuable upon exercise of options.

(4)	Includes 1,409,221 shares issuable upon exercise of options.

(5)	Includes 2,505,050 shares issuable upon exercise of options.

(6)	Includes 16,898 restricted share units issuable upon vesting.

(7)	Includes 613,857 shares issuable upon exercise of options.

(8)	Includes 13,389,268 shares issuable upon exercise of options and 16,898 restricted share units issuable upon vesting.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The following Report of the Audit and Compliance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In the performance of its oversight function, the Audit and Compliance Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit and Compliance Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16 (Communications with Audit Committee), as amended. In addition, the Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Compliance Committee concerning independence, and discussed with it the firm’s independence from the Company and its management. The Audit and Compliance Committee has considered whether the independent registered public accounting firm’s provision of nonaudit services to us is compatible with its independence.

The Audit and Compliance Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Compliance Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our filing with the Securities and Exchange Commission of our Annual Report on Form 10-K for the year ended December 31, 2013.

Geoffrey G. Meyers, Chair

Jay O. Light

Wayne J. Riley, M.D.

March 14, 2014

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

Nashville, TN

March 14, 2014

Annex A

HCA HOLDINGS, INC.

EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

INTRODUCTION

1.1 ESTABLISHMENT OF PLAN. HCA Holdings, Inc., a Delaware corporation (the “Company”), adopts the following nonqualified employee stock purchase plan for its eligible employees. This Plan shall be known as the HCA Holdings, Inc. Employee Stock Purchase Plan.

1.2 PURPOSE. The purpose of this Plan is to provide an opportunity for eligible employees of the Company and certain subsidiaries of the Company to become stockholders in the Company. It is believed that employee participation in the ownership of the business will help to achieve the unity of purpose conducive to the continued growth of the Company and to the mutual benefit of its stockholders and the employees of the Company and certain subsidiaries of the Company. Participation in the Plan is entirely voluntary, and neither the Company nor any of its subsidiaries makes any recommendations to their Employees as to whether they should participate in the Plan.

1.3 NON-QUALIFICATION. The Plan is not intended to be an employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended, nor qualify as an “employee stock purchase plan” under Section 423 of the Code.

1.4 COMPLIANCE WITH SECURITIES LAWS. The Plan Administrator shall have the power to make each grant of an option to purchase Stock to Eligible Employees under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including Rule 16b-3 (or any similar rule) promulgated by the Securities and Exchange Commission thereunder.

ARTICLE II.

DEFINITIONS

As used herein, the following words and phrases shall have the meanings specified below:

2.1 BOARD OF DIRECTORS. The Board of Directors of the Company.

2.2 CHANGE IN CONTROL. Any of the following events:

(a) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group;

(b) any Person or Group becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto) (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise;

(c) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are Beneficially Owned subsequent to such transaction by the Person or Persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(d) during any period of 12 months, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

2.3 CLOSING MARKET PRICE. The closing price of the Stock as reported in the consolidated trading of the New York Stock Exchange listed securities; provided that if there should be any material alteration in the present system of reporting sales prices of such Stock, or if such Stock should no longer be listed on the New York Stock Exchange, the market value of the Stock as of a particular date shall be determined in such a method as shall be specified by the Plan Administrator.

2.4 CODE. The Internal Revenue Code of 1986, as amended from time to time.

2.5 COMMENCEMENT DATE. The first day of each Option Period.

2.6 CONTRIBUTION ACCOUNT. The account established on behalf of a Participant to which shall be credited the amount of the Participant’s contributions, pursuant to Article V.

2.7 EFFECTIVE DATE. April 23, 2014.

2.8 ELIGIBLE EMPLOYEE. Each employee who is employed by an Employer and designated on the books and records of such Employer as an employee, provided that the term “Eligible Employee” shall not include:

(a) an individual who has been employed by an Employer for less than two (2) consecutive months;

(b) an individual covered by a collective bargaining agreement, unless such agreement specifically provides for participation hereunder;

(c) an individual who has entered into an agreement with an Employer which excludes such individual from participation in employee benefit plans of an Employer;

(d) an individual who is not classified by an Employer as an employee, even if such individual is retroactively re-characterized as an employee by a third party or such Employer; or

(e) an individual whose participation may be precluded under Company policies or guidelines or applicable laws, rules or regulations, as determined by the Plan Administrator from time to time.

2.9 EMPLOYER. The Company and any Entity (i) which is a Subsidiary of the Company, (ii) which is authorized by the Company to adopt this Plan with respect to its Eligible Employees, and (iii) which adopts this Plan. The term “Employer” shall include any Entity into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred, provided that the surviving or transferee Entity would qualify as a Subsidiary under Section 2.22 hereof and that such Entity does not affirmatively disavow this Plan.

2.10 ENTITY. Any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, business trust, unincorporated organization, government or political subdivision thereof or other entity.

2.11 EXERCISE DATE. The last trading date of each Option Period on the New York Stock Exchange.

2.12 EXERCISE PRICE. The price per share of the Stock to be charged to Participants at the Exercise Date, as determined in Section 6.3.

2.13 FIVE-PERCENT STOCKHOLDER. An employee who owns five percent (5%) or more of the total combined voting power or value of all classes of stock or equity interests of the Company or any parent or Subsidiary thereof. In determining this five percent (5%) test, shares of stock or equity interests which the employee may purchase under outstanding options, as well as stock or equity interests attributed to the employee under Section 424(d) of the Code, shall be treated as stock or equity interests owned by the employee in the numerator, but shares of stock or equity interests which may be issued under options shall not be counted in the total of outstanding shares in the denominator.

2.14 GRANT DATE. The first trading date of each Option Period on the New York Stock Exchange.

2.15 GROUP. A “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

2.16 OPTION PERIOD. Except as otherwise specified by the Plan Administrator prior to the commencement of an Option Period, the Plan’s Option Periods shall be successive periods of three (3) months commencing on March 1, June 1, September 1, and December 1 of each year and ending on May 31, August 31, November 30, and February 28 (or February 29, if a leap year) of each year; provided, however, that the first Option Period under the Plan shall not commence until the first administratively feasible date determined by the Plan Administrator following shareholder approval of the Plan. In no event, however, may an Option Period under the Plan exceed twenty-seven (27) months.

2.17 PARTICIPANT. Any Eligible Employee of an Employer who has met the conditions for eligibility as provided in Article IV and who has elected to participate in the Plan.

2.18 PERSON. A “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

2.19 PLAN. The HCA Holdings, Inc. Employee Stock Purchase Plan.

2.20 PLAN ADMINISTRATOR. A committee composed of one or more individuals to whom authority is delegated by the Board of Directors or the Compensation Committee of the Board of Directors to administer the Plan. The initial Plan Administrator shall be the Compensation Committee of the Board of Directors.

2.21 STOCK. Those shares of common stock of the Company which are reserved pursuant to Section 6.1 for issuance upon the exercise of options granted under this Plan.

2.22 SUBSIDIARY. Any Entity (other than the Company) of which 50% or more of the voting power of its equity securities or equity interests are owned directly or indirectly by the Company.

ARTICLE III.

STOCKHOLDER APPROVAL

3.1 STOCKHOLDER APPROVAL REQUIRED. This Plan must be approved by the stockholders of the Company within the period beginning twelve (12) months before and ending twelve (12) months after its adoption by the Board of Directors.

3.2 STOCKHOLDER APPROVAL FOR CERTAIN AMENDMENTS. Without the approval of the stockholders of the Company, no amendment to this Plan shall (i) increase the number of shares reserved under the Plan, other than as provided in Section 10.4, or (ii) alter the granting corporation or the Stock available for purchase under the Plan. Approval by stockholders must occur within one (1) year of such amendment (or such amendment shall be void ab initio), comply with applicable provisions of the corporate certificate of incorporation and bylaws of the Company, comply with Delaware law prescribing the method and degree of stockholder approval required for issuance of corporate stock or options and comply with any other applicable law or listing standards.

ARTICLE IV.

ELIGIBILITY AND PARTICIPATION

4.1 CONDITIONS. An individual shall become eligible to become a Participant on the Commencement Date next following the date he has been employed as an Eligible Employee of an Employer. Notwithstanding anything to the contrary contained herein, no individual who is not an Eligible Employee shall be granted an option to purchase Stock under the Plan, and no individual who is a Five-Percent Stockholder shall be eligible to participate in the Plan.

4.2 APPLICATION FOR PARTICIPATION. Each Eligible Employee shall be furnished a summary of the Plan and an enrollment form. If such Eligible Employee elects to participate hereunder, he shall complete such form (or on-line enrollment process as determined by the Plan Administrator) and file it with his Employer (or the third party plan administrator appointed by the Plan Administrator) no later than fifteen (15) days prior to the next Commencement Date or such other date as determined by the Plan Administrator (the “Enrollment Period”). The duration and timing of any Enrollment Periods may be changed or modified by the Plan Administrator from time to time. The completed enrollment form shall indicate the amount of employee contributions authorized by the Eligible Employee. If no new enrollment form is filed by a Participant in advance of any Option Period after the initial Option Period, that Participant shall be deemed to have elected to continue to participate with the same contribution previously elected (subject to the contribution limits set forth in Section 5.1 and Section 5.4). If any Eligible Employee does not elect to participate in any given Option Period, he may elect to participate on any future Commencement Date so long as he continues to meet the eligibility requirements and files a new enrollment form (or completes an on-line enrollment form, if permitted by the Plan Administrator) with the Employer (or third party administrator) during the applicable Enrollment Period, designating the desired withholding rate.

4.3 DATE OF PARTICIPATION. All Eligible Employees who elect to participate shall be enrolled in the Plan commencing with the first pay date after the Commencement Date following their submission of the enrollment form. Upon becoming a Participant, the Participant shall be bound by the terms of this Plan, including any amendments whenever made.

4.4 ACQUISITION OR CREATION OF SUBSIDIARY. Except as otherwise provided (i) in a written notice provided by the Plan Administrator prior to a Commencement Date or (ii) pursuant to the terms of an applicable merger, asset, stock or other similar acquisition agreement, if an Entity is acquired by the Company or another Employer so that the acquired Entity becomes a Subsidiary, or if a Subsidiary is created, the Subsidiary in either case shall become an Employer and its Eligible Employees shall become eligible to participate in the

Plan on the first reasonably practicable Commencement Date following the acquisition or creation of the Subsidiary (taking into consideration such factors as conversion of payroll systems, assumption of other benefit plans and other administrative matters) and the Subsidiary’s adoption of the Plan. Notwithstanding the foregoing, the Company may (i) provide that the acquired or newly created Subsidiary shall not be a participating Employer or (ii) attach any condition whatsoever to eligibility of the employees of the acquired or newly created Subsidiary, except to the extent such condition would not comply with applicable law or listing standards.

ARTICLE V.

CONTRIBUTION ACCOUNT

5.1 EMPLOYEE CONTRIBUTIONS. The enrollment form signed (or executed on-line, if permitted by the Plan Administrator) by each Participant shall authorize the Employer to deduct from the Participant’s compensation an amount during each payroll period not less than one-percent (1%) nor more than fifteen percent (15%) of the Participant’s base pay (including overtime) from time to time. A Participant’s base pay shall be determined before subtracting any elective deferrals to a qualified plan under Section 401(k) of the Code, salary reduction contributions to a cafeteria plan under Section 125 of the Code or elective deferrals to a nonqualified deferred compensation plan. The dollar amount deducted each payday shall be credited to the Participant’s Contribution Account. Participant contributions will not be permitted to commence at any time during the Option Period other than on the Commencement Date. Unless otherwise determined by the Plan Administrator with respect to an Option Period, no interest will accrue on any contributions or on the balance in a Participant’s Contribution Account. All Participant contributions withheld by the Company under the Plan are general corporate assets of the Company and may be used by the Company for any corporate purpose. The Company is not obligated to segregate such Participant contributions.

5.2 MODIFICATION OF CONTRIBUTION RATE. No change shall be permitted in a Participant’s amount of contribution except upon a Commencement Date, and then only if the Participant files a new enrollment form (or completes an on-line enrollment form, if permitted by the Plan Administrator) with the Employer (or third party administrator) during the applicable Enrollment Period, designating the desired withholding rate.

5.3 DISCONTINUATION OF CONTRIBUTIONS AND DEEMED WITHDRAWAL. Notwithstanding Section 5.2, a Participant may notify the Employer at any time during an Option Period (except during the fifteen (15) day period preceding the applicable Exercise Date or such other period as determined by the Plan Administrator) that such Participant wishes to discontinue contributions to the Plan. This notice shall be in writing and on such forms as provided by the Employer. In the event such notice is given, the Employer will cease making deductions from the Participant’s compensation as soon as practicable following the Employer’s receipt of the notice, the Participant will be deemed to have elected to withdraw his prior contributions from the Participant’s Contribution Account, and the option granted to such Participant shall be canceled. The balance of the Participant’s Contribution Account will be paid in cash to such Participant as soon as practicable following the end of the Option Period. If contributions are discontinued and withdrawn in this manner, the Participant shall be prohibited from making further contributions during that Option Period, and the Participant shall become eligible to recommence contributions on the next Commencement Date so long as he continues to meet the eligibility requirements and files a new enrollment form (or completes an on-line enrollment form, if permitted by the Plan Administrator) with the Employer (or third party administrator) during the applicable Enrollment Period, designating the desired withholding rate.

5.4 LIMITATIONS ON CONTRIBUTIONS. During each Option Period, the total contributions by a Participant to his Contribution Account shall not exceed fifteen percent (15%) of the Participant’s base pay (including overtime) for the Option Period. In addition, a Participant shall not be permitted to contribute more than twenty five thousand dollars ($25,000.00) to his Contribution Account in any calendar year. If a Participant’s total contributions should exceed either limit, the excess shall be returned to the Participant after the end of the Option Period, without interest.

ARTICLE VI.

ISSUANCE AND EXERCISE OF OPTIONS

6.1 RESERVED SHARES OF STOCK. The Company shall initially reserve twelve million (12,000,000) shares of Stock for issuance upon exercise of the options granted under this Plan. If any option granted under the Plan shall for any reason terminate without having been exercised, the Stock not purchased under such option shall again become available for issuance under the Plan. In the event shares of Stock are withheld for the satisfaction of Withholding Taxes in accordance with Section 6.7, such shares of Stock shall again become available for issuance under the Plan.

6.2 ISSUANCE OF OPTIONS. On the Grant Date each Participant shall be deemed to receive an option to purchase Stock with the number of shares and Exercise Price determined as provided in this Article VI, subject to the contribution limits specified in Section 5.1 and Section 5.4. All such options shall be automatically exercised on the following Exercise Date, except for options which are canceled when a Participant discontinues his contributions and withdraws the balance of his Contribution Account pursuant to Section 5.3 or which are otherwise terminated under the provisions of this Plan.

6.3 DETERMINATION OF EXERCISE PRICE. Unless otherwise established by the Plan Administrator prior to the start of an Option Period, the Exercise Price of the options granted under this Plan for any Option Period shall be ninety percent (90%) of the Closing Market Price of the Stock on the Exercise Date. In no event, however, may the Exercise Price of the options granted under the Plan be less than eighty percent (80%) of the Closing Market Price of the Stock on the Exercise Date.

6.4 PURCHASE OF STOCK. On an Exercise Date, all options shall be automatically exercised, except that the options of a Participant who has terminated employment pursuant to Article VII or whose contributions have been discontinued and withdrawn pursuant to Section 5.3 shall expire and not be exercised. The Contribution Account of each Participant shall be used to purchase the maximum number of shares (including fractional shares, unless otherwise provided by the Plan Administrator) of Stock determined by dividing the Exercise Price into the balance of the Participant’s Contribution Account. Any money remaining in a Participant’s Contribution Account shall be used in the next Option Period along with new contributions in the next Option Period; provided, however, that if the Participant does not enroll for the next Option Period, the balance remaining shall be returned to the Participant in cash, without interest.

6.5 TERMS OF OPTIONS. Options granted under this Plan shall be subject to such amendment or modification as the Company shall deem necessary to comply with any applicable law or regulation, including any applicable tax withholding obligations, and shall contain such other provisions as the Company shall from time to time deem necessary and approve.

6.6 LIMITATIONS ON OPTIONS. The options granted hereunder are subject to the following limitations:

(a) No option may be granted to a Participant if the Participant immediately after the option is granted would be a Five-Percent Stockholder.

(b) No Participant may assign, transfer or otherwise alienate any options granted to him under this Plan, otherwise than by will or the laws of descent and distribution, and such options must be exercised during the Participant’s lifetime only by him.

6.7 WITHHOLDING OF TAXES. Upon each Exercise Date, the Company shall have the right and is hereby authorized to satisfy any applicable withholding obligations or withholding taxes (“Withholding Taxes”), including any federal Withholding Taxes as set forth by Internal Revenue Service guidelines for the Employer’s minimum statutory withholding, with respect to the Participant’s purchase of Stock. The Company may satisfy

Withholding Taxes (i) by withholding cash from the Participant’s Contribution Account or the Participant’s compensation, and/or (ii) by withholding from the Stock otherwise purchased on the Exercise Date that number of shares of Stock (including fractional shares, unless otherwise provided by the Plan Administrator) necessary to satisfy the Withholding Taxes with respect to such Stock based on the Closing Market Price of the Stock as of the Exercise Date. The Plan Administrator shall communicate the manner of such withholding to the Participants prior to the applicable Commencement Date. The Company’s obligation to make any delivery or transfer of Stock shall be conditioned on the Participant’s compliance, to the Company’s satisfaction, with any withholding requirement.

6.8 PRO-RATA REDUCTION OF OPTIONED STOCK. If the total number of shares of Stock to be purchased under options by all Participants on an Exercise Date exceeds the number of shares of Stock remaining authorized for issuance under Section 6.1, a pro-rata allocation of the shares of Stock available for issuance will be made among Participants in proportion to their respective Contribution Account balances on the Exercise Date, and any money remaining in the Contribution Accounts shall be returned to the Participants, without interest.

6.9 STATE SECURITIES LAWS. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue shares of Stock to any Participant if to do so would violate any State (or other applicable) securities law applicable to the sale of Stock to such Participant. In the event that the Company refrains from issuing shares of Stock to any Participant in reliance on this Section, the Company shall return to such Participant the amount in such Participant’s Contribution Account that would otherwise have been applied to the purchase of Stock, without interest.

ARTICLE VII.

TERMINATION OF PARTICIPATION

Any Participant whose employment with an Employer is terminated during the Option Period prior to the Exercise Date for any reason shall cease being a Participant immediately. The balance of that Participant’s Contribution Account shall be paid in cash to such Participant (or, following the Participant’s death, to the Participant’s legal representative) as soon as practical after his termination. The option granted to such Participant shall expire and thereafter be null and void.

ARTICLE VIII.

OWNERSHIP OF STOCK

8.1 ISSUANCE OF STOCK. As soon as practical after the Exercise Date, the Plan Administrator will, in its sole discretion, either credit a share account maintained for the benefit of each Participant, make such other book entry registration, or issue certificates to each Participant for the number of shares of Stock purchased under the Plan by such Participant during an Option Period (less any shares of Stock withheld pursuant to Section 6.7). Such determination by the Plan Administrator shall apply equally to all shares of Stock purchased during the Option Period.

8.2 RESTRICTIONS ON SALE. Shares of Stock purchased pursuant to Article VI of the Plan will be subject to Company’s security trading policies, as may be in place from time to time. In addition, the Plan Administrator may, in its discretion, require as conditions to the Participant’s purchase of shares of Stock under the Plan (i) such conditions as it may deem necessary to assure that such sale of shares of Stock is in compliance with applicable securities laws and (ii) a minimum holding period (not to exceed one year) following the purchase of shares of Stock before such shares may be sold or otherwise transferred, provided that such holding period, if any, shall not apply to shares of Stock withheld for the satisfaction of Withholding Taxes in accordance with Section 6.7.

8.3 TRANSFER OF OWNERSHIP. A Participant will have no voting rights, dividend rights or any other interest in shares to be purchased pursuant to Article VI of the Plan until such shares have been issued pursuant to Section 8.1.

ARTICLE IX.

ADMINISTRATION AND AMENDMENT

9.1 ADMINISTRATION. The Plan Administrator shall (i) administer the Plan, (ii) keep records of the Contribution Account balance of each Participant, (iii) interpret the Plan, (iv) determine all questions arising as to eligibility to participate, amount of contributions permitted, determination of the Exercise Price, and all other matters of administration, (v) determine whether to place restrictions on the sale and transfer of Stock and the nature of such restrictions, as provided in Section 8.2, (vi) adopt such rules or offerings as may be deemed necessary or appropriate to comply with the laws of other countries, allow for the tax-preferred treatment of the options or otherwise provide for the participation by employees who reside outside of the U.S., including determining which employees are eligible to participate in the Plan, (vii) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, and (viii) permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the processing of properly completed enrollment forms. The Plan Administrator shall have such duties, powers and discretionary authority as may be necessary to discharge the foregoing duties, and may delegate any or all of the foregoing duties to any individual or individuals (including officers or other employees who are Participants). The Board of Directors or the Compensation Committee of the Board of Directors shall have the right at any time and without notice to remove or replace any individual or committee of individuals serving as Plan Administrator. All determinations by the Plan Administrator shall be conclusive and binding on all persons. Any rules, regulations, or procedures that may be necessary for the proper administration or functioning of this Plan that are not covered in this Plan document shall be promulgated and adopted by the Plan Administrator.

9.2 AMENDMENT. The Board of Directors or the Compensation Committee of the Board of Directors may at any time amend the Plan in any respect, including termination of the Plan, without notice to Participants. If the Plan is terminated, all options outstanding at the time of termination shall become null and void and the balance in each Participant’s Contribution Account shall be paid to that Participant, without interest. Notwithstanding the foregoing, no amendment of the Plan as described in Section 3.2, or as may be required to otherwise comply with any applicable tax or regulatory requirement, shall become effective until and unless such amendment is approved by the stockholders of the Company in accordance with the approval requirements of Section 3.2.

ARTICLE X.

MISCELLANEOUS

10.1 PLAN TERM. The Plan shall continue in effect for a term of ten (10) years from the Effective Date unless sooner terminated under Section 9.2 hereof.

10.2 EXPENSES. The Company will pay all expenses of administering this Plan that may arise in connection with the Plan, excluding individual federal, state, city, local or other taxes.

10.3 NO CONTRACT OF EMPLOYMENT. Nothing in this Plan shall be construed to constitute a contract of employment between an Employer and any individual or to be an inducement for the employment of any individual. Nothing contained in this Plan shall be deemed to give any individual the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any individual at any time, with or without cause, regardless of the effect which such discharge may have upon him as a Participant of the Plan.

10.4 ADJUSTMENT UPON CHANGES IN STOCK. The aggregate number of shares and class of shares of Stock reserved for purchase under the Plan as provided in Section 6.1, and the calculation of the Exercise Price as provided in Section 6.3, shall be adjusted by the Plan Administrator (subject to direction by the Board of Directors or the Compensation Committee of the Board of Directors) in an equitable and proportionate manner to reflect changes in the capitalization of the Company, including, but not limited to, such changes as result from merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, combination of shares, exchange of shares and change in corporate structure.

10.5 CHANGE IN CONTROL. In the event of a proposed Change in Control of the Company, the Plan Administrator, in its discretion, may terminate the Plan in accordance with Section 9.2 or may shorten the Option Period then in progress by setting a new Exercise Date (the “New Exercise Date”), which New Exercise Date shall be a date before the date of the proposed Change in Control. If a New Exercise Date is set, the Plan Administrator shall notify each Participant in writing, prior to the New Exercise Date, that the Exercise Date for the Option Period has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date unless the Participant has discontinued contributions and withdrawn the balance of his or her Contribution Account in accordance with Section 5.3 by a time specified in such notice.

10.6 SECTION 409A. The Plan is intended to be exempt from the application of Section 409A of the Code (“Section 409A”) under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Plan Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Plan Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Plan Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Plan Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Plan Administrator with respect thereto.

10.7 EMPLOYER’S RIGHTS. The rights and powers of any Employer shall not be affected in any way by its participation in this Plan, including but not limited to the right or power of any Employer to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

10.8 LIMIT ON LIABILITY. No liability whatsoever shall attach to or be incurred by any past, present or future stockholders, officers or directors, as such, of the Company or any Employer, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of any and all rights and claims against the Company, an Employer, or any stockholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every Participant as a part of the consideration for any benefits under this Plan; provided, however, no waiver shall occur, solely by reason of this Section 10.8, of any right which is not susceptible to advance waiver under applicable law.

10.9 GENDER AND NUMBER. For the purposes of the Plan, unless the contrary is clearly indicated, the use of the masculine gender shall include the feminine, and the singular number shall include the plural and vice versa.

10.10 GOVERNING LAW. The validity, construction, interpretation, administration and effect of this Plan, and any rules or regulations promulgated hereunder, including all rights or privileges of any Participants hereunder, shall be governed exclusively by and in accordance with the laws of the State of Delaware.

10.11 HEADINGS. Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.

10.12 SEVERABILITY. If any provision of this Plan is held by a court to be unenforceable or is deemed invalid for any reason, then such provision shall be deemed inapplicable and omitted, but all other provisions of this Plan shall be deemed valid and enforceable to the full extent possible under applicable law.

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The Board of Directors recommends you vote FOR the following directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐
1. Election of Directors
Nominees
01 Richard M. Bracken 02 R. Milton Johnson 03 Robert J. Dennis 04 Nancy-Ann DeParle 05 Thomas F. Frist III
06 William R. Frist 07 Ann H. Lamont 08 Jay O. Light 09 Geoffrey G. Meyers 10 Michael W. Michelson
11 Stephen G. Pagliuca 12 Wayne J. Riley, M.D. 13 John W. Rowe, M.D.
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014						☐	☐	☐
3 To approve the HCA Holdings, Inc. Employee Stock Purchase Plan						☐	☐	☐
4 Advisory vote to approve named executive officer compensation						☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2013 Annual Report is/are available at www.proxyvote.com.

HCA HOLDINGS, INC. Annual Meeting of Stockholders April 23, 2014 2:00 PM, CDT This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Robert A. Waterman and John M. Franck II, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HCA HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, CDT on April 23, 2014, at One Park Plaza, Nashville, Tennessee 37203, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side